    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 1, 2001.

                                                Registration Statement 333-57928
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549
                               ----------------

                                AMENDMENT NO. 2

                                       TO
                                   FORM S-1
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933
                               ----------------
                         MEASUREMENT SPECIALTIES, INC.
            (Exact Name of Registrant as Specified in Its Charter)


               New Jersey                         3829
22-2378738
-----------------------------------  ------------------------------
------------------------
  (State or Other Jurisdiction of     (Primary Standard Industrial
(I.R.S. Employer
   Incorporation or Organization)      Classification Code Number)
Identification Number)

                              80 LITTLE FALLS ROAD
                              FAIRFIELD, NJ 07004
                                 (973) 808-1819
(Address,  Including  Zip  Code,  and  Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             JOSEPH R. MALLON, JR.
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              80 LITTLE FALLS ROAD
                              FAIRFIELD, NJ 07004
                                 (973) 808-1819
(Name,  Address  Including  Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                               ----------------
                         COPIES OF COMMUNICATIONS TO:


     Kenneth E. Thompson, Esq.     William C. Rogers, Esq.
     McCarter & English, LLP       Choate, Hall & Stewart
     Four Gateway Center           Exchange Place
     100 Mulberry Street           53 State Street
     Newark, NJ 07101-0652         Boston, MA 02109
     (973) 622-4444                (617) 248-5000

----------------
APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                  SUBJECT TO COMPLETION, DATED AUGUST 1, 2001



PROSPECTUS
----------


                                2,200,000 SHARES


[GRAPHIC OMITTED]



                                  COMMON STOCK
                               ----------------
     We are offering 2,200,000 shares of our common stock. Our common stock is quoted on the American Stock Exchange under the symbol "MSS." On July 10, 2001, the last reported sale price for our common stock on the American Stock Exchange was $12.30 per share.

                               ----------------
     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 8.
                               ----------------
--------------------------------------------------------------------------------

                                             PER SHARE      TOTAL
Public Offering Price ...................    $            $
Underwriting Discount ...................    $            $
Proceeds, before expenses, to Measurement
 Specialties ............................    $            $

--------------------------------------------------------------------------------
     We have granted the underwriters the right to purchase up to an additional 330,000 shares of our common stock to cover over-allotments.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.



                               ----------------
 NEEDHAM & COMPANY, INC.


                            FRIEDMAN BILLINGS RAMSEY



                                                    JANNEY MONTGOMERY SCOTT LLC





                 The date of this prospectus is August , 2001.


THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                              (title) Sensor-based Consumer
Products

                          (picture of bath scale)
(picture of kitchen scale)

                          (caption) Bath Scales
(caption) Kitchen Scales

(picture of tire gauge)                             (picture of distance
estimator)                    (picture of parking aid)

(caption) Accutire                                  (caption) Accutape
                      (caption) Park-Zone

--------------------------------------------------------------------------------
-----------------------------------------------

                                                          (title) Sensors

(picture of sensor)                                 (picture of sensor)
                      (picture of sensor)

(caption) Microfused                                (caption) PiezoSensors
                      (caption) IC Sensors

                          (picture of sensor)
(picture of sensor)

                          (caption) Schaevitz
(caption) Schaevitz

                          United States
United Kingdom


                                TABLE OF CONTENTS





         PAGE

        -----
Prospectus Summary
 ...................................................................    3
Risk Factors
 .........................................................................    9
Special Note Regarding Forward-Looking Statements
 ....................................   18
Use of Proceeds
 ......................................................................   18
Capitalization
 .......................................................................   19
Price Range of our Common Stock
 ......................................................   20
Dividend Policy
 ......................................................................   20
Selected Consolidated Financial Data
 .................................................   21
Management's Discussion and Analysis of Financial Condition and Results of
Operations    24
Recent Developments
 ..................................................................   32
Business
 .............................................................................
36
Management
 ...........................................................................   47
Certain Relationships and Related Transactions
 .......................................   51
Principal Shareholders
 ...............................................................   52
Description of Capital Stock
 .........................................................   53
Shares Eligible for Future Sale
 ......................................................   56
Underwriting
 .........................................................................   58
Legal Matters
 ........................................................................   59
Experts
 ..............................................................................
59
Where You Can Find More Information
 ..................................................   60
Index to Consolidated Financial Statements
 ...........................................   F-1


                               ----------------
     You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. This preliminary prospectus is subject to completion prior to this offering.

     Our logo and the names of our products and divisions named in this prospectus, including Accutape, Accutire, IC Sensors, Microfused, Park-Zone, PiezoSensors, Schaevitz, and Thinner, are our trademarks, trade names, or service marks. Each trademark, trade name or service mark of another company appearing in this prospectus belongs to its holder, and does not belong to us.


                               ----------------

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information and financial statements and related notes appearing elsewhere in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in those forward-looking statements as a result of the factors described under the heading "Risk Factors" and elsewhere in this prospectus. All references to "we," "us," and/or "our" in this prospectus refer to Measurement Specialties, Inc. and its direct and indirect subsidiaries.

                                   OUR COMPANY


     We are a leading designer and manufacturer of sensors and sensor-based consumer products. We produce a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow, and distance.


     We have two businesses, a Sensor business and a Consumer Products business. Our Sensor business designs and manufactures sensors for leading original equipment manufacturers such as Alaris Medical, Allison Transmission, Badger Meter, Graco, and Texas Instruments. Our Sensor business products include pressure sensors, custom microstructures, and accelerometers for electronic, automotive, medical, military, and industrial applications. Our Consumer Products business designs and manufactures sensor-based consumer products which are sold to leading retailers such as Bed Bath & Beyond, Linens `n Things, Sam's Club, and Sears; European resellers such as Korona and Laica; and Sunbeam, a consumer products manufacturer. Our consumer products include bathroom and kitchen scales, tire pressure gauges, and distance estimators.


     According to INTECHNO Consulting, the worldwide sensor market is expected to grow to $42.2 billion in 2003. Sales of sensors using modern technologies such as micro-electromechanical systems (MEMS) and silicon micromachining are leading the growth of the sensor market. For example, industry experts estimate worldwide shipments of micro-electromechanical systems (MEMS) are expected to grow at an annual rate of over 20%.


     Our sensors and sensor-based consumer products use multiple advanced technologies, including piezoresistive applications, application specific integrated circuits (ASICs), micro-electromechanical systems (MEMS), piezopolymers, and strain gages. These technologies enable our sensors to operate precisely and cost effectively.


     Through internal growth and a series of acquisitions, we expanded our distribution network, introduced new product lines, increased our core technologies, and extended our global presence. By functioning globally we have been able to enhance our engineering capabilities and increase our geographic proximity to our customers.


OUR COMPETITIVE ADVANTAGES


     We believe that we are poised for continued growth in both the markets for sensors and sensor-based consumer products because we:


     o are a leader in the development and commercialization of advanced sensor technology;

     o develop and produce a broad range of sensors and sensor-based consumer products;

     o produce high quality, reliable products;

     o have established channels of distribution that allow us to efficiently introduce new products into the global marketplace;

     o specialize in high volume, low cost manufacturing; and

     o work   directly   with   customers  to  develop  sensors  for  customized
applications.

OUR STRATEGY

     Our objective is to build on our core sensor technologies to enhance our position as a leader in the development, manufacture, and sale of sensors and sensor-based consumer products. Key elements of our strategy include:

     o utilizing our expertise in sensor technologies to develop new products and applications, expanding the number of our products;

     o leveraging our existing original equipment manufacturer relationships;

     o aggressively pursuing international growth opportunities;

     o leveraging our low cost production techniques and engineering resources; and

     o pursuing strategic acquisitions.

RECENT EVENTS


     On June 7, 2001, we signed an agreement to purchase all of the outstanding shares of Terraillon Holdings Limited, a European manufacturer and distributor of branded consumer bathroom and kitchen scales. On July 11, 2001, we signed an amendment to the Terraillon purchase agreement to, among other things, (i) extend the target closing date to August 6, 2001, (ii) provide that the shares of common stock to be issued in the acquisition will be issued at the public offering price of the offering, (iii) provide for an additional payment of $120,000, and (iv) provide for additional payments of $10,000 per day if we elect to close after August 6, but not later than August 30, 2001. We expect to consummate this acquisition shortly after the closing date of this offering. We will pay a total of $17.0 million to acquire Terraillon. The purchase price will be paid as follows: (i) $4.96 million in cash and (ii) $6.8 million in shares of our common stock. Shares of our common stock will be issued at a price equal to the public offering price for this offering. In addition, we will pay the majority stockholder of Terraillon $5.24 million to forgive an equal amount of indebtedness owed to it by Terraillon and we will assume up to $4.0 million of Terraillon's existing debt. Any party may terminate the acquisition agreement if the closing has not occurred on or before the close of business in Ireland on August 30, 2001. We intend to use a portion of the proceeds of this offering to fund the cash payments described above. (See "Recent Developments" for more information about the Terraillon acquisition.)

     On July 3, 2001, we announced that our first quarter of the fiscal year was estimated to be weaker than management's previous expectations. Management expects this weakness to continue through the second quarter.

     On July 30, 2001, management reported that net sales for the first quarter were $25.9 million, a first quarter record, compared with $16.3 million for the same period of the prior fiscal year. Approximately 60% of net sales for the quarter were generated by our Consumer Products, microfused pressure sensors, and piezosensors businesses. The remaining 40% of net sales were generated by our more recently acquired IC Sensors and Schaevitz Sensors businesses which we are still in the process of integrating and did not contribute significantly to profitability.

     Total sales grew 59%, with organic growth of 17%. Consumer Products sales increased 24% to $10.9 million. Sensor sales of $15.0 million doubled from $7.5 million in the prior year. Excluding the contribution of Schaevitz Sensors, Sensor revenue increased 9% for that period.

     Gross margins were 41.4%, compared with 43.5% in the first quarter last year. Margins were negatively impacted by costs associated with integrating the Schaevitz acquisition.

     Net income, also a record for the first quarter, was $1.4 million or $0.15 diluted per share, compared with $1.2 million or $0.14 diluted per share for the prior year's first quarter. Net income was negatively affected by costs associated with integrating the Schaevitz acquisition, margins at Schaevitz which are lower than our other fully integrated Sensor businesses, and customer funded research and development which was lower than the prior year, partially offset by the adoption of

FAS 142 related to accounting for acquisitions (resulting in the elimination of goodwill amortization which would have impacted the first quarter by $0.01 per diluted share) and lower incentive compensation accruals. We are actively pursuing cost reduction programs, including possible reductions in workforce, and additional savings are anticipated when we fully integrate Schaevitz Sensors with our low-cost Asian facility.

     Selling, general, and administrative expenses increased to $7.1 million (27.4% of net sales) from $4.9 million (29.8% of net sales) in the prior year's first quarter. The increase in absolute amount is due to the Schaevitz acquisition, offset by no goodwill amortization in the current year and lower bonus accruals. Customer funded research and development was lower in the first quarter compared to the same period last year. This reduced funding was partially due to economic conditions and timing of customer programs.

     Accounts receivable days improved to 54 days at June 30, 2001 compared to 55 days at March 31, 2001. Inventory increased during the quarter from $31.9 million to $35.6 million. Inventories were higher to support the integration process. We have a concentrated program with the objective of lowering our inventory levels and improving cashflow.

     Our debt to equity ratio improved to 1.42 from 1.44 at April 1, 2001. Our historical financing model has been to utilize cashflow generated by our fully integrated businesses, our revolving credit facility and long term debt to finance acquisitions and growth. We anticipate a significant reduction in our debt to equity ratio as a result of this offering. Additionally, reductions in inventory and costs could yield additional cashflow.



     Except as otherwise noted, the information in this prospectus does not reflect our proposed acquisition of Terraillon.
                              -----------------

     Our principal executive offices are located at 80 Little Falls Road, Fairfield, NJ 07004 and our telephone number is (973) 808-1819. We are a New Jersey corporation and were organized in 1981. Information contained on our website is not part of this prospectus.

                                  THE OFFERING

     Except as described in the financial statements or as otherwise specified in the prospectus, all information in the prospectus assumes no exercise of the underwriters' over-allotment option and reflects our two-for-one stock split effected on October 20, 2000.




Common Stock offered by Measurement
  Specialties ..........................   2,200,000 shares
Common Stock to be outstanding after
  this offering ........................   10,647,594 shares
Use of proceeds ........................   We intend to use the net proceeds to
repay debt, for
                                           general corporate purposes, and to
finance potential
                                           acquisitions of complementary
products, technologies,
                                           and businesses, including the
acquisition of
                                           Terraillon. See "Use of Proceeds."
American Stock Exchange symbol .........   MSS


     The common stock outstanding after the offering is based on the number of shares outstanding as of July 10, 2001, and excludes:


     o 203,380 shares issuable upon exercise of outstanding options under our 1995 Stock Option Plan and its predecessor plan at a weighted average exercise price of $2.14 per share and 841,392 shares issuable upon exercise of outstanding options under our 1998 Stock Option Plan at a weighted average exercise price of $12.23 per share;

     o a total of 658,608 shares available for future issuance under our 1998 Stock Option Plan; and


     o a total of 552,846 shares to be issued in connection with our proposed acquisition of Terraillon based on an assumed offering price of $12.30 per share.

                       SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     We derived the summary financial information below, as of and for each of the fiscal years ended March 31, 1999, 2000, and 2001 from our audited financial statements included elsewhere in this prospectus. We derived the summary financial information below for the fiscal years ended March 31, 1997 and 1998 from our audited financial statements, which are not included in this prospectus.

     Consolidated statements of income data set forth in the table below include results of operations of the PiezoSensors division of AMP acquired in August 1998, IC Sensors acquired in February 2000, and the Schaevitz Sensors divisions of TRW acquired in August 2000, in each case from the date that we owned such operations.







FISCAL YEAR ENDED MARCH 31,

---------------------------------------------------------------------
                                                                1997
1998          1999          2000          2001
                                                           -------------
------------- ------------- ------------- -------------
CONSOLIDATED STATEMENTS OF INCOME DATA:
Net sales ................................................   $  25,004     $
29,278     $  37,596     $  59,997     $ 103,095
Gross profit .............................................       8,275
9,909        14,292        25,473        44,313
Operating income .........................................         808
905         2,624         7,592        14,131
Net income ...............................................   $   1,175     $
777     $   1,729     $   5,531     $   8,961
                                                             =========
=========     =========     =========     =========
Earnings per common share:
  Basic ..................................................   $    0.17     $
0.11     $    0.24     $    0.73     $    1.10
                                                             =========
=========     =========     =========     =========
  Diluted ................................................   $    0.16     $
0.11     $    0.23     $    0.64     $    0.99
                                                             =========
=========     =========     =========     =========
Shares used in per share calculations:
  Basic ..................................................       7,064
7,122         7,202         7,612         8,144
  Diluted ................................................       7,218
7,298         7,476         8,696         9,045


         SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following unaudited pro forma combined statement of income data reflects the acquisitions of Schaevitz Sensors and Terraillon as if each had occurred as of April 1, 2000, for the year ended March 31, 2001 and the effect of the offering. The financial information of Terraillon is for the year ended December 31, 2000 (Terraillon's fiscal year-end) and is translated into United States dollars from the Euro at the average exchange rate for the year.




                                                 FISCAL YEAR ENDED
                                                  MARCH 31, 2001
                                                    AS ADJUSTED
                                                ------------------
CONSOLIDATED STATEMENTS OF INCOME DATA:


          Net sales ............................   $ 146,628
          Gross profit .........................      59,405
          Operating income .....................      13,314
          Net income ...........................   $   8,484
                                                   =========
          Earnings per share:

           Basic ...............................   $    0.78
                                                   =========
           Diluted .............................   $    0.72
                                                   =========
          Shares used in per share calculations:

           Basic ...............................      10,897
           Diluted .............................      11,798



     The unaudited consolidated balance sheet data, under the as adjusted column at March 31, 2001 set forth in the table below, reflects the sale by us of 2,200,000 shares of our common stock in this offering at an assumed offering price of $12.30 per share after deducting underwriters' discount and commissions and estimated offering expenses payable by us, and reflects the application of a portion of the net proceeds from this equity offering to repay debt and the acquisition of Terraillon based on its December 31, 2000 balance sheet (translated into United States dollars from the Euro at the December 31, 2000 exchange rate) as if it occurred as of March 31, 2001.



CONSOLIDATED BALANCE SHEET DATA:





                                           AS OF MARCH 31, 2001
                                          -----------------------
                                              AS           AS
                                           REPORTED     ADJUSTED
                                          ----------   ----------
    Cash and cash equivalents .........    $   593     $    985
    Working capital ...................     23,596       27,211
    Total assets ......................     86,337      119,707
    Total debt ........................     36,736       26,250
    Shareholders' equity ..............     25,481       56,967

                                  RISK FACTORS

     The shares of our common stock offered by this prospectus are speculative and involve a high degree of risk of loss. Before making an investment, you should carefully read this entire prospectus and consider the following risks and speculative factors:


RISKS RELATED TO OUR COMPANY

IF WE DO NOT DEVELOP AND INTRODUCE NEW PRODUCTS IN A TIMELY MANNER, WE MAY NOT BE ABLE TO MEET THE NEEDS OF OUR CUSTOMERS AND OUR NET SALES MAY DECLINE.

     Our success depends upon our ability to develop and introduce new sensor products, sensor-based consumer products, and product line extensions. If we are unable to develop or acquire new products in a timely manner, our net sales will suffer. The development of our new products involves highly complex processes, and at times we have experienced delays in the introduction of new products. Since many of our sensor products are designed for specific applications, we must frequently develop new products jointly with our customers. We are dependent on the ability of our customers to successfully develop, manufacture, and market products that include our sensors. Successful product development and introduction of new products depends on a number of factors, including the following:

     o accurate product specification;

     o timely completion of design;

     o achievement of manufacturing yields;

     o timely and cost-effective production; and

     o effective marketing.


WE HAVE SUBSTANTIAL NET SALES AND OPERATIONS OUTSIDE OF THE UNITED STATES, INCLUDING SIGNIFICANT OPERATIONS IN CHINA, THAT EXPOSE US TO INTERNATIONAL RISKS.

     Our international operations accounted for approximately 35.1% of our net sales in the fiscal year ended March 31, 2001 and 28.4% of our net sales in the fiscal year ended March, 31, 2000. At March 31, 2001, we had total liabilities of approximately $4.4 million in Hong Kong, which represented approximately 7.2% of our total liabilities, total assets of approximately $12.6 million in China, which represented approximately 14.6% of our total assets, and total assets of $8.4 million in the United Kingdom, which represented approximately 9.7% of our total assets. We anticipate that international operations will continue to account for a significant percentage of our net sales.

     We manufacture or source nearly all of our sensor-based consumer products and the majority of our sensors in China. Our China subsidiary is subject to certain government regulations, including currency exchange controls, which limit the subsidiary's ability to pay cash dividends or lend funds to us. Pursuant to current Chinese tax policies, our China operations qualify for a special state corporate tax rate of 15.0%, or 10.0% provided that we export a minimum of 70% of production. Because our China subsidiary has agreed to operate in China for a minimum of ten years, it has been taxed at a reduced rate, most recently 7.5%. This tax rate reduction lapsed on March 31, 2001. Expiration of this tax benefit, and any increase in effective tax rates, will reduce our profitability.

     During the recent months, political relations between the United States and China have become increasingly strained. If these relations further deteriorate, it may be more difficult for United States companies to transact business in China. As a result, we may be unable to continue operating in China or may be subject to the imposition of new regulations, restrictions, taxes, or tariffs affecting our operations in China. The inability to operate in China or the imposition of significant restrictions, taxes, or tariffs on our operations in China would impair our ability to manufacture products in a cost-effective manner and could signifcantly reduce our profitability.

     Risks specific to our international operations include:

     o political conflict and instability in the relationships among Hong Kong, Taiwan, China, and the United States, and in our target international markets;

     o political instability and economic turbulence in Asian markets;

     o changes in United States and foreign regulatory requirements resulting in burdensome controls, tariffs, and import and export restrictions;

     o difficulties in staffing and managing international operations;

     o changes in foreign currency exchange rates, which could make our products more expensive as stated in local currency, as compared to competitive products priced in the local currency;

     o enforceability of contracts and other rights or collectability of accounts receivable in foreign countries due to distance and different legal systems; and

     o delays or cancellation of production and delivery of our products due to the logistics of international shipping, which could damage our relationships with our customers.

COMPETITION IN THE MARKETS WE SERVE IS INTENSE AND COULD REDUCE OUR NET SALES AND HARM OUR BUSINESS.

     Both our Sensor business and Consumer Products business are characterized by highly fragmented markets and high levels of competition. Competitors in our Consumer Products business include some customers for whom we manufacture products. We cannot assure you that our original equipment manufacturer customers, who are also competitors, will not develop their own production capability or locate alternative sources of supply, and discontinue purchasing products from us. Some of our competitors and potential competitors may have a number of significant advantages over us, including:

     o greater financial, technical, marketing, and manufacturing resources;

     o preferred vendor status with our existing and potential customer base;

     o more extensive distribution channels and a broader geographic scope;

     o larger customer bases; and

     o a faster response time to new or emerging technologies and changes in customer requirements.

A SUBSTANTIAL PORTION OF OUR NET SALES IS GENERATED BY A SMALL NUMBER OF LARGE CUSTOMERS. IF ANY OF THESE CUSTOMERS REDUCES OR POSTPONES ORDERS, OUR NET SALES AND EARNINGS WILL SUFFER.

     Historically, a relatively small number of customers have accounted for a significant portion of our net sales. For the fiscal year ended March 31, 2001, the five largest customers of our Consumer Products business represented 55.6% of net sales for that business and 29.2% of net sales, and the five largest customers of our Sensor business represented 16.3% of net sales for that business and 7.8% of net sales. Because we have no long-term volume purchase commitments from any of our significant customers, we cannot be certain that our current order volume can be sustained or increased. Based upon recent acquisitions, customer concentration in our Sensor business may increase. The loss of or decrease in orders from any major customer could significantly reduce our net sales and profitability.

ONE OF OUR LARGEST CONSUMER PRODUCTS CUSTOMERS, SUNBEAM, HAS FILED FOR BANKRUPTCY PROTECTION. THE LOSS OF OR DECREASE IN ORDERS FROM THIS CUSTOMER COULD SIGNIFICANTLY REDUCE OUR NET SALES AND PROFITABILITY.

     Recently, Sunbeam, one of the largest customers of our Consumer Products business, filed for bankruptcy protection. Sales to Sunbeam represented 13.0% of net sales for the Consumer Products business and less than 10% of net sales for the fiscal year ended March 31, 2001, and 27.1% of net sales for the Consumer Products business and 19.9% of net sales for the fiscal year ended March 31, 2000. We cannot assure you that Sunbeam will continue to purchase at the same levels as in the past, or at all.

ONE OF OUR LARGEST CONSUMER PRODUCTS CUSTOMERS, KORONA, HAS BEEN ACQUIRED BY BONSO ELECTRONICS INTERNATIONAL, INC., ONE OF OUR COMPETITORS. THE LOSS OF OR DECREASE IN ORDERS FROM THIS CUSTOMER COULD SIGNIFICANTLY REDUCE OUR NET SALES AND PROFITABILITY.

     Recently, Korona, one of the largest customers of our Consumer Products business, was acquired by Bonso Electronics International, Inc., a competitor of ours. Sales to Korona accounted for 14.0% of net sales for the Consumer Products business and less than 10% of net sales for the fiscal year ended March 31, 2001, and accounted for 18.8% of net sales for the Consumer Products business and 13.9% of net sales for the fiscal year ended March 31, 2000. We cannot assure you that Korona will continue to purchase at the same levels as in the past, or at all.

WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS TO DELIVER KEY COMPONENTS AND FINISHED PRODUCTS WHICH MAY AFFECT OUR ABILITY TO MEET THE NEEDS OF OUR CUSTOMERS, RESULTING IN THE LOSS OF SALES AND CUSTOMERS.

     We rely on contract manufacturers for a significant portion of our consumer finished products. Our principal supplier is located in China and assembles the majority of our consumer products, using proprietary subassemblies provided by us and other components purchased from third parties. We procure components and finished products as needed, through purchase orders. We do not have a guaranteed level of production capacity or any long-term contracts with any of our suppliers, who could choose to allocate production capacity toward their other customers. If delivery delays or supply shortages of certain key components develop, we may experience an interruption in production or we may be forced to adjust our product designs and production schedules until we locate alternative sources of supply. If we lose one or more of our sources of supply and/or assembly, and we are not able to replace that source in a timely manner, we may be unable to meet the needs of our customers, resulting in a loss of net sales and jeopardizing our customer relationships.

WE INVEST HEAVILY IN RESEARCH AND DEVELOPMENT EFFORTS AND OUR CONTINUED GROWTH DEPENDS UPON THE SUCCESS OF THESE EFFORTS.

     We have spent, and expect to continue to spend, a significant amount of time and resources developing new products, refining existing products, and expanding product lines. Our ability to compete successfully in a rapidly changing marketplace is largely dependent on the success of these efforts. In light of the long product development cycles inherent in our industry, expenditures for research and development will be made well in advance of the prospect of deriving revenue from the sale of new products.

     Our ability to introduce and market new products successfully is subject to a wide variety of challenges during this development cycle, such as design defects that could delay introduction of new products. In addition, since our customers are not obligated by long-term contracts to purchase our products, our anticipated product orders may not materialize, or orders that do materialize may be cancelled. As a result, if we do not achieve market acceptance of new products, we may not be able to realize sufficient sales needed to recoup our research and development expenditures. If too many of our development projects do not lead to successful products, our business will suffer.

OUR EXCLUSIVE ARRANGEMENTS WITH SOME CUSTOMERS MAY RESTRICT OUR ABILITY TO PURSUE MARKET OPPORTUNITIES AND MAY RESULT IN LOSS OF NET SALES.

     We have granted some of our customers exclusivity on specific products, which precludes us from selling those products to other potential customers. We expect that in some cases our existing customers and new customers may require us to give them exclusivity on certain products, which may force us to forego opportunities to supply these products to other prospective customers. In addition, if we enter into exclusive relationships with customers who are unsuccessful, our net sales will be negatively affected.

WE DEPEND ON SALES REPRESENTATIVES FOR A SIGNIFICANT PORTION OF OUR NET SALES. ANY LOSS OF SALES REPRESENTATIVES MAY REDUCE OUR NET SALES.

     A significant portion of our net sales were made through independent, third party sales representatives. We generally do not have long-term arrangements with these sales representatives. While there are restrictions on the ability of some of our sales representatives to sell competing products during the period that they sell our products, we cannot assure you that a sales representative would not stop selling our products and begin selling those of a competitor. The loss of one or more significant sales representatives without successfully replacing them would reduce our net sales and damage our customer relationships.


OUR ABILITY TO SUCCESSFULLY IDENTIFY AND INTEGRATE ACQUISITIONS MAY AFFECT PROFITABILITY.

     Part of our continuing business strategy is to acquire companies, products, and technologies that complement our current products, enhance our market coverage, technical capabilities or production capacity, or offer other growth opportunities. Our ability to successfully complete acquisitions, including our proposed acquisition of Terraillon (see "Recent Developments"), requires that we identify suitable target companies, agree on acceptable terms, and obtain acquisition financing on acceptable terms. In connection with these acquisitions, we could incur debt, amortization expenses relating to goodwill, or merger related charges, or could issue stock that would dilute our current shareholders' percentage of ownership. If we are unable to make acquisitions on acceptable terms, our future rate of growth may be limited. The success of any acquisitions will depend upon our ability to integrate acquired operations, retain and motivate acquired personnel, and increase the customer base of the combined businesses. We cannot assure you that we will be able to accomplish all of these goals. Any future acquisitions would involve certain additional risks, including:

     o difficulty   integrating   the  purchased  operations,  technologies,  or
products;

     o unanticipated costs;

     o diversion of management's attention from our core business;

     o entrance  into  markets  in which we have limited or no prior experience;
and

     o potential loss of key employees, particularly those of the acquired business.


OUR ABILITY TO MANAGE GROWTH WILL AFFECT OUR PROFITABILITY AND RESULTS OF OPERATIONS.

     We have been experiencing a period of growth and expansion, especially due to our recent acquisitions. This growth and expansion is placing significant demands on our management, manufacturing facilities, engineering resources, and operating systems. In addition, to support possible future growth, we will need to continue to attract and retain additional management, research and development, and manufacturing personnel.

     To manage our growth, we may also need to spend significant amounts of cash to meet working capital requirements and respond to unanticipated developments or competitive pressures. If we do not have enough cash generated from our operations or available under our credit facilities to meet these cash requirements, we will need to seek alternative sources of financing to sustain our growth and operating strategies. We may not be able to raise needed cash on terms acceptable to us, or at all. Financing may be on terms that are potentially dilutive to our shareholders. If alternative sources of financing are required but are insufficient or unavailable, we will be required to modify our growth and operating plans.


IF WE ARE NOT ABLE TO INCREASE OUR MANUFACTURING CAPACITY, WE MAY NOT BE ABLE TO MEET THE DEMANDS OF OUR CUSTOMERS, WHICH COULD RESULT IN THE LOSS OF SALES AND OUR CUSTOMER BASE.

     Our long-term competitive position will depend to a significant extent on our ability to increase our manufacturing capacity. We will need to invest in additional plant and equipment to expand capacity in our current facilities or obtain additional capacity through acquisitions. Either of these alternatives will require substantial additional capital, which we may not be able to obtain on favorable terms, or at all. Further, we may not be able to acquire sufficient capacity or successfully integrate and manage additional facilities. The failure to obtain capacity when needed or to successfully integrate and manage additional manufacturing facilities could adversely impact our relationships with our customers and materially harm our business and results of operations.

OUR EXECUTIVE OFFICERS AND OTHER KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS AND OUR FUTURE SUCCESS DEPENDS ON OUR ABILITY TO RETAIN THEM.

     Our success will depend to a significant extent on the continued service of our executive officers and other key employees, including key sales, technical, and marketing personnel. If we lose the services of one or more of our executives or key employees, our business and ability to implement our business objectives successfully could be harmed, particularly if one or more of our executives or key employees decided to join a competitor or otherwise compete directly or indirectly with us. We do not have key person life insurance on, or non-compete agreements with, any of our executives.


FOREIGN EXCHANGE FLUCTUATIONS COULD LOWER OUR RESULTS OF OPERATIONS.

     The majority of our net sales are priced in United States dollars. Our costs and expenses are priced in United States dollars, Chinese renminbi, Hong Kong dollars, and British pounds. A strengthening in the United States dollar relative to the currencies of those countries where we do business would increase the prices of our products as stated in those currencies and hurt our sales in those countries. If we lower our prices to reflect a change in exchange rates, our profitability in those markets will decrease. We have not historically tried to reduce our exposure to exchange rate fluctuations by using hedging transactions. However, we may choose to do so in the future. We may not be able to do so successfully. Accordingly, we may experience economic loss and a negative impact on our earnings as a result of foreign currency exchange rate fluctuations. These factors will similarly apply following our planned acquisition of Terraillon which derives a significant portion of its net sales in French francs.


OUR TRANSFER PRICING PROCEDURES MAY BE CHALLENGED, WHICH MAY SUBJECT US TO HIGHER TAXES AND ADVERSELY AFFECT OUR EARNINGS.

     Transfer pricing refers to the prices that one member of a group of related corporations charges to another member of the group for goods, services, or the use of intellectual property. If two or more affiliated corporations are located in different countries, the laws or regulations of each country generally will require that transfer prices be the same as those charged by unrelated corporations dealing with each other at arm's length. If one or more of the countries in which our affiliated corporations are located believes that transfer prices were manipulated by our affiliate corporations in a way that distorts the true taxable income of the corporations, the laws of countries where our affiliated corporations are located could require us to redetermine transfer prices and thereby reallocate the income of our affiliate corporations in order to reflect these transfer prices. Any reallocation of income from one of our corporations in a lower tax jurisdiction to an affiliated corporation in a higher tax jurisdiction would result in a higher overall tax liability to us. Moreover, if the country from which the income is being reallocated does not agree to the reallocation, the same income could be subject to taxation by both countries.

     We have adopted transfer pricing agreements with our subsidiaries located in the United States, Hong Kong, China, and the United Kingdom to regulate intercompany transfers. A transfer pricing agreement is a contract for the transfer of goods, services, or intellectual property from one corporation to a related corporation that sets forth the prices that the related parties believe are arm's length. We have entered into these types of agreements due to the fact that some of our assets, such as intellectual property developed in the United States, are transferred among our affiliated companies. In such agreements, we have determined transfer prices that we believe are the same as the prices that would be charged by unrelated parties dealing with each other at arm's length. If the United States Internal Revenue Service or the taxing authorities of any other jurisdiction were to successfully challenge these agreements or require changes to our transfer pricing practices, we could become subject to higher taxes and our earnings would be adversely affected. We believe that we operate in compliance with all applicable transfer pricing laws in these jurisdictions. However, there can be no assurance that we will continue to be found to be operating in compliance with transfer pricing laws, or that such laws will not be modified, which, as a result, may require changes to our transfer pricing practices or operating procedures. Any determination of income reallocation or modification of transfer pricing laws can result in an income tax assessment of the portion of income deemed to be derived from the United States or other taxing jurisdiction.

DEFECTS IN OUR PRODUCTS COULD IMPAIR OUR ABILITY TO SELL OUR PRODUCTS OR COULD RESULT IN LITIGATION AND OTHER SIGNIFICANT COSTS.

     Detection of any significant defects in our products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of our products, diversion of development resources, injury to our reputation, or increased warranty costs. Because our products are complex, they may contain defects that cannot be detected prior to shipment. These defects could harm our reputation, which could result in significant costs to us and could impair our ability to sell our products. The costs we may incur in correcting any product defects may be substantial and could decrease our profit margins.

     Since our products are used in applications that are integral to our customers' businesses, errors, defects, or other performance problems could result in financial or other damages to our customers. Product liability litigation, even if it were unsuccessful, would be time consuming and costly to defend. Our product liability insurance may not be adequate to cover claims.


RISKS RELATED TO OUR INDUSTRY


WE TYPICALLY HAVE FIXED-PRICE CONTRACTS WITH OUR CUSTOMERS AND ANY COST OVERRUNS WILL ADVERSELY AFFECT PROFITABILITY.

     Our customers set demanding specifications for product performance, reliability, and cost. Most of our customer contracts include a predetermined fixed price for the products we make, regardless of the costs we incur. We may make pricing commitments to our customers based on our expectation that we will achieve more cost effective product designs and automate more of our manufacturing operations. The manufacture of our products requires a complex integration of demanding processes involving unique technical skill sets. We face risks of cost overruns or order cancellations if we fail to achieve forecasted product design and manufacturing efficiencies or if products cost more to produce than expected. The expense of producing products can rise due to increased cost of materials, components, labor, capital equipment, or other factors. We may have cost overruns or problems with the performance or reliability of our products in the future.


OUR SALES THROUGH RETAIL MERCHANTS RESULT IN SEASONALITY AND SUSCEPTIBILITY TO A DOWNTURN IN THE RETAIL ECONOMY.

     Historically, a significant portion of our net sales have been sales of consumer products to retail merchants such as Sears, Sam's Club, and Bed Bath & Beyond. In addition, many of our other customers, such as Sunbeam, sell to retail merchants. Accordingly, these portions of our customer base are susceptible to a downturn in the retail economy. Our sales of consumer products are seasonal, with highest sales during the second and third fiscal quarters. A significant portion of our sales are attributable to the promotional programs of our retail industry customers. These promotional programs result in significant orders by customers who do not carry our products on a regular basis. Promotional programs often involve special pricing terms or require us to spend funds to have our products promoted. We cannot assure you that promotional purchases by our retail industry customers will be repeated regularly, or at all. Our promotional sales could cause our quarterly results to vary significantly. Occasionally, our sales to retail merchants are made with a provision allowing them to return unsold or returned products. Although we record an estimate of the impact of the expected returns at the time of sale, substantial returns in excess of estimated amounts from these customers could harm our sales and results of operations.


CUSTOMER ORDER ESTIMATES MAY NOT BE INDICATIVE OF ACTUAL FUTURE SALES.

     Some of our customers have provided us with forecasts of their requirements for our products over a period of time. We make many management decisions based on these customer estimates, including purchasing materials, hiring personnel, and other matters that may increase our production capacity and costs. If a customer reduces its orders from prior estimates after we have increased our production capabilities and costs, this reduction may decrease our net sales and we may not be able to reduce our costs to account for this reduction in customer orders. Many customers do not provide us with forecasts of their requirements for our products. If those customers place significant orders, we may not be able to increase our production quickly enough to fulfill the customers' orders. The inability to fulfill customer orders could damage our relationships with customers and reduce our net sales.

PRESSURE BY OUR CUSTOMERS TO REDUCE PRICES AND AGREE TO LONG-TERM SUPPLY ARRANGEMENTS MAY CAUSE OUR NET SALES OR PROFIT MARGINS TO DECLINE.

     Our customers are under pressure to reduce prices of their products. Therefore, we expect to experience pressure from our customers to reduce the prices of our products. Our customers frequently negotiate supply arrangements with us well in advance of delivery dates, thereby requiring us to commit to price reductions before we can determine if we can achieve the assumed cost reductions. We believe we must reduce our manufacturing costs and obtain higher volume orders to offset declining average sales prices. If we are unable to offset declining average sales prices, our gross profit margins will decline.


RAPID TECHNOLOGICAL CHANGE MAY MAKE OUR PRODUCTS OBSOLETE, RESULTING IN LOSS OF SALES.

     Technology changes rapidly in the markets we serve. Our success depends on our ability to anticipate these changes, enhance our existing products, and develop new products to meet customer requirements and achieve market acceptance. We may not be able to respond correctly or soon enough. If we fail in these efforts, our products will become obsolete, which will reduce our net sales. We may also be required to write off inventory, tooling, or other assets associated with obsolete products.


OUR INTELLECTUAL PROPERTY MAY NOT BE ADEQUATE TO PROTECT OUR BUSINESS.

     We rely on our patent and trade secret rights to protect our proprietary technology. Our patents may not provide us with meaningful protection from competitors, including those who may pursue patents which may block our use of our proprietary technology. In addition, we rely upon unpatented trade secrets and seek to protect them, in part, through confidentiality agreements with employees, consultants, customers, and potential customers. If these agreements are breached, or if our trade secrets become known to or are independently developed by competitors, we may not have adequate remedies. If a competitor's products infringe upon our patents, we may sue to enforce our rights in an infringement action. These suits may be costly and could divert funds, management, and technical resources from our operations.

     Currently, a significant portion of our net sales is derived from sales in foreign countries. The laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States. Many United States companies have encountered substantial problems in protecting their proprietary rights against infringement in foreign countries, including some countries in which we sell products. Our means of protecting our proprietary rights may not be adequate in these countries. For example, our competitors in these countries may independently develop similar technology or duplicate our systems. If we fail to protect our intellectual property adequately in these countries, it would be easier for our competitors to sell competing products in these countries.


SUCCESSFUL INFRINGEMENT CLAIMS BY THIRD PARTIES COULD RESULT IN SUBSTANTIAL DAMAGES, LOST PRODUCT SALES, AND THE LOSS OF IMPORTANT PROPRIETARY RIGHTS.

     There has been substantial litigation regarding patent and other intellectual property in various high technology industries. In the future, we may be notified of allegations that we may be infringing on intellectual property rights possessed by others. Even if we are ultimately successful in our defense, any litigation of this type could result in substantial costs and diversion of time and effort by our management team. Other risks of infringement claims include:

     o loss of certain proprietary rights;

     o significant liabilities, including treble damages in some instances;

     o the need to seek licenses from third parties, which may not be available on reasonable terms, if at all; and

     o barriers to product manufacturing.

Any of these outcomes could materially harm our business.

OUR RESULTS OF OPERATIONS AND REPUTATION COULD BE HARMED BY ENVIRONMENTAL REGULATION AND ASSOCIATED COSTS.

     We are required to comply with foreign, federal, state, and local laws and regulations regarding health and safety and the protection of the environment, including those governing the storage, use, handling, discharge, and disposal of hazardous substances in the ordinary course of our manufacturing processes. We are required to obtain and comply with various permits under current environmental laws and regulations, and new laws and regulations may require us to obtain and comply with additional permits. We may be unable to obtain or comply with, and could be subject to revocation of, permits necessary to conduct our business.

     Environmental laws and regulations may be enacted or interpreted to impose environmental liability on us with respect to our facilities or operations. Under various foreign, federal, state, and local laws and regulations relating to the protection of the environment, an owner or operator of real property may be held liable for the costs of investigation or remediation of certain substances located at, or emanating from, the property. These laws often impose liability without regard to fault for the presence of such substances. The costs of investigation or remediation of such substances may be substantial, and the presence of such substances may adversely affect the ability to sell or lease the property or borrow using such property as collateral. The presence of such substances may also expose the owner or operator to liability resulting from any release of or exposure to such substances, including toxic tort claims. Persons who arrange for the disposal or treatment of certain substances may also be liable for the costs of investigation and remediation of such substances at the disposal facility, whether or not such facility is owned or operated by such person. Third parties may also seek recovery from owners or operators of real properties for personal injury associated with the release of certain substances. In connection with our ownership and operation of our current and former facilities, we may be liable for other investigation or remediation costs, as well as certain related costs, including fines and penalties and injuries to persons and property. Further, we cannot assure you that additional environmental matters will not arise in the future at our sites where no problem is currently known to us or at sites that we may acquire in the future. More stringent environmental laws as well as more vigorous enforcement policies or discovery of previously unknown conditions requiring remediation could have a material adverse effect on our business, financial condition, and results of operations.


RISKS RELATED TO THIS OFFERING


FUTURE SALES OF OUR STOCK COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE.

     Sales of a substantial number of shares of our common stock in the public market after this offering could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities. Upon the completion of this offering, we will have approximately 10,647,594 shares of common stock outstanding, and approximately 10,977,594 shares if the underwriters' over-allotment option is exercised in full, based on shares outstanding as of July 10, 2001.


OUR MANAGEMENT TEAM HAS DISCRETION AS TO THE USE OF THE MAJORITY OF THE PROCEEDS OF THIS OFFERING.

     While our term loan agreement requires that one-third of the net proceeds from this offering must be used to repay indebtedness, our management has broad discretion as to how to spend the remaining proceeds. We plan to use the remaining proceeds from this offering to pay the cash portion of the purchase price to acquire Terraillon, repay outstanding indebtedness under our credit facility, for working capital, or for other general corporate purposes. We may also use some of the proceeds to acquire other companies, technologies, or assets that complement our business. You will be relying on the judgment of our management team, which cannot assure you that investment of the proceeds will yield a favorable return.


OUR CHARTER DOCUMENTS AND NEW JERSEY LAW MAY INHIBIT A TAKEOVER OR CHANGE IN OUR CONTROL THAT SHAREHOLDERS MAY CONSIDER BENEFICIAL.

     Provisions in our certificate of incorporation and New Jersey law may have the effect of delaying or preventing a merger or acquisition of us, or making a merger or acquisition less desirable to a potential acquirer, even when the shareholders may consider the acquisition or merger favorable. Our certificate of incorporation provides for a staggered board of directors, which will make it more difficult for a group of shareholders to elect a board member of their choice.

     We are authorized to issue up to 978,244 shares of "blank check" preferred stock, and to determine the price, privileges, and other terms of these shares. The issuance of any preferred stock with superior rights to the common stock could reduce the value of our common stock. In particular, specific rights we may grant to future holders of preferred stock could be used to restrict our ability to merge with or sell our assets to a third party, preserving control of us by present owners and management and preventing you from realizing a premium on your shares.

     In addition, provisions of the New Jersey Shareholders Protection Act prohibit certain business combination transactions with anyone owning more than 10% of our voting stock. These provisions may also delay, prevent, or discourage someone from merging with or acquiring us.


WE DO NOT PLAN TO PAY DIVIDENDS IN THE FORESEEABLE FUTURE.

     We do not anticipate paying cash dividends to the holders of our common stock in the foreseeable future. Additionally, we are currently restricted from paying any non-stock dividends under our credit facility. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize a return on their investment. Investors seeking cash dividends should not purchase our common stock.


RISKS RELATED TO TERRAILLON ACQUISITION


OUR EFFORT TO ACQUIRE TERRAILLON MAY NOT BE SUCCESSFUL.

     On June 7, 2001, we signed an agreement, which was amended on July 11, 2001, to acquire all of the outstanding shares of Terraillon. The Terraillon acquisition is contingent on a number of factors including completing this offering or finding another acceptable financing source and satisfying applicable governmental conditions and regulatory issues. In addition, either party may terminate the transaction if the closing has not occurred by the close of business in Ireland on August 30, 2001 or such other date as shall be mutually agreed upon. As we cannot assure you that these contingencies will be met in a timely fashion or at all, our effort to acquire Terraillon may not be successful.

     In addition, whether or not the acquisition of Terraillon is consummated, we will likely incur substantial expenses. If the acquisition of Terraillon is consummated, we also expect that we will incur significant consolidation and integration expenses that we cannot accurately estimate at this time.


IF WE ACQUIRE TERRAILLON, WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE TERRAILLON AND ACHIEVE THE BENEFITS EXPECTED TO RESULT FROM THE ACQUISITION.

     We expect that the proposed acquisition of Terraillon will result in mutual benefits including, among other things, benefits relating to expanded and complementary product offerings, expanded distribution channels and markets, enhanced sales, and new consumer product technology. Achieving the benefits of the acquisition will depend in part on the integration of our technologies, operations, and personnel in a timely and efficient manner so as to minimize the risk that the acquisition will result in the loss of market opportunity or key employees or the diversion of the attention of management.

     In addition, Terraillon's principal offices are located in Chatou, France, and our principal offices are located in Fairfield, New Jersey. We do not have significant experience conducting business in France. We must successfully integrate Terraillon's operations and personnel with our operations and personnel for the acquisition to be successful. We cannot assure you that we will successfully integrate or profitably manage Terraillon's businesses. In addition, we cannot assure you that, following the acquisition, our businesses will achieve efficiencies or synergies that justify the acquisition.

     Furthermore and in general, most of the other risk factors described above similarly apply to Terraillon.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements including statements concerning the future of the industry, product development, business strategy, including the possibility of future acquisitions, continued acceptance and growth of our products, and dependence on significant customers. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other forward-looking information. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted above and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.

     In this prospectus, we rely on and refer to information and statistics regarding the markets in which we compete. We obtained this information and these statistics from various third party sources, discussions with our customers, and our own internal estimates. We believe that these sources and estimates are reliable, but we have not independently verified them and we cannot guarantee that they are accurate.


                                 USE OF PROCEEDS

     Our net proceeds from the sale of the 2,200,000 shares of our common stock offered by us are estimated to be approximately $24.7 million, assuming a public offering price of $12.30 per share (the closing price of our common stock on July 10, 2001), and after deducting the estimated underwriting discounts and commissions and our estimated offering expenses.

     We are required by our term loan agreement to use one-third of the net proceeds of this offering, estimated to be approximately $8.2 million, to repay indebtedness. The term loan bears interest at an annual rate equal to LIBOR (United States Dollars) plus 3.25% and matures on August 7, 2006. The proceeds of the term loan were used to fund our acquisition of Schaevitz Sensors and to repay our prior term loan. We currently intend to use the remainder of the net proceeds from this offering as follows:

     o $10.2 million for the proposed acquisition of Terraillon, a European manufacturer and distributor of branded consumer bathroom and kitchen scales as more fully described in "Recent Developments;"

     o $6.3 million to repay a portion of the outstanding indebtedness under the revolving credit facility, which bears interest at an annual rate equal to LIBOR (United States Dollars) plus 2.75% or LIBOR (Pounds Sterling) plus 2.75% for our subsidiary in the United Kingdom and expires on August 7, 2002; and

     o the remainder, if any, for working capital, general corporate purposes, and for other future strategic acquisitions, although we currently have no agreement or understanding with respect to any strategic acquisitions other than Terraillon.

                                 CAPITALIZATION

     The following table sets forth our capitalization at March 31, 2001 and as adjusted to give effect to the issuance and sale of 2,200,000 shares of our common stock offered by us in this offering at an assumed public offering price of $12.30 per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

     This capitalization table should be read in conjunction with our consolidated financial statements and related notes beginning on page F-1.





                                                                 AS OF MARCH 31,
2001

---------------------------
                                                                 ACTUAL       AS
ADJUSTED
                                                              ------------
------------
                                                               (unaudited, in
thousands)
Current portion of long-term debt .........................     $  4,000       $
4,000
                                                                --------
-------
Long-term debt, net of current portion ....................       18,000
9,771
Borrowings under bank line of credit ......................       14,736
8,478
Shareholders' equity:
 Serial preferred stock; various par values, 221,756 shares
   authorized; none outstanding ...........................           --
   --
 Common stock, no par; 20,000,000 shares authorized; shares
   issued and outstanding 8,333,340, actual; 10,533,340, as
   adjusted (1) ...........................................        5,502
5,502
 Additional paid-in capital ...............................        3,769
28,455
 Retained earnings ........................................       16,225
16,225
 Accumulated other comprehensive loss .....................          (15)
  (15)
                                                                --------
-------
Shareholders' equity ......................................       25,481
50,167
                                                                --------
-------
Total capitalization ......................................     $ 58,217
$68,417
                                                                ========
=======

----------
(1) Excludes:


o 317,634 shares issuable upon exercise of outstanding options under our 1995 Stock Option Plan and its predecessor plan at a weighted average exercise price of $2.04 per share and 841,392 shares issuable upon exercise of outstanding options under our 1998 Stock Option Plan at a weighted average exercise price of $12.23 per share;

o a total of 658,608 shares available for future issuance under our 1998 Stock Option Plan; and


o a total of 552,846 shares to be issued in connection with our proposed acquisition of Terraillon based on an assumed offering price of $12.30 per share.

                         PRICE RANGE OF OUR COMMON STOCK

     Our common stock is traded on the American Stock Exchange under the symbol "MSS." The following table sets forth, for the periods indicated, the high and the low closing prices per share of our common stock, as reported by the American Stock Exchange.





                                                      HIGH                 LOW
                                                     ------               -----
Fiscal Year Ended March 31, 2000
 First Quarter                                       $ 6.25               $ 3.50
 Second Quarter                                       11.88                 5.94
 Third Quarter                                        11.31                 8.31
 Fourth Quarter                                       14.75                10.03

Fiscal Year Ended March 31, 2001
 First Quarter                                       $19.19               $10.94
 Second Quarter                                       24.13                16.50
 Third Quarter                                        29.81                15.75
 Fourth Quarter                                       26.19                16.25

Fiscal Year Ended March 31, 2002
 First Quarter                                       $25.20               $16.04
 Second Quarter through July 10, 2001                 14.81                11.00

                          -------------------------
     The last reported sale price of our common stock on the American Stock Exchange on July 10, 2001 was $12.30 per share. As of July 10, 2001, there were approximately 121 holders of record of our common stock.


                                 DIVIDEND POLICY

     We have never declared cash dividends on our common equity. Management expects that any earnings that may be generated from our operations will be substantially reinvested in the business and, accordingly, dividends will not be paid to common shareholders in the foreseeable future. Additionally, the payment of dividends is subject to the consent of the bank with which we have a revolving credit agreement.

     At present, there are no material restrictions on the ability of our Hong Kong subsidiary or English subsidiary to transfer funds in the form of cash dividends, loans, advances, or purchases of materials, products, or services. The distribution and repatriation of dividends by our China subsidiary is restricted by Chinese laws and regulations, including currency exchange controls.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes thereto included elsewhere in this prospectus.

     The consolidated statement of income data for the fiscal years ended March 31, 1999, 2000, and 2001 and the consolidated balance sheet data as of March 31, 2000 and 2001 are derived from our audited financial statements included elsewhere in this prospectus. The consolidated statement of income data for the fiscal years ended March 31, 1997 and 1998 and the consolidated balance sheet data as of March 31, 1997, 1998, and 1999 are derived from our audited financial statements not included in this prospectus.





                                                               FISCAL YEAR ENDED
MARCH 31,

-----------------------------------------------------------
                                                  1997        1998        1999
     2000         2001
                                               ----------  ----------
----------  ----------  -----------
CONSOLIDATED STATEMENTS OF INCOME DATA:
Net sales ...................................   $25,004     $29,278     $ 37,596
   $ 59,997    $103,095
Cost of sales ...............................    16,729      19,369       23,304
     34,524      58,782
                                                -------     -------     --------
   --------    --------
 Gross profit ...............................     8,275       9,909       14,292
     25,473      44,313
Operating expenses (income):
Selling, general and administrative .........     5,721       7,040        9,846
     16,132      29,232
Research and development ....................     1,800       1,979        2,927
      3,360       5,082
Customer funded development .................       (54)        (15)
(1,105)     (1,611)     (4,132)
                                                -------     -------     --------
   --------    --------
Operating income ............................       808         905        2,624
      7,592      14,131
Interest expense, net .......................       (17)         26          300
        304       2,341
                                                -------     -------     --------
   --------    --------
 Income before income taxes .................       825         879        2,324
      7,288      11,790
Income tax expense (benefit) ................      (350)        102          595
      1,757       2,829
                                                -------     -------     --------
   --------    --------
 Net income .................................   $ 1,175     $   777     $  1,729
   $  5,531    $  8,961
                                                =======     =======     ========
   ========    ========
Earnings per share:
 Basic ......................................   $  0.17     $  0.11     $   0.24
   $   0.73    $   1.10
                                                =======     =======     ========
   ========    ========
 Diluted ....................................   $  0.17     $  0.11     $   0.23
   $   0.64    $   0.99
                                                =======     =======     ========
   ========    ========
Shares used in per share calculations:
 Basic ......................................     7,064       7,122        7,202
      7,612       8,144
 Diluted ....................................     7,218       7,298        7,476
      8,696       9,045



                                                          AS OF MARCH 31,

--------------------------------------------------------
                                        1997        1998        1999        2000
       2001
                                      --------   ---------   ---------
---------   ---------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents .........    $  239     $   303     $ 2,711     $
1,882     $   593
Working capital ...................     3,704       3,335       5,765
6,023      23,596
Total assets ......................     9,234      10,217      18,535
39,611      86,337
Total debt ........................       778          21       3,800
10,000      36,736
Shareholders' equity ..............     4,643       5,580       7,542
14,807      25,481

        SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The following unaudited pro forma combined statement of income data reflects the acquisitions of Schaevitz Sensors and Terraillon as if each had occurred on April 1, 2000, for the year ended March 31, 2001 and the effect of the offering. The financial information of Terraillon is for the year ended December 31, 2000 (Terraillon's fiscal year-end) translated into United States dollars from the Euro at the average exchange rate for the year.

     These acquisitions were accounted for using the purchase method of accounting. The pro forma combined condensed financial data includes the excess of the purchase price over the estimated fair values of net assets acquired of approximately $7 million for Schaevitz Sensors and approximately $11.8 million for Terraillon. These amounts are being amortized over a 15 year period. The pro forma combined condensed financial data also includes adjustments to reflect the additional interest on acquisition financing, the assumed tax benefits, at the United States statutory rate, and the issuance of our common stock resulting from these acquisitions.

     The pro forma combined condensed financial data is for informational purposes only and may not necessarily reflect the results of operations had these acquisitions actually occurred as of the dates indicated.

CONDENSED INCOME STATEMENT DATA:

                                         FISCAL YEAR ENDED MARCH 31, 2001

------------------------------------------------------
                                                                              AS

ADJUSTED
                               MEASUREMENT
BEFORE
                               SPECIALTIES                 SCHAEVITZ
OFFERING
                                    AS       SCHAEVITZ      SENSORS          AND
                                 REPORTED     SENSORS     ADJUSTMENTS
TERRAILLON
                              ------------- ----------- ---------------
------------
Net sales ...................   $ 103,095     $8,958       $     --      $
112,053
Cost of sales ...............      58,782      6,037             --
64,819
                                ---------     ------       --------
---------
 Gross profit ...............      44,313      2,921             --
47,234
Operating expenses ..........      30,182      3,177            234(1)
33,593
                                ---------     ------       ----------
---------
 Operating income (loss).....      14,131       (256)          (234)
13,641
Interest expense, net .......       2,341       (142)           856(2)
3,055
                                ---------     ------       ----------
---------
 Income (loss) before
  income taxes ..............      11,790       (114)        (1,090)
10,586
Income taxes ................       2,829         --           (482)(3)
2,347
                                ---------     ------       ----------
---------
 Net income (loss) ..........   $   8,961     $ (114)      $   (608)     $
8,239
                                =========     ======       ==========
=========
Earnings per share:
 Basic ......................   $    1.10                                $
1.01
                                =========
=========
 Diluted ....................   $    0.99                                $
0.91
                                =========
=========
Shares used in per share calculation:
 Basic ......................       8,144
8,144
 Diluted ....................       9,045
9,045

                                                    FISCAL YEAR ENDED MARCH 31,
2001

-----------------------------------------------------------------------------
                                                      AS
                                                   ADJUSTED
                                                    AFTER
                                                 OFFERING AND
                                   OFFERING         BEFORE
TERRAILLON           AS
                                 ADJUSTMENTS      TERRAILLON   TERRAILLON
ADJUSTMENTS       ADJUSTED
                              ----------------- ------------- ------------
------------------ -------------
Net sales ...................    $       --         112,053     $34,575        $
    --         $ 146,628
Cost of sales ...............            --          64,819      22,404
                  87,223
                                 ----------         -------     -------
               ---------
 Gross profit ...............            --          47,234      12,171
    --            59,405
Operating expenses ..........            --          33,593      11,811
   688(4)(6)      46,092
                                 ----------         -------     -------
----------       ---------
 Operating income (loss).....            --          13,641         361
  (688)           13,314
Interest expense, net .......        (1,128)(7)       1,927         910
  (739)(5)         2,099
                                 ----------         -------     -------
----------       ---------
 Income (loss) before
  income taxes ..............         1,128          11,714        (550)
    50            11,214
Income taxes ................          (383)          2,730          --
                   2,730
                                 ----------         -------     -------
               ---------
 Net income (loss) ..........    $      744           8,983     $  (550)       $
    50         $   8,484
                                 ==========         =======     =======
==========       =========
Earnings per share:
 Basic ......................                    $     0.87
               $    0.78
                                                 ==========
               =========
 Diluted ....................                    $     0.80
               $    0.72
                                                 ==========
               =========
Shares used in per share calculation:
 Basic ......................         2,200 (8)      10,344
   553 (9)        10,897
 Diluted ....................         2,200 (8)      11,245
   553 (9)        11,798

----------
(1) Represents amortization of goodwill of approximately $7 million over a 15 year period. The acquisition is being accounted for as a purchase.
(2) Represents additional interest of $0.8 million on acquisition financing and amortization of $35 thousand on deferred debt financing costs.
(3) Assumed tax benefit resulting from Schaevitz Sensors acquisition and adjustments at United States statutory rate.
(4) Represents amortization of goodwill of approximately $11.8 million over a 15 year period. The acquisition is being accounted for as a purchase.
(5) Represents reduction of interest expense of approximately $6.2 million at a 12% rate due to outstanding Terraillon debt not being assumed.
(6) Represents  elimination  of  Terraillon  investment  banking  fees  of  $0.1 million.
(7) Represents a reduction in interest expense associated with the pay down of outstanding debt associated with the offering.
(8) Represents the issuance of 2,200,000 shares under the offering, the proceeds from which are to be used to pay down debt and acquire Terraillon.

(9) Represents shares to be issued to Terraillon at the assumed offering price of $12.30 per share under the terms of the acquisition.


CONDENSED BALANCE SHEET DATA (1):





                                   MEASUREMENT                      AS ADJUSTED
                                   SPECIALTIES       OFFERING         BEFORE
                  TERRAILLON           AS
                                   AS REPORTED      ADJUSTMENTS     TERRAILLON
TERRAILLON        ADJUSTMENTS       ADJUSTED
                                  ------------- ------------------ ------------
------------ ---------------------- ----------
Cash and cash equivalents .......    $   593        $  10,200 (2)     $10,793
  $   392       $  (10,200)(3)      $    985
Working capital .................     23,596           10,200          33,796
    5,391          (11,976)           27,211
Total assets ....................     86,337           10,200          96,537
   20,934            2,235           119,707
Total debt ......................     36,736          (14,486)         22,250
   10,156           (6,155)           26,250
Shareholders' equity ............     25,481           24,686 (2)      50,167
      410            6,390 (3)(4)     56,967

----------
(1) All columns are as of March 31, 2001 except Terraillon which is as of December 31, 2000 (Terraillon's fiscal year-end), which is translated into United States dollars from the Euro at the December 31, 2000 exchange rate.

(2) Reflects our sale of 2,200,000 shares of common stock generating gross proceeds of $27.1 million (utilizing an assumed offering price of the current market price of $12.30 per share) and the use of estimated net proceeds (after the underwriting discount and offering expenses) of approximately $24.7 million. We intend to allocate the net proceeds as follows:
   -Approximately $8.2 representing the required 33% of net proceeds of the offering to repay indebtedness under the term loan;
     -Approximately $6.3 million to repay outstanding borrowings under the bank line of credit; and
     -Approximately $10.2 million of cash to finance the acquisition of Terraillon.

(3) Under purchase accounting, the total purchase price will be allocated to the acquired assets and liabilities of Terraillon based on their relative fair values. We intend to undertake a study to determine the allocation and accordingly the final allocations could be significantly different from the amounts reflected herein. The total purchase price is $17.0 million of which $4.96 million is to be paid in cash, $6.8 million in our common stock, and $5.24 million to the majority shareholders to forgive an equal amount of indebtedness owed by Terraillon. Total shares issued of 552,846 are at an assumed offering price of $12.30 per share.



The allocation of the purchase price is as follows (in millions):
    Total consideration ...........................................  $  17.0
    Less:  Book value of net assets acquired ......................     (0.4)
        Debt not being assumed ....................................     (6.2)
        Negative goodwill on books of Terraillon ..................     (0.6)
    Plus Transaction and closing costs ............................      2.0
                                                                     -------
        Goodwill ..................................................  $  11.8
                                                                     =======


(4) Represents elimination of Terraillon equity.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion of our results of operations and financial condition should be read together with the other financial information and consolidated financial statements and related notes included in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of factors including those discussed in "Risk Factors" and elsewhere in this prospectus.


OVERVIEW


     We are a leading designer and manufacturer of sensors and sensor-based consumer products. We produce a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow, and distance. Our advanced technologies include piezoresistive applications, application specific integrated circuits, micro-electromechanical systems (MEMS), piezopolymers, strain gages, force balance systems, fluid capacitive applications, linear variable differential transformers, and ultrasonics. These technologies allow our sensors to operate precisely and cost effectively. We have two businesses, a Sensor business and a Consumer Products business. However, each of our businesses benefits from the same core technology base.


     Our Sensor business designs, manufactures, and markets sensors for original equipment manufacturer applications. These products include pressure sensors, custom microstructures, accelerometers, tilt/angle sensors, and displacement sensors for electronic, automotive, medical, military, and industrial applications. Our Sensor business customers include leading manufacturers such as Alaris Medical, Allison Transmission, Badger Meter, Graco, and Texas Instruments.


     Our Consumer Products business designs, manufactures, and markets sensor-based consumer products. These products include bathroom and kitchen scales, tire pressure gauges, and distance estimators. These products are typically based on application specific integrated circuits, piezoresistive, and ultrasonic technologies. Our Consumer Products customers include leading retailers such as Bed Bath & Beyond, Linens 'n Things, Sam's Club, and Sears; European resellers such as Korona and Laica; and Sunbeam, a consumer products manufacturer.


     Acquisition Strategy. Over the last several years we have undertaken an aggressive expansion strategy that has included the acquisitions of complementary businesses intended to bring to us new technologies, diversify our product mix, increase manufacturing capacity, and expand distribution channels. For illustration purposes, through our acquisition strategy, we have acquired new technologies, such as piezoelectric polymer, micro-electromechanical systems
(MEMS), and linear variable differential transformers, added manufacturing capacity in the United States and the United Kingdom, and expanded our Sensor business distribution channels. In turn, the percentage of net sales in our Sensor business increased to 47.6% for the year ended March 31, 2001 from 7.8% for the year ended March 31, 1998. This change in the business segment mix is primarily from the impact of our acquisition strategy, as well as organic growth. After successfully integrating businesses that we acquire, we expect to realize significant cost savings in the acquired business by moving selected assembly and manufacturing operations to our low cost, high volume production facility in China, which has been expanded to meet such demand.


     In January 2001, we acquired the business of Silicon Valley Sensors for an initial payment of $0.25 million cash with additional contingent payments of up to $0.25 million. This business included intellectual property and management expertise relating to pressure sensors.


     In August 2000, we acquired the Schaevitz Sensors business from TRW for approximately $17.9 million cash, including closing and restructuring costs of $1.1 million. The Schaevitz Sensors business, formerly known as TRW Sensors and Components, consists of a division in the United States and an operating company in the United Kingdom. Schaevitz Sensors designs and manufactures sensors in the United States and Europe, and sells a variety of tilt, displacement, and pressure sensors. The excess of the purchase price over the net assets acquired, accounted for principally as goodwill, was approximately $7.0 million which is being amortized over 15 years.


     In February 2000, we acquired IC Sensors from PerkinElmer for $12.4 million in cash, including closing and restructuring costs of $0.4 million. IC Sensors designs, manufactures, and markets micro-electromechanical systems (MEMS), pressure sensors, accelerometers, and microstructures. The excess of the purchase price over the net assets acquired, accounted for principally as goodwill, was approximately $3.2 million, which is being amortized over 15 years.


     In January 2000, we acquired the Park-Zone product line from Exeter for $1.4 million, which included an initial payment of $0.6 million in cash with the additional consideration based on future performance. Park-Zone produces a line of ultrasonic parking devices. The excess of the purchase price over net assets acquired, accounted for principally as goodwill, was approximately $1.0 million, which is being amortized over 7 years.


     In August 1998, we acquired PiezoSensors, formerly the Sensors Division of AMP, for approximately $5.7 million, including closing and restructuring costs of $1.7 million. PiezoSensors designs, manufactures, and markets piezoelectric polymer sensors for industrial, consumer, and medical applications. The excess of the purchase price over the net assets acquired, accounted for principally as goodwill, was approximately $1.7 million, which is being amortized over 15 years.


     Each of our acquisitions has been accounted for as a purchase, and our results of operations include the financial impact from each acquired business following the closing date of the acquisition. We financed our acquisitions with a combination of cash and debt. Our goodwill as of March 31, 2001, net of amortization, is approximately $12.6 million.


     From time to time, we engage in discussions regarding certain acquisitions. On June 7, 2001, we entered into an agreement to acquire Terraillon, headquartered in France. The agreement was subsequently amended on July 11, 2001. Total consideration is approximately $17.0 million. Terraillon is a leading designer and manufacturer and distributor of branded consumer bathroom and kitchen scales (See "Recent Developments" for more information regarding the Terraillon acquisition).


     Net Sales. Net sales of each of our business segments are generated primarily through sales representatives located throughout the world. We recognize sales when we ship our products, at which time title generally passes to the customer. Our net sales include adjustments for estimated product warranty and allowances for returns by our customers.


     Historically, we have experienced price pressures because of the effect of the strength of the United States dollar on foreign sales, the introduction of competing products, and general pricing pressures from our customers. We expect that we may continue to experience these price pressures. We intend to continue to expand our product lines with technological advances, innovative designs, and broader price ranges.


     Costs of Sales. Our cost of sales consists primarily of our payments to our suppliers, compensation, payroll taxes and employee benefits for manufacturing personnel, and purchasing and manufacturing overhead costs. We rely on contract manufacturers to manufacture and assemble a significant portion of our consumer finished products.


     Gross Profit. Gross profit is affected by many factors including sales volume, pricing, product mix, and cost factors including component costs, materials costs, and manufacturing and labor costs.


     Research and Development. Research and development expenses consist primarily of compensation, payroll taxes and employee benefits for engineering and development personnel, consulting expenses, and project materials. The majority of our research and development relates to our Sensor business, and is, in part, funded by customers for customer-specific applications. Customer funded development is anticipated to continue, but will likely vary from period to period. To support our growth we expect to continue to invest significantly in sensor product development and launch new consumer products and line extensions. Accordingly, research and development expenses will continue to be significant.

     Selling, General, and Administrative. Selling, general, and administrative expenses consist of compensation, payroll taxes and employee benefits for selling, general, and administrative personnel, freight, commissions, sales and marketing efforts, promotional programs, amortization of goodwill, and investment in our infrastructure in order to support our continued growth.

     Interest Expense, Net. Net interest expense consists primarily of interest expense on our term loans and line of credit.

     Income Taxes. The income tax provision is based upon the proportion of pretax profit in each jurisdiction in which we operate. The income tax rates in Hong Kong and China are less than the United States. Deferred income taxes are not provided on our subsidiaries' earnings, which are expected to be reinvested. Distribution, in the form of dividends or otherwise, would subject our subsidiaries' earnings to United States income taxes, subject to an adjustment for foreign tax credits. Determination of the amount of unrecognized deferred United States income tax liability is not practicable because of the complexities associated with its hypothetical calculation. Pursuant to current tax policies in China, our Chinese operations qualify for a special state corporate tax rate of 15%, or 10% provided that they export a minimum of 70% of production. However, because we have agreed to operate in China for a minimum of ten years, a full tax holiday (which expired on March 31, 1998) was available for two years, and a 50% tax rate reduction to 7.5% was available through March 31, 2001.


RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items in our consolidated statements of income as a percentage of net sales:




                                                    FISCAL YEARS ENDED MARCH 31,

-----------------------------------
                                                    1999        2000
2001
                                                 ---------   ----------
----------
Net sales:
 Sensors .....................................      18.8         26.5%
47.6%
 Consumer Products ...........................      81.2         73.5
52.4
                                                   -----        -----
-----
Total net sales ..............................     100.0        100.0
100.0
Cost of sales ................................      62.0         57.5
57.0
                                                   -----        -----
-----
 Gross profit ................................      38.0         42.5
43.0
Operating expenses (income):
Selling, general, and administrative .........      26.2         26.9
28.4
Research and development .....................       7.8          5.7
4.9
Customer funded development ..................      (2.9)        (2.7)
(4.0)
                                                   -----        -----
-----
 Operating income ............................       6.9         12.6
13.7
Interest expense, net ........................       0.7          0.5
2.3
                                                   -----        -----
-----
 Income before income taxes ..................       6.2         12.1
11.4
Income tax expense ...........................       1.6          2.9
2.7
                                                   -----        -----
-----
 Net income ..................................       4.6%         9.2%
8.7%
                                                   =====        =====
=====



FISCAL YEAR ENDED MARCH 31, 2001 COMPARED TO FISCAL YEAR ENDED MARCH 31, 2000

     Net Sales. Net sales increased $43.1 million, or 71.8%, to $103.1 million for the fiscal year ended March 31, 2001 from $60.0 million for the fiscal year ended March 31, 2000. We attribute the increase primarily to the Schaevitz Sensors and IC Sensors acquisitions, as well as higher United States sales from strong consumer spending, and expansion of product offerings. Excluding the impact of the Schaevitz Sensors and IC Sensors acquisitions, net sales increased 26.0% for the fiscal year ended March 31, 2001 as compared to the fiscal year ended March 31, 2000.

     Net sales of our Sensor business increased $32.2 million, or 209.0%, to $49.1 million for the fiscal year ended March 31, 2001 from $15.9 million for the fiscal year ended March 31, 2000. This is primarily a result of the Schaevitz Sensors and IC Sensors acquisitions and increased sales from our existing Sensor business.

     Net sales in the Consumer Products business increased $9.9 million, or 22.4%, to $54.0 million for the fiscal year ended March 31, 2001 from $44.1 million for the fiscal year ended March 31, 2000. The increase resulted from expansion of European sales, higher United States sales from strong consumer spending, and expansion of product offerings.

     Gross Profit. Gross profit increased $18.8 million, or 74.0%, to $44.3 million for the fiscal year ended March 31, 2001 from $25.5 million for the fiscal year ended March 31, 2000. Gross profit percentage increased to 43.0% for the fiscal year ended March 31, 2001 from 42.5% for the fiscal year ended March 31, 2000. The increase in overall gross profit resulted from increased volume, favorable product mix, and lower manufacturing costs, which were partially offset by price reductions, and higher manufacturing costs associated with recently acquired Schaevitz Sensors and IC Sensors products. We have recently begun production of some of these products in our lower-cost facility in China.

     Selling, General, and Administrative. Selling, general, and administrative expenses increased $13.1 million, or 81.2%, to $29.2 for the fiscal year ended March 31, 2001 from $16.1 million for the fiscal year ended March 31, 2000. The increase resulted in part from the impact of the Schaevitz Sensors and IC Sensors acquisitions and variable expenses associated with the higher sales volume.

     Research and Development. Research and development expenses increased $1.7 million, or 51.3%, to $5.1 million for the fiscal year ended March 31, 2001 from $3.4 million for the fiscal year ended March 31, 2000. The increase resulted primarily from the impact of acquisitions. During the fiscal year ended March 31, 2001, we received $4.1 million of customer funded development, as compared to $1.6 million during the fiscal year ended March 31, 2000.

     Interest Expense, Net. Net interest expense increased $2.3 million, or 766.6%, to $2.6 million during the fiscal year ended March 31, 2001 from $0.3 million for the fiscal year ended March 31, 2000. This increase is attributable to debt incurred in connection with acquisitions and cash flow from operations.


     Income Taxes. The income tax provision increased $1.1 million, or 61.0%, to $2.8 million for the fiscal year ended March 31, 2001 from $1.8 million for the fiscal year ended March 31, 2000. For the fiscal year ended March 31, 2001, our effective tax rate was 24.0% as compared to 24.1% for the fiscal year ended March 31, 2000. The foreign tax rates in effect during fiscal years ended March 31, 2001 and 2000 are lower than the United States rates. Deferred income taxes are not provided on our subsidiaries' undistributed earnings, which approximated $13.0 million at March 31, 2001, because those earnings are expected to be permanently reinvested.

FISCAL YEAR ENDED MARCH 31, 2000 COMPARED TO FISCAL YEAR ENDED MARCH 31, 1999

     Net Sales. Net sales increased $22.4 million, or 59.6%, to $60.0 million for the fiscal year ended March 31, 2000 from $37.6 million for the fiscal year ended March 31, 1999. We attribute the increase in net sales primarily to consumer products sales to United States direct and original equipment manufacturer customers, new product introductions, and expanded European distribution. Excluding the impact of the PiezoSensors and IC Sensors acquisitions, net sales increased 50.2% for the year ended March 31, 2000 as compared to the year ended March 31, 1999.

     Net sales of our Sensor business increased $8.8 million, or 123.9%, to $15.9 million for the fiscal year ended March 31, 2000 from $7.1 million for the fiscal year ended March 31, 1999. We attribute the increase to the February 2000 acquisition of IC Sensors, which contributed $2.3 million, and growth of the microfused product line.

     Net sales in the Consumer Products business increased $13.6 million, or 44.6%, to $44.1 million for the fiscal year ended March 31, 2000 from $30.5 million for the fiscal year ended March 31, 1999. Bathroom scale sales to United States direct and original equipment manufacturer customers increased

41.8%, as compared with the fiscal year ended March 31, 1999. The increase is attributable to the expansion of products offered as well as strong consumer spending. Other consumer product sales increased by 50.1% for the fiscal year ended March 31, 2000. For the fiscal year ended March 31, 2000, European sales were higher due to increased distribution and improved sales volumes to Korona, a German reseller of diversified housewares.


     Gross Profit. Gross profit increased $11.2 million, or 78.2%, to $25.5 million for the fiscal year ended March 31, 2000 from $14.3 million for the fiscal year ended March 31, 1999. Gross profit percentage increased to 42.5% for the fiscal year ended March 31, 2000 from 38.0% for the fiscal year ended March 31, 1999. This increase is the result primarily of increased volume, changes in product mix toward higher margin Sensor products, and manufacturing cost reductions.


     Selling, General, and Administrative. Selling, general, and administrative expenses increased $6.3 million, or 64.3%, to $16.1 million for the fiscal year ended March 31, 2000 from $9.8 million for the fiscal year ended March 31, 1999. Selling, general, and administrative expenses increased due to the PiezoSensors acquisition, increased United States sales that carry higher freight and commission costs, expansion of the sales and marketing group, and investments in infrastructure (both personnel and information technology related) to support the continued growth. The fiscal year ended March 31, 2000 selling, general, and administrative expense includes the impact of the IC Sensors acquisition.


     Research and Development. Research and development expenses increased $0.5 million, or 17.2%, to $3.4 million for the fiscal year ended March 31, 2000 from $2.9 million for the fiscal year ended March 31, 1999. During the fiscal year ended March 31, 2000, we received $1.6 million of customer funded development, as compared to $1.1 million during the fiscal year ended March 31, 1999. The increase in customer funded development for both the fiscal years ended March 31, 2000 and 1999 more than offset the additional expenses associated with the IC Sensors and PiezoSensors acquisitions and automotive related development projects.


     Interest Expense, Net. Net interest expense remained substantially the same during the fiscal years ended March 31, 2000 and 1999.


     Income Taxes. The income tax provision increased $1.2 million, or 200.0%, to $1.8 million for the fiscal year ended March 31, 2000 from $0.6 million for the fiscal year ended March 31, 1999. For the fiscal year ended March 31, 2000, our effective tax rate was 24.1% as compared to 25.6% for the fiscal year ended March 31, 1999. The foreign tax rates in effect during fiscal years ended March 31, 2000 and 1999 are lower than the United States rates. Deferred income taxes are not provided on our subsidiaries' undistributed earnings, which approximated $6.6 million at March 31, 2000, because those earnings are expected to be permanently reinvested.


LIQUIDITY AND CAPITAL RESOURCES


     Our net working capital was approximately $23.6 million at March 31, 2001, compared to approximately $6.0 million at March 31, 2000. Our net working capital was higher primarily due to increases in our inventory resulting from acquisitions, higher sales, increases to support moving selected manufacturing to China, and lower than forecast sales of our Park-Zone product line. At March 31, 2001, our current ratio was 1.9 compared to 1.4 at March 31, 2000. Cash decreased to $0.6 million at March 31, 2001, compared to $1.9 million at March 31, 2000. Operating activities for the year ended March 31, 2001 used $4.8 million of cash, primarily to finance increased accounts receivable and inventory. Investing activities for the year ended March 31, 2001 used $23.6 million to fund capital expenditures and the Schaevitz Sensors acquisition. Financing activities for the year ended March 31, 2001 provided $27.1 million, primarily due to increased borrowings.


     Capital expenditures for the year ended March 31, 2001 were $5.7 million, consisting mainly of computer equipment and related software, production equipment, and tooling. At March 31, 2001, there were no significant commitments for capital expenditures. We continue to finance our capital expenditure requirements with internally generated cash flow and our revolving credit facility.

     At March 31, 2001, there was an outstanding balance of approximately $14.7 million under our line of credit. Our line of credit provides for a maximum amount available of $17.0 million, of which $10.0 million is available for general corporate purposes and $7.0 million is available only for working capital purposes. Up to $3.5 million of the credit facility may be denominated in British pounds. As of March 31, 2001, the entire amount of this portion of the facility was utilized. Borrowings are limited to the sum of eligible accounts receivable and inventories and are collateralized by a senior security interest in substantially all our assets. The line of credit expires August 4, 2002. Borrowings bear interest at a maximum of the lesser of the bank's prime rate plus 1.0% or the LIBOR rate plus 2.75%. Should we achieve certain financial ratios, the lowest rate becomes the lesser of the bank's prime rate plus 0.5% or a LIBOR rate plus 2.25%. The line of credit requires annual payment of a commitment fee equal to 0.375% of the unutilized available balance. Additionally, we are required to maintain minimum profitability ratios, to limit capital expenditures and advances to subsidiaries, and we must seek the consent of the bank for the payment of dividends and to complete acquisitions or divestitures.

     In connection with the acquisition of Schaevitz Sensors, we repaid the outstanding balance of a previous term loan and entered into a $25.0 million term loan. As of March 31, 2001, there was $22.0 million outstanding under the term loan. The term loan bears interest at the LIBOR rate plus 3.25%. The term loan requires quarterly repayments of principal and interest of $4.0 million per annum through 2006 and $2.0 million in 2007. Additional principal payments are required if our cash flow exceeds certain levels. The term loan is collateralized by a senior security interest in substantially all of our assets. Additionally, we are required to maintain minimum profitability ratios, to limit our capital expenditures and advances to subsidiaries, and we must seek the consent of our bank for the payment of dividends and to complete acquisitions or divestitures. Further expansion of our financing requirements is likely to require additional resources. We believe that suitable resources for expansion of our financing requirements will be available, though no assurance can be given.

     We have not declared cash dividends on our common equity. Management expects that earnings that may be generated from our near-term operations will be substantially reinvested and, accordingly, dividends will not be paid to common shareholders in the short term. Additionally, the payment of dividends is subject to the consent of the bank with which we have a revolving credit agreement.

     At present, there are no material restrictions on the ability of our Hong Kong subsidiary or English subsidiary to transfer funds to us in the form of cash dividends, loans, advances, or purchases of materials, products, or services. Distribution and repatriation of dividends by our China subsidiary are restricted by Chinese laws and regulations, including currency exchange controls.

     We believe that cash and cash equivalents, net proceeds from this offering, and anticipated cash flow from operations will be sufficient to fund our working capital and capital expenditures requirements for at least the next twelve months. Thereafter, if cash generated from operations is insufficient to satisfy liquidity needs, we might need to raise additional funds through a public or private financing, strategic relationship, or other arrangements. We cannot assure you that additional funding, if needed, will be available to us or will be available on terms that we believe are attractive. If we fail to raise capital when needed, it could harm our business. If we raise additional funds through the issuance of equity securities, the percentage ownership of our shareholders would be reduced.


RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement.

     We adopted SFAS 133 as of April 1, 2001. Accounting for interest rate swaps held by us will be affected by implementation of this standard. The earnings impact of the transition adjustments related to the initial adoption of the standard will not be material.


     In December 1999, the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition," to provide guidance on the recognition, presentation, and disclosure of revenue in financial statements. Our policies on revenue recognition are consistent with this bulletin.


     In March 2000, the Financial Accounting Standards Board issued Financial Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensations - and Interpretation of APB No. 25." FIN 44 clarifies the application of APB 25 for certain issues including: (a) the definition of an employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the definition of the date of granting employee stock options, and (d) the accounting consequences of various modifications to the terms of a previously fixed stock option or award. FIN 44 became effective July 1, 2000, except for the provisions that relate to modifications that directly or indirectly reduce the exercise price of an award and the definition of an employee, which became effective after December 15, 1998. We adopted in the accompanying financial statements the provisions for the definition of the grant date for options whose grant was subject to shareholder approval. The adoption of FIN 44 had no material impact on the accompanying financial statements.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     We are exposed to a certain level of foreign currency exchange risk and interest rate risk.


FOREIGN CURRENCY RISK


     The majority of our net sales are priced in United States dollars. Our costs and expenses are priced in United States dollars, Hong Kong dollars, Chinese renminbi, and British pounds. Accordingly, the competitiveness of our products relative to products produced domestically (in foreign markets) may be affected by the performance of the United States dollar compared with that of its foreign customers' currencies. Additionally, we are exposed to the risk of foreign currency transaction and translation losses which might result from adverse fluctuations in the values of the Hong Kong dollar, the Chinese renminbi, and the British pound. These factors will similarly apply following our planned acquisition of Terraillon, which derives a significant portion of its net sales in French francs. At March 31, 2001, we had net liabilities of $4.4 million subject to fluctuations in the value of the Hong Kong dollar, and net assets of $8.4 million subject to fluctuations in the value of the British pound, and net assets of $12.6 million subject to fluctuations in the value of the Chinese renminbi.


     Fluctuations in the value of the Hong Kong dollar have not been significant since October 17, 1983, when the Hong Kong government tied the value of the Hong Kong dollar to that of the United States dollar. However, there can be no assurance that the value of the Hong Kong dollar will continue to be tied to that of the United States dollar. China adopted a floating currency system on January 1, 1994, unifying the market and official rates of foreign exchange. China approved current account convertibility of the Chinese renminbi on July 1, 1996, followed by formal acceptance of the International Monetary Fund's Articles of Agreement on December 1, 1996. These regulations eliminated the requirement for prior government approval to buy foreign exchange for ordinary trade transactions, though approval is still required to repatriate equity or debt, including interest thereon. There can be no assurance that these currencies will remain stable or will fluctuate to our benefit.


     To manage our exposure to foreign currency and translation risks, we may purchase currency exchange forward contracts, currency options, or other derivative instruments, provided such instruments may be obtained at suitable prices. However, to date we have not done so.

INTEREST RATE RISK

     We have entered into a $25.0 million term loan, which bears interest at the LIBOR rate plus 3.25% (8.13% as of March 31, 2001). Such term loan requires quarterly repayments of $1.0 million through 2006.

     As a hedge of our interest rate risk associated with the term loan, we entered rate swap transactions with our lender through June 1, 2004. Additional payments required pursuant to the swap transactions were $0.2 million for fiscal year ended March 31, 2001. The swap transactions have an initial notional amount of $14.0 million with an effective fixed rate of 10.23%. As of March 31, 2001, $22.0 million was outstanding under this term loan.

     Our bank line of credit provides for a maximum amount available of $17.0 million until the agreement's expiration on August 7, 2002. Borrowings bear interest at a maximum of the lesser of the bank's prime rate plus 1.0% or the LIBOR rate plus 2.75% (7.33% as of March 31, 2001). Should we achieve certain financial ratios, the lowest rate becomes the lesser of the bank's prime rate plus 0.5% or the LIBOR rate plus 2.25%. At the March 31, 2001, $14.7 million was outstanding under the bank line of credit. We have not entered into any interest rate risk management agreements related to such bank line of credit.

     The table below provides information about our derivative financial instruments and other financial instruments that are sensitive to changes in interest rates, including interest rate swaps and long-term debt. For debt obligations, the table presents principal cash flows and the related weighted average interest rates (experienced during the year ended March 31, 2001) by maturity date. For interest rate swaps, the table presents notional amounts and weighted average interest rates by expected (contractual) maturity dates at March 31, 2001.





                                                                   EXPECTED
MATURITY DATE
                                                                 FISCAL YEAR
ENDED MARCH 31,

--------------------------------------------------------------------------------
-
                                          2002          2003          2004
   2005         2006          2007
                                      -----------   -----------   -----------
-----------   ----------   ------------
                                                       (amounts in thousands,
except percentage data)
Long term debt:
Principal repayments ..............    $  4,000      $  4,000      $  4,000
$  4,000        4,000       $  2,000
 Variable rate ....................        8.47%         7.24%         7.72%
    8.05%        8.36%          8.56%
 Average interest rate ............        9.00%         7.60%         7.56%
    7.94%        8.27%          8.53%
Interest rate swap:
Notional principal amount .........    $  7,000      $  5,000      $  3,000
$     --
 Variable rate ....................       10.23%        10.23%        10.23%
   10.23%
 Average interest rate ............        9.00%         7.60%         7.56%
    7.94%


----------
(1)  The term loan is scheduled to be paid in full by August 2006.

                               RECENT DEVELOPMENTS

     On June 7, 2001, we signed an agreement to purchase all of the outstanding shares of Terraillon Holdings Limited, a European manufacturer and distributor of branded consumer bathroom and kitchen scales. On July 11, 2001, we signed an amendment to the Terraillon purchase agreement to, among other things, (i) extend the target closing date to August 6, 2001, (ii) provide that our shares of common stock to be issued in the acquisition will be issued at the public offering price for this offering, (iii) provide for an additional payment of $120,000, and (iv) provide for additional payments of $10,000 per day if we elect to close after August 6, but not later than August 30, 2001. We expect to consummate this acquisition shortly after the closing date of this offering. We will pay a total of $17.0 million to acquire Terraillon. The purchase price will be paid as follows: (i) $4.96 million in cash and (ii) $6.8 million in shares of our common stock. In addition, we will pay the majority shareholder of Terraillon $5.24 million to forgive an equal amount of indebtedness owed to it by Terraillon and we will assume up to $4.0 million of Terraillion's existing debt. The closing of this acquisition is subject to the fulfillment of customary closing conditions including: (i) receipt of regulatory approval from the Irish Minister for Enterprise, Trade and Employment, (ii) receipt of approval by our bank lenders, and (iii) our obtaining adequate financing. We intend to use a portion of the proceeds of this offering to fund the cash payments described above. We cannot give you any assurance that the contingencies related to our acquisition of Terraillon will be satisfied in a timely manner, or at all. Any party may terminate the acquisition agreement if the closing has not occurred on or before the close of business in Ireland on August 30, 2001. The consummation of the Terraillon acquisition is not a condition of the closing of this offering.

     For a period of nine months after the closing date, the shareholders of Terraillon will be precluded from selling the shares of our common stock that they receive in the acquisition. We have agreed to file a registration statement, to become effective nine months after the closing date, covering the resale of our shares of common stock by Terraillon shareholders.

     At the closing, the parties will enter into an escrow agreement pursuant to which certain shares of our common stock will be held in escrow to secure payment of indemnification claims under the acquisition agreement. The management shareholders of Terraillon will enter into non-compete agreements at the closing, precluding them from competing with Terraillon for the longer of two years or the period of their employment by Terraillon. In addition, the senior management shareholders of Terraillon will enter into vesting agreements at the closing pursuant to which a portion of their shares of our common stock issued to them will vest in three equal installments at 6, 12, and 18 months after the closing, provided that they continue to be employed by Terraillon.


     For the calendar year ended December 31, 2000, Terraillon reported sales of approximately 38 million Euros (approximately $35.0 million). Consistent with our prior acquisition strategy, we believe that our acquisition of Terraillon could result in significant cost savings and increased profitability by taking advantage of our global sourcing and low-cost manufacturing processes.

     On July 3, 2001, we announced that our first quarter of the fiscal year was estimated to be weaker than management's previous expectations. Management expects this weakness to continue through the second quarter.

     On July 30, 2001, management reported that net sales for the first quarter were $25.9 million, a first quarter record, compared with $16.3 million for the same period of the prior fiscal year. Approximately 60% of net sales for the quarter were generated by our Consumer Products, microfused pressure sensors, and piezosensors businesses. The remaining 40% of net sales were generated by our more recently acquired IC Sensors and Schaevitz Sensors businesses which we are still in the process of integrating and did not contribute significantly to profitability.

     Total sales grew 59%, with organic growth of 17%. Consumer Products sales increased 24% to $10.9 million. Sensor sales of $15.0 million doubled from $7.5 million in the prior year. Excluding the contribution of Schaevitz Sensors, Sensor revenue increased 9% for that period.

     Gross margins were 41.4%, compared with 43.5% in the first quarter last year. Margins were negatively impacted by costs associated with integrating the Schaevitz acquisition.

     Net income, also a record for the first quarter, was $1.4 million or $0.15 diluted per share, compared with $1.2 million or $0.14 diluted per share for the prior year's first quarter. Net income was negatively affected by costs associated with integrating the Schaevitz acquisition, margins at Schaevitz which are lower than our other fully integrated Sensor businesses, and customer funded research and development which was lower than the prior year, partially offset by the adoption of FAS 142 related to accounting for acquisitions (resulting in the elimination of goodwill amortization which would have impacted the first quarter by $0.01 per diluted share) and lower incentive compensation accruals. We are actively pursuing cost reduction programs, including possible reductions in workforce, and additional savings are anticipated when we fully integrate Schaevitz Sensors with our low-cost Asian facility.

     Selling, general, and administrative expenses increased to $7.1 million (27.4% of net sales) from $4.9 million (29.8% of net sales) in the prior year's first quarter. The increase in absolute amount is due to the Schaevitz acquisition, offset by no goodwill amortization in the current year and lower bonus accruals. Customer funded research and development was lower in the first quarter compared to the same period last year. This reduced funding was partially due to economic conditions and timing of customer programs.

     Accounts receivable days improved to 54 days at June 30, 2001 compared to 55 days at March 31, 2001. Inventory increased during the quarter from $31.9 million to $35.6 million. Inventories were higher to support the integration process. We have a concentrated program with the objective of lowering our inventory levels and improving cashflow.

     Our debt to equity ratio improved to 1.42 from 1.44 at April 1, 2001. Our historical financing model has been to utilize cashflow generated by our fully integrated businesses, our revolving credit facility and long term debt to finance acquisitions and growth. We anticipate a significant reduction in our debt to equity ratio as a result of this offering. Additionally, reductions in inventory and costs could yield additional cashflow.

                FIRST FISCAL QUARTER 2001- FINANCIAL HIGHLIGHTS
                (IN THOUSANDS, EXCEPT PER SHARE DATA-UNAUDITED)







                                                  THREE MONTHS ENDED JUNE
                                                            30,
                                                 -------------------------
                                                     2001          2000
                                                 -----------   -----------
                                                        (unaudited)
CONSOLIDATED STATEMENTS OF INCOME DATA:
Net sales ....................................    $ 25,871      $ 16,302
Cost of goods sold ...........................      15,172         9,215
                                                  --------      --------
 Gross profit ................................      10,699         7,087
                                                  --------      --------
Other expenses (income):
 Selling, general and administrative .........       7,098         4,856
 Research and development ....................       1,259         1,198
 Customer funded development .................        (443)         (775)
 Interest expense, net .......................         986           213
                                                  --------      --------
                                                     8,900         5,492
                                                  --------      --------
Income before income taxes ...................       1,799         1,595
                                                  --------      --------
Income tax expense ...........................         448           399
Net income ...................................    $  1,351      $  1,196
                                                  ========      ========
Earnings per common share
 Basic .......................................    $   0.16      $   0.15
                                                  ========      ========
 Diluted .....................................    $   0.15      $   0.14
                                                  ========      ========
Weighted average number of common shares:
 Basic .......................................       8,423         7,988
 Diluted .....................................       9,124         8,858



                                                                  JUNE 30, 2001

-------------------------
                                                                  (unaudited)
CONSOLIDATED BALANCE SHEET DATA:

ASSETS
Current assets:
 Cash and cash equivalents ..............................             $ 528
 Accounts receivable, net ...............................            16,078
 Inventories ............................................            35,586
 Other current assets ...................................             3,406
                                                                   --------
                                                                     55,598
Property and equipment, net .............................            18,333
Goodwill, net ...........................................            12,606
Deferred income taxes and other assets, net .............             6,383
                                                                   --------
                                                                   $ 92,920
                                                                   ========
LIABILITIES AND SHAREHOLDERS' EQUITY:
Current liabilities:
 Accounts payable .......................................          $ 18,220
 Current portion of long term debt ......................             4,286
 Accrued expenses and other current liabilities .........             8,171
                                                                   --------
                                                                     30,677
                                                                   --------
Other liabilities:
 Long term debt, net of current portion .................            34,196
 Other liabilities ......................................               969
                                                                   --------
                                                                     35,165
                                                                   --------
   Total liabilities ....................................            65,842
                                                                   ========
Shareholders' Equity:
 Common stock and additional paid-in capital ............             9,517
 Retained earnings ......................................            17,561
                                                                   --------
   Total shareholders' equity ...........................            27,078
                                                                   --------
                                                                   $ 92,920
                                                                   ========

                                    BUSINESS


INTRODUCTION

     We are a leading designer and manufacturer of sensors and sensor-based consumer products. We produce a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow, and distance. We have two businesses, a Sensor business and a Consumer Products business.

     Our Sensor business designs, manufactures, and markets sensors for original equipment manufacturer applications. These products include pressure sensors, custom microstructures, accelerometers, tilt/angle sensors, and displacement sensors for electronic, automotive, military, and industrial applications. Our Sensor business customers include leading manufacturers such as Alaris Medical, Allison Transmission, Badger Meter, Graco, and Texas Instruments.

     Our Consumer Products business manufactures and markets sensor-based consumer products. These products include bathroom and kitchen scales, tire pressure gauges, and distance estimators. These products are typically based on application specific integrated circuits, piezoresistive, and ultrasonic technologies. Our Consumer Products customers include leading retailers such as Bed Bath & Beyond, Linens 'n Things, Sam's Club, and Sears; European resellers such as Korona and Laica; and Sunbeam, a consumer products manufacturer.

     Each of our businesses benefits from the same core technology base. Our advanced technologies include piezoresistive applications, application specific integrated circuits, micro-electromechanical systems (MEMS), piezopolymers, strain gages, force balance systems, fluid capacitive applications, linear variable differential transformers, and ultrasonics. These technologies allow our sensors to operate precisely and cost effectively. Over the past few years we have built a global operation with advanced facilities located in North America, Europe, and Asia. By functioning globally we have been able to enhance our engineering capabilities and increase our geographic proximity to our customers.

     Our principal strategy is to utilize our expertise in sensor technologies to develop new products and applications thereby increasing demand for our sensors and sensor-based consumer products. Our high quality design teams in the United States and United Kingdom support our low cost, high volume production facility and engineering resources in China. By combining our low cost manufacturing expertise with our core technology, we are able to provide our global customer base with an advantageous price-value relationship. Over the past three years, to enhance our strategy we have acquired sensor businesses from TRW, PerkinElmer, and AMP that have given us access to new sensor technologies and customers.

     On June 7, 2001, we entered into an agreement to purchase all the outstanding shares of Terraillon, a European manufacturer and distributor of branded consumer bathroom and kitchen scales. On July 11, 2001, the Company signed an amendment to the Terraillon purchase agreement to, among other things,
(i) extend the target closing date to August 6, 2001, (ii) provide that the shares of common stock to be issued in the acquisition will be issued at the public offering price of the offering, (iii) provide for an additional payment of $120,000, and (iv) provide for additional payments of $10,000 per day if we elect to close after August 6, but not later than August 30, 2001. We expect to consummate this acquisition shortly after the closing date of this offering (See "Recent Developments" for more information about the Terraillon acquisition).


THE ELECTRO-MECHANICAL SENSOR INDUSTRY

     All of our sensors are devices that convert mechanical information into an electronic signal for display, processing, interpretation, or control. Sensors are essential to the accurate measurement, resolution, and display of pressure, motion, force, displacement, angle, flow, and distance.

     MARKETS

     The sensor market is robust, fragmented, and worldwide in scope. According to INTECHNO Consulting, the worldwide sensor market is expected to grow to $42.2 billion in 2003. Sales of sensors using modern technologies such as micro-electromechanical systems (MEMS) and silicon micromachining are leading the growth of the sensor market. For example, industry experts estimate worldwide shipments of micro-electromechanical systems (MEMS) are expected to grow at an annual rate of over 20%.

     Sensor manufacturers are moving toward smart sensors, which use digital intelligence to enhance measurement and control signals. The shift toward modern technologies has enhanced applications in the automotive, medical, military, and consumer industries. Examples of sensor applications include:

   o automotive uses for such diverse applications as braking, transmission, fuel pressure, diesel common rail pressure, security sensing, and on board tire pressure monitoring;

   o medical applications including blood pressure measurement, flow monitoring, ultrasonic imaging, and focused therapeutic heating applications;

   o military applications, which continue to drive sensor development, with new systems requiring small, high performance sensors for smart systems such as navigation and weapons control systems and collision avoidance systems; and

   o consumer products applications including the measurement of weight, distance, and movement, digitizing information for white boards and laptops, and vibration and humidity sensors for major appliances.

     In recent years, advances in microprocessor technology have fueled the demand for sensors. As microprocessors become more powerful, yet smaller and less expensive, they are incorporated in a greater number of products and applications. The growth of sensors parallels the growth in microprocessors, which require sensors to deliver critical information. A number of factors affecting the growth in the sensor market include:

     o a strong increase in customer demand for low-cost, highly accurate measurement solutions;

     o a proliferation of silicon micromachining technology in micro-electromechanical systems (MEMS) devices as a low-cost alternative to traditional technologies;

     o merger and acquisition activity among manufacturers and an increase in single source, high volume purchase orders relating to customer preference for one-stop shopping;

     o manufacturers' increased use of modern technology to customize products with various features to meet customer demands; and

     o investment in research and development spending in order to introduce new products and expand applications for existing products.

     TECHNOLOGY

     In the rapidly evolving markets for sensors and sensor-based consumer products, there is an increasing demand for technologies such as:

     Piezoresistive Technology. Piezoresistive materials, most often silicon, respond to changes in applied mechanical variables such as stress, strain, or pressure by changing electrical conductivity. Changes in electrical conductivity can be readily detected in circuits by changes in current with a constant applied voltage, or conversely by changes in voltage with a constant supplied current. Piezoresistive technology is widely used for the measurement of pressure and acceleration, and its use in these applications is expanding significantly.

     Application Specific Integrated Circuits (ASICs). These circuits convert analog electrical signals into digital signals for measurement, computation, or transmission. Application specific integrated circuits are well suited for use in consumer products because they can be designed to operate from a relatively small power source and are inexpensive.

     Micro-Electromechanical Systems (MEMS). Micro-electromechanical systems and related silicon micromachining technology are used to manufacture components for physical measurement and control. Silicon micromachining is an ideal technology to use in the construction of miniature systems involving electronic, sensing, and mechanical components because it is inexpensive and has excellent physical properties. Micro-electromechanical systems have several advantages over their conventionally manufactured counterparts. For example, by leveraging existing silicon manufacturing technology, micro-electromechanical systems allow for the cost-effective manufacture of small devices with high reliability and superior performance.

     Piezopolymer Technology. Piezoelectric materials convert mechanical stress or strain into proportionate electrical energy, and conversely, these materials mechanically expand or contract when voltages of opposite polarities are applied. Piezoelectric polymer films are also pyroelectric, converting heat into electrical charge. Piezoelectric polymer films offer unique sensor design and performance because they are flexible, inert, and relatively inexpensive. This technology is ideal for applications where the use of rigid sensors would not be possible or cost-effective.

     Strain Gage Technology. A strain gage consists of metallic foil that is impregnated into an insulating material and bonded to a sensing element. The foil is etched to produce a grid pattern that is sensitive to changes in geometry, usually length, along the sensitive axis producing a change in resistance. The gage operates through a direct conversion of strain to a change in gage resistance. This technology is useful for the construction of inexpensive, reliable pressure sensors.

     Force Balance Technology. A force balanced accelerator is a gravity referenced device that under the application of tilt or linear acceleration, detects the resulting change in position of the internal mass by a position sensor and an error signal is produced. This error signal is passed to the servo amplifier and a current developed that is fed back into the moving coil. This current is proportional to the applied tilt angle or applied linear acceleration and will balance the mass back to its original position. The current is proportional to the acceleration or tilt. These devices are used in military and industrial applications where high accuracy is required.

     Fluid Capacitive Technology. This technology is also referred to as fluid filed, variable capacitance. The output from the sensing element is two variable capacitance signals per axis. Rotation of the sensor about its sensitive axis produces a linear change in capacitance. This change in capacitance is electronically converted into angular data, and provides the user with a choice of ratiometric, analog, digital, or serial output signals. These signals can be easily interfaced to a number of readout and/or data collection systems.

     Linear Variable Differential Transformers. A linear variable differential transformer is an electromechanical sensor that produces an electrical signal proportional to the displacement of a separate movable core. Linear variable differential transformers are widely used as measurement and control sensors wherever displacements of a few microinches to several feet can be measured directly, or where mechanical input, such as force or pressure, can be converted into linear displacement. Linear variable differential transformer sensors are capable of extremely accurate and repeatable measurements in severe environments.

     Ultrasonic Technology. Ultrasonic sensors measure distance by calculating the time it takes to send and receive an acoustic signal that is inaudible to the human ear. This technology allows for the quick, easy, and accurate measurement of distances between two points without physical contact.

     The following table presents a summary of the commercial applications of sensor technologies outlined above:



            TECHNOLOGY                           PRODUCT TYPES
          MARKET
 Piezoresistive Technology           Pressure Sensors and
Automotive, Consumer,
                                     Accelerometers
Industrial, Instrumentation,

Medical, and Military
 Application Specific Integrated     Electronic Sensors and Distance
Consumer, Industrial, and
 Circuits                            Estimators
Medical
 Micro-Electromechanical             Pressure Sensors, Accelerometers,
Aerospace, Automotive, Medical,
 Systems (MEMS)                      Custom Microstructures, Micro-          and
Telecommunications
                                     Mirrors, and Optical Components
 Piezopolymer Technology             Vibration Sensors, Traffic Sensors,
Appliance, Computer, Consumer,
                                     Sonar Hydrophones, Solid State
Industrial, and Medical
                                     Switches, Motion Sensors, and
                                     Ultrasound Transducers
 Strain Gage Technology              Pressure Sensors
Industrial, Medical, and Military
 Force Balance Technology            Accelerometers and Inclinometers
Aerospace, Industrial,
                                                                             and
Military
 Fluid Capacitive Technology         Tilt/Angle Sensors
Aerospace, Automotive,

Industrial, and Military
 Linear Variable Differential        Linear and Rotary Displacement
Aerospace, Industrial, and
 Transformers                        Sensors
Instrumentation
 Ultrasonic Technology               Distance Estimating and Parking
Computer, Consumer, Medical,
                                     Control Products                        and
Military

OUR COMPETITIVE ADVANTAGES

     We believe that we are poised for continued growth in both the markets for sensors and sensor-based consumer products because:

     WE ARE A LEADER IN THE DEVELOPMENT AND COMMERCIALIZATION OF ADVANCED SENSOR TECHNOLOGY. Members of our executive and technical staff have extensive experience in the development, application, and commercialization of advanced sensor technology. Because of the breadth of our industry experience, we can adapt and develop products to address the needs of our customers in rapidly evolving markets. For example, our innovative sensor technology led to our selection for a joint development project with Texas Instruments for a new automotive application.

     WE DEVELOP AND PRODUCE A BROAD RANGE OF SENSORS AND SENSOR-BASED CONSUMER PRODUCTS. We apply our core technologies to develop and produce a broad range of sensors and sensor-based consumer products. We can rapidly introduce and expand our product offerings because of our ability to leverage our core technologies across both our Sensor and Consumer Products businesses. By offering a broad range of products, we can service customers within a variety of markets. We adapted military and aerospace derived microfused technology for use in electronic scales, and have subsequently used this technology to produce pressure sensors for use in a broad range of medical, industrial, and consumer applications.

     WE PRODUCE HIGH QUALITY, RELIABLE PRODUCTS. We maintain quality control programs in all of our manufacturing facilities. We design these programs so that our products meet or exceed our stringent quality control measures, ensuring that our customers receive reliable, high quality products. Our production facilities in China, the United Kingdom, and Virginia are ISO 9001 certified.

     WE HAVE ESTABLISHED CHANNELS OF DISTRIBUTION THAT ALLOW US TO EFFICIENTLY INTRODUCE NEW PRODUCTS INTO THE GLOBAL MARKETPLACE. We are geographically positioned to manufacture and distribute our products worldwide. We sell our products through a combination of an experienced in-house technical sales force of over 40 employees and generally exclusive sales relationships with outside sales representatives throughout the world. We have the flexibility of selling our products both directly to retailers and to original equipment manufacturers. We use our established, flexible channels of distribution to quickly and efficiently introduce new products into the global market.

     WE SPECIALIZE IN HIGH VOLUME, LOW COST MANUFACTURING. Our high quality design teams in the United States and United Kingdom support our low cost, high volume production facility in China, which has allowed us to increase gross profit margins. By combining our low cost manufacturing expertise with our core technology, we are able to provide our global customer base with an advantageous price-value relationship.

     WE WORK DIRECTLY WITH CUSTOMERS TO DEVELOP SENSORS FOR CUSTOMIZED APPLICATIONS. Many of our customers require customized sensor solutions, which are developed with us on a long-term collaborative basis. All of our facilities possess the design and engineering expertise and technical sales force to accommodate the unique sensor designs necessary to meet the specific performance and budget requirements of our customers. Often these customers provide product development funding for their customized solutions. We believe that our customer commitments to fund our product development and our collaborative efforts to develop customized products evidence their support for our products and capabilities, and reduce the likelihood that they would divert business to competitors due to the high switching costs.


OUR STRATEGY

     Our objective is to build on our core sensor technologies to enhance our position as a leader in the development, manufacture, and sale of sensors and sensor-based consumer products. To achieve our objective, we are pursuing the following strategies:

     UTILIZE OUR EXPERTISE IN SENSOR TECHNOLOGIES TO DEVELOP NEW PRODUCTS AND APPLICATIONS. We continue to make significant investments in research and development in order to meet the changing needs of our customers and expand the number of products that we can sell into our distribution system. We intend to rely on this continued research and development to increase sales by improving our existing products and developing innovative new products and technologies. Some of the applications we are developing are for the automotive, medical, and telecommunication industries and for other sensor-based consumer products. Due in part to acquisitions, our customer funded research and development to support new product development has grown significantly over the last three years.

     LEVERAGE OUR EXISTING ORIGINAL EQUIPMENT MANUFACTURER RELATIONSHIPS. We have numerous opportunities to design and develop products for our customers on a collaborative basis because of our status as a supplier to original equipment manufacturers. We intend to leverage these relationships to expand our business by providing value added products to our customers.

     CONTINUE AGGRESSIVELY PURSUING INTERNATIONAL GROWTH OPPORTUNITIES. We sell our products primarily in North America and Western Europe. Growth opportunities exist in other parts of the world including Asia, the Pacific Rim, and South America. We intend to continue expanding our global customer base by using our established distribution networks to service customers in these markets. Following the completion of our acquisition of Terraillon, we expect to further enhance our European distribution.

     LEVERAGE OUR LOW COST PRODUCTION TECHNIQUES AND ENGINEERING RESOURCES. We reduced our total manufacturing costs by locating our principal manufacturing facility in Asia to take advantage of lower direct costs and higher volume production capacity. In addition, we supplement our United States and European engineering capabilities with lower cost engineering resources in Asia. We intend to continue to leverage these low cost production techniques and engineering resources in order to expand our customer base.

     PURSUE STRATEGIC ACQUISITIONS. We completed three major acquisitions over the past three years. These acquisitions enable us to offer new products and technologies to our customers. We plan to continue to pursue strategic acquisitions in both the sensor and sensor-based consumer products markets in order to extend our geographic reach, expand our customer base, acquire new products and technologies, and increase our base of talented employees. We expect to complete the acquisition of Terraillon shortly after the completion of this offering. We integrate our acquisitions by leveraging our low cost structure to increase the profitability of acquired companies.


OUR RECENTLY COMPLETED ACQUISITIONS

     We expanded our distribution network, increased our manufacturing capabilities, introduced new product lines, added to our core technologies, and extended our global presence by completing a series of major acquisitions.

     In August 2000, we acquired the Schaevitz Sensors business from TRW for approximately $17.9 million, including closing and restructuring costs of $1.1 million. The Schaevitz Sensors business consists of a division in the United States and an operating company in the United Kingdom. This business designs and manufactures sensors in the United States and Europe, and sells a variety of tilt, displacement, and pressure sensors. The acquisition increased our base of core technologies and expanded our production and distribution capabilities in the United States and the United Kingdom.

     In February 2000, we acquired IC Sensors from PerkinElmer for approximately $12.4 million, including closing and restructuring costs of $0.4 million. IC Sensors designs, manufactures, and markets micro-electromechanical systems based silicon pressure sensors, accelerometers, and custom microstructures. This acquisition expanded our micro-electromechanical systems (MEMS) capabilities and increased our manufacturing capacity and design expertise in the United States.

     In August 1998, we acquired PiezoSensors, formerly the Sensors Division of AMP, for approximately $5.7 million, including closing and restructuring costs of $1.7 million. PiezoSensors designs, manufactures, and markets piezoelectric polymer sensors for industrial, consumer, and medical applications. This acquisition expanded our product line to include piezopolymer sensors and increased our production capabilities in the United States.

PRODUCTS

     Sensors. We produce a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow, and distance. Our sensors are sold for original equipment manufacturer applications. A summary of our Sensor business product offerings is provided in the following table:



                                             BRAND
      PRODUCT            TECHNOLOGY          NAME
 PRESSURE SENSORS   Micro-              IC Sensors
                    Electromechanical
                    Systems (MEMS)
                    Piezoresistive      Microfused
                    Strain Gage         Schaevitz

 ACCELEROMETERS     Piezopolymer        PiezoSensors
                    Micro-              IC Sensors
                    Electromechanical
                    Systems (MEMS)
                    Force Balance       Schaevitz
 ROTARY             Linear Variable     Schaevitz
 DISPLACEMENT       Differential
 SENSORS            Transformer

 TILT/ANGLE         Fluid Capacitive    Schaevitz
 SENSORS

 TRAFFIC SENSORS    Piezopolymer        PiezoSensors

 CUSTOM PIEZOFILM   Piezopolymer        PiezoSensors
 SENSORS

 CUSTOM             Micro-              IC Sensors
 MICROSTRUCTURES    Electromechanical
                    Systems (MEMS)




                 PRICE
      PRODUCT                    ATTRIBUTES                          APPLICATION
                 RANGE
 PRESSURE SENSORS   Low cost, miniaturized, adapts to    Disposable catheter
blood          $     1-18
                    automated electronic assembly,       pressure, altimeter,
dive tank
                    and integrates with                  pressure, process
                    microprocessor based systems         instrumentation, and
intravenous
                                                         drug administration
monitoring
                    Rugged, compatible with difficult    Fertilizer and paint
spraying,     $    15-50
                    media, and customized packaging      diesel engine control,
                                                         hydraulics, and
automotive
                                                         powertrain
                    High performance, customizable, Instrumentation grade
                    aerospace $250-3,500 high over pressure capability, and and weapon control systems, military grade qualification deep
                    sea well-head pressure,
                                                         ship cargo level, and
steel mills
 ACCELEROMETERS     Low cost, small size, self           Transportation,
shipment           $     5-20
                    generating output, unique small      monitoring, audio
speaker
                    3-axis acceleration measurement,     feedback, and consumer
                    and adapts to high volume            exercise monitoring
                    Small size, low cost, accurate,      Traffic alert and
collision        $   10-200
                    and performs at low acceleration     avoidance system,
railroad, tilt,
                    forces                               and instrumentation
                    Very high accuracy, sensitive at     Aerospace, weapon fire
control,    $700-3,000
                    low acceleration forces, and         inertial navigation,
and angle
                    rugged                               and tilt
 ROTARY             Provides precise measurement         Broad range, knitting
machines,    $   50-300
 DISPLACEMENT       from microinches to several feet     aerospace, machine
control
 SENSORS            and customizable                     systems, industrial
process
                                                         control, and hydraulic
actuators
 TILT/ANGLE         Low cost, medium to high             Tire balancing, heavy
equipment    $   30-200
 SENSORS            accuracy, and reliable               level measurement, and
                                                         consumer electronic
level
                                                         measurement
 TRAFFIC SENSORS    Rugged, easy installation, and       Traffic survey, speed
and red      $  250-500
                    accurate                             light enforcement,
toll, and in-
                                                         motion vehicle weight
                                                         measurement
 CUSTOM PIEZOFILM   Readily customized, low cost,        Medical imaging,
ultrasound,       $  0.50-50
 SENSORS            and operates without power           consumer electronic,
electronic
                    source                               stethoscope, and sonar
 CUSTOM             Small size, precision dimensions,    Atomic force
microscopes, flow     $     1-20
 MICROSTRUCTURES    and integrates mechanical and        measurement, optical
switching,
                    electronic systems                   and inertial navigation

     Consumer Products. We design, manufacture, and market sensor-based consumer products such as bathroom and kitchen scales, tire pressure gauges, and distance estimators. Our consumer products feature sleek, contemporary designs, high-contrast liquid crystal displays, and factory-installed lithium batteries that last for the life of the product. We sell to both retailers and manufacturers of consumer products. A summary of our sensor-based consumer products is presented in the following table:



                                                     BRAND
                      PRICE
     PRODUCT             TECHNOLOGY                  NAMES*                TYPES
OF PRODUCTS           RANGE
 SCALES            Piezoresistive,         Thinner, Health-o-          Bathroom
Scales             $    5-45
                   Application             meter, Laica, Salter,
                   Specific Integrated     and Korona
                   Circuits                Thinner, Laica, Salter,     Kitchen
Scales              $    3-25
                                           and Korona
                                           Royal                       Postal
Scales               $    8-11

 TIRE PRESSURE     Piezoresistive          Accutire                    Digital
and Mechanical      $ 0.50-15
 GAUGES                                                                Tire
Pressure Gauges

 DISTANCE          Ultrasonic              Accutape                    Interior
Distance           $   13-22
 MEASUREMENT                                                           Estimator
 PRODUCTS                                  Park-Zone                   Distance
Estimator          $   10-25
                                                                       for
Parking

* Health-o-meter, Laica, Salter, Korona, and Royal are trademarks, trade names, or service marks of our customers and are not owned by us.


CUSTOMERS

     We sell our sensor products throughout the world. Our Sensor business designs, manufactures, and markets sensors for original equipment manufacturer applications. Our extensive customer base consists of the manufacturers of electronic, automotive, military, and industrial products. None of our Sensor business customers accounted for more than 10% of our total net sales. Our key Sensor customers include:

           o Alaris Medical

           o Graco

           o Lockheed Martin

           o Allison Transmission

           o Honeywell

           o Pacesetter

           o Badger Meter

           o Hunter Engineering

           o Texas Instruments

     Our Consumer Products business customers are primarily retailers, resellers, or manufacturers of consumer products in the United States and Europe. In fiscal year 2001, no Consumer Products customer accounted for more than 10% of total net sales. Previously, we had two Consumer Products customers who accounted for more than 10% of net sales. Korona, a German reseller of diversified housewares, accounted for 13.9% and 19.7% of our total net sales in the years ended March 31, 2000 and 1999. Sunbeam, a United States manufacturer of consumer products, accounted for 19.9% and 16.6% of our total net sales in the years ended March 31, 2000 and 1999. Other key Consumer Products customers include:

           o Bed Bath & Beyond

           o Costco

           o Sam's Club

           o BJ's Wholesale Club

           o Laica

           o Sears

           o Brookstone

           o Linens 'n Things

           o Target

SALES AND DISTRIBUTION

     We sell our products through a combination of an experienced in-house technical sales force of over 40 employees and generally exclusive sales relationships with outside sales representatives throughout the world. Our experienced engineering teams work directly with our global customers to tailor our sensors to meet the specific application requirements of our customers.

     Our sensor-based consumer products are sold and marketed under our own brand names as well as private labels. We have the flexibility of selling our sensor-based consumer products directly to retailers, to resellers, and to manufacturers of consumer products.

     We sell our products primarily in North America and Western Europe. International sales accounted for 35.1% of net sales for the fiscal year ended March 31, 2001 and 28.4% of our net sales for the fiscal year ended March 31, 2000.


SUPPLIERS

     We rely on contract manufacturers for a significant portion of our consumer finished products. The majority of our sensor-based consumer products are assembled by a contract manufacturer located in China. We utilize alternative assemblers located in China to assemble the majority of our other sensor-based consumer products. We procure components and finished products as needed, through purchase orders, and do not have long-term contracts with any of our suppliers. We believe that the components we utilize could be obtained from alternative sources, or that our products could be redesigned to use alternative suppliers' components, if necessary.


RESEARCH AND DEVELOPMENT

     Our position as a leading designer, developer, and manufacturer of sensors and sensor-based consumer products is largely the result of our history of technological innovation. Our research and development efforts are focused on expanding our core technologies, improving our existing products, developing new products, and designing custom sensors for specific client applications. Our gross research and development expenses, including customer funded projects, were $5.1 million, or 4.9% of net sales for the fiscal year ended March 31, 2001, $3.4 million, or 5.6% of net sales, for the fiscal year ended March 31, 2000, and $2.9 million, or 7.8% of net sales, for the fiscal year ended March 31, 1999. This decrease in research and development expenses as a percentage of net sales is attributable to the growth of our Consumer Products business, which requires lower research and development expenses, and our acquisitions, which have historically had lower research and development expenses than our core businesses. Our strategy is to increase new product development over time for those new acquisitions.

     To maintain and improve our competitive position, our research, design, and engineering teams work directly with customers to design custom sensors for specific applications. We receive substantial funding from customers for new product development including $4.1 million for the fiscal year ended March 31, 2001, $1.6 million for the fiscal year ended March 31, 2000, and $1.1 million for the fiscal year ended March 31, 1999. We believe this funding reflects customer confidence in our ability to convert our core technologies into innovative new products.


COMPETITION

     The market for sensors includes many diverse products and technologies and is highly fragmented and increasingly subject to pricing pressures. Most of our competitors are small companies or divisions of large corporations such as Emerson, Motorola, Siemens, and Honeywell. The principal elements of competition in the sensor market are production capabilities, price, quality, and the ability to design unique applications to meet specific customer needs.

     The market for sensor-based consumer products is characterized by frequent introductions of competitive products and pricing pressures. Some of our largest Consumer Products customers are also our competitors, such as Sunbeam and Bonso Electronics International (which recently acquired Korona). The principal elements of competition in the sensor-based consumer products market are price, quality, and the ability to introduce new and innovative products.

     Although we believe that we compete favorably in our Sensor and Consumer Products businesses, new product introductions by our competitors could cause a decline in sales or loss of market acceptance for our existing products. If competitors introduce more technologically advanced products, the demand for our products would likely be reduced.

INTELLECTUAL PROPERTY

     We rely in part on patents to protect our intellectual property. We own 78 United States utility patents, 10 United States design patents, and numerous foreign patents to protect our rights in certain applications of our core technology. We have 51 United States patent applications pending. These patent applications may never result in issued patents. Even if these applications issue as patents, taken together with our existing patents, they may not be sufficiently broad to protect our proprietary rights, or they may prove unenforceable. We have not, however, obtained patents for all of our innovations, nor do we plan to do so.

     We also rely on a combination of copyrights, trademarks, service marks, trade secret laws, confidentiality procedures, and licensing arrangements to establish and protect our proprietary rights. In addition, we seek to protect our proprietary information by using confidentiality agreements with certain employees, consultants, advisors, and others. We cannot be certain that these agreements will adequately protect our proprietary rights in the event of any unauthorized use or disclosure, that our employees, consultants, advisors, or others will maintain the confidentiality of such proprietary information, or that our competitors will not otherwise learn about or independently develop such proprietary information.

     Despite our efforts to protect our intellectual property, unauthorized third parties may copy aspects of our products, violate our patents, or use our proprietary information. In addition, the laws of some foreign countries do not protect our intellectual property to the same extent as the laws of the United States. The loss of any material trademark, trade name, trade secret, patent right, or copyright could hurt our business, results of operations, and financial condition.

     We believe that our products do not infringe on the rights of third parties. However, we cannot be certain that third parties will not assert infringement claims against us in the future or that any such assertion will not result in costly litigation or require us to obtain a license to third party intellectual property. In addition, we cannot be certain that such licenses will be available on reasonable terms or at all, which could hurt our business, results of operations, and financial condition.


MANUFACTURING AND FACILITIES

     We have manufacturing facilities located in Milpitas, California; Hampton, Virginia; Valley Forge, Pennsylvania; and Slough, United Kingdom. We manufacture a majority of our sensors and sensor-based consumer products in our Shenzhen, China facility. In addition, our facilities located in China, the United Kingdom, and Virginia are ISO 9001 certified.

     The table below lists our corporate offices, manufacturing plants and other facilities:






        APPROXIMATE

          SQUARE
               LOCATION                           ACTIVITIES
BUSINESS        FEET         LEASE EXPIRATION
------------------------------------- ----------------------------------
-------------- ------------ -----------------------
 Fairfield, New Jersey .............. Corporate Headquarters
Consumer and       19,000   June, 2003
                                                                          Sensor
 Shenzhen, China .................... Principal Manufacturing Facility
Consumer and      134,000   Between February, 2002
                                      Research and Development           Sensor
                    and September, 2004
                                      Warehousing and Distribution
 Hampton, Virginia .................. Manufacturing                      Sensor
          120,000   July, 2011
                                      Research and Development
 Valley Forge, Pennsylvania ......... Manufacturing                      Sensor
           63,000   January, 2003
                                      Research and Development
 Slough, United Kingdom ............. Manufacturing                      Sensor
           35,000   June, 2002
                                      Research and Development
 Milpitas, California ............... Manufacturing                      Sensor
           34,000   December, 2005
                                      Research and Development
 Hong Kong, China ................... Manufacturing Support
Consumer            2,000   February, 2002

EMPLOYEES

     As of July 1, 2001, we employed 1,687 persons, including 359 employees in the United States, 102 employees in the United Kingdom, 1,214 employees in Shenzhen, China, and 12 employees in Hong Kong, China.

     As of July 1, 2001, 1,148 employees were engaged in manufacturing, 221 were engaged in administration, 78 were engaged in sales and marketing and 240 were engaged in research and development.

     Our employees are not covered by collective bargaining agreements. We consider our global labor practices and employee relations to be good.


ENVIRONMENTAL MATTERS

     We are subject to comprehensive and changing foreign, federal, state, and local environmental requirements, including those governing discharges to the air and water, the handling and disposal of solid and hazardous wastes, and the remediation of contamination associated with releases of hazardous substances. We believe that we are in compliance with current environmental requirements. Nevertheless, we use hazardous substances in our operations and as is the case with manufacturers in general, if a release of hazardous substances occurs on or from our properties we may be held liable and may be required to pay the cost of remedying the condition. The amount of any resulting liability could be material.


BACKLOG

     At March 31, 2001, our backlog of unfilled orders was approximately $29.0 million. At March 31, 2000, our backlog of unfilled orders was approximately $17.0 million. We include in backlog orders that have been accepted from customers that have not been filled or shipped. All orders are subject to modification or cancellation by the customer with limited charges. We believe that backlog may not be indicative of actual sales for the current fiscal year or any succeeding period.


LEGAL PROCEEDINGS

     On March 10, 2000, we brought suit in the United States District Court for the Northern District of Illinois against Taylor Precision Products, L.P., Kohl's Corporation, and Kohl's Department Stores, Inc. alleging, among other things, patent infringement related to two of our electronic scales. On May 8, 2000, we voluntarily dismissed the complaint against Kohl's Corporation and Kohl's Department Stores. We are seeking compensatory damages and injunctive relief from Taylor Precision Products, L.P. On February 2, 2001, the court denied defendant's motion for summary judgment. On February 16, 2001, Taylor Precision Products, L.P. asserted a counterclaim against us seeking a declaration from the court that the patents at issue are invalid, unenforceable, and are not infringed upon by Taylor Precision Products, L.P. Taylor Precision Products, L.P. seeks reasonable attorneys' fees, costs, and expenses in connection with this litigation. The litigation is ongoing, and the eventual outcome is uncertain.

     From time to time, we are a party to other legal proceedings. We are not currently involved in any proceeding the resolution of which could have a material adverse effect on our financial conditions or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors and their ages as of July 10, 2001 are as follows:





NAME                                AGE                            POSITION
---------------------------------- -----
------------------------------------------------------------
Joseph R. Mallon, Jr. (1) ........  55   Chairman of the Board and Chief
Executive Officer
Damon Germanton (1) ..............  58   President, Chief Operating Officer,
Secretary, and Director
Mark W. Cappiello ................  47   Vice President of Sales and Marketing
Kirk J. Dischino .................  42   Chief Financial Officer, Treasurer, and
Assistant Secretary
Steven P. Petrucelli (1)(2) ......  48   Chief Technical Officer and Director
John D. Arnold (2)(3)(4) .........  47   Director
Theodore J. Coburn (2)(3)(4) .....  47   Director
Dan J. Samuel (2)(3)(4) ..........  76   Director

----------
(1) Member of our Operations Committee
(2) Member of our Audit Committee
(3) Member of our Compensation Committee
(4) Member of our Governance Committee

     Joseph R. Mallon, Jr. has been our Chairman of the Board and Chief Executive Officer since April 1995. From April 1, 1985 to February 1998, Mr. Mallon also served as President. Mr. Mallon has thirty-five years experience in electronic sensor and micro-electromechanical systems (MEMS) technology and is a named inventor in 41 United States patents. From January 1990 to January
1993, Mr. Mallon was a Director and Executive Vice President of Lucas NovaSensor. In October 1985, Mr. Mallon co-founded NovaSensor, where he served as a Director and Co-President until its acquisition by Lucas Industries. Mr. Mallon serves as a Director of Sepragen Corporation and Sensant Corporation. Mr. Mallon received a B.S. in science from Fairleigh Dickinson University and an M.B.A. from California State-Hayward.

     Damon Germanton has been our President since February 1998 and served as our Chief Operating Officer and Director since 1981. In addition to serving as our President and Chief Operating Officer, Mr. Germanton is Managing Director of our Asian operations. Beginning in 1965, Mr. Germanton worked for sixteen years for Kulite Semiconductor as an engineer and operations manager developing military and aerospace applications of micromachined sensor technology. Mr. Germanton is a named inventor in twelve United States patents and received a B.S. in engineering from Fairleigh Dickinson University.

     Mark W. Cappiello has been our Vice President of Sales and Marketing since January 1988. Mr. Cappiello has over twenty-five years of experience in international consumer products marketing, over twenty of which have been in the scale industry. From January 1985 to October 1987, Mr. Cappiello was employed by Terraillon S.A., a French manufacturer and distributor of scales and balance products. Mr. Cappiello received a B.A. in business from the University of Connecticut.

     Kirk J. Dischino has been our Chief Financial Officer since February 1998. From July 1984 to January 1998, Mr. Dischino was employed by Materials Research Corporation, an international manufacturer of high technology semiconductor process equipment. Mr. Dischino held various positions at Materials Research Corporation including Vice-President and Controller. From July 1980 to June 1984, Mr. Dischino was a Senior Auditor with Arthur Andersen & Co. Mr. Dischino received a B.S. in accounting and finance from Lehigh University and is a certified public accountant in Pennsylvania.

     Steven P. Petrucelli, Ph.D., has been a Director since June 1992 and our Chief Technical Officer since September 2000. Dr. Petrucelli is a consultant in electronic and medical technology and has been an Assistant Professor at Rutgers University in the Biomedical and Electrical Engineering Departments since 1980. Dr. Petrucelli received a B.S. in electrical engineering from Lehigh University and an M.S. and Ph.D. in engineering from Rutgers University.

     John D. Arnold has been a Director since June 1995. Mr. Arnold has been in private law practice since 1988, primarily representing technology companies with relationships with Asian investors and/or manufacturers. Prior to 1988, Mr. Arnold was employed with the law firms of Wilson, Sonsini, Goodrich & Rosati in Palo Alto, California and Foley & Lardner in Milwaukee, Wisconsin. Mr. Arnold received a B.A. in business administration from the University of Wisconsin and a J.D. from Stanford Law School.

     Theodore J. Coburn has been a Director since October 1995. Previously, Mr. Coburn was a partner of Brown, Coburn & Co., an investment banking firm and an Education Associate at Harvard University Graduate School of Education. Mr. Coburn currently serves as a Director of the Nicholas-Applegate Fund, Emerging Germany Fund, and Video Update. Prior to 1991, Mr. Coburn was a Director and the Managing Director of the Global Equity Transactions Group of Prudential Securities. Mr. Coburn was a Managing Director of Merrill Lynch Capital Markets from 1983 to 1986. Mr. Coburn received a B.S. in finance from the University of Virginia; an M.B.A. from Columbia University; a Master of Education from
Harvard University; a Master of Divinity from Harvard University; and Certificate of Advanced Studies from Harvard University.

     The Honorable Dan J. Samuel has been a Director since October 1994. Mr. Samuel has been a business consultant since January 1995. Previously, Mr. Samuel served as President and Chief Executive Officer of Scallop Corporation, the New York subsidiary of the Royal Dutch/Shell Group of Companies. In addition, Mr. Samuel serves as a Director of Canadian Overseas Packaging
Industries. Mr. Samuel received a B.A. and M.A. in engineering from Oxford University.


BOARD COMPOSITION

     Our Board currently consists of six directors. Our certificate of incorporation provides that the number of directors is to be fixed by the Board, but in no event shall be less than five or more than nine directors. Our Board is divided into three groups, whose terms expire at successive annual meetings. Directors are elected for staggered three-year terms.


COMMITTEES OF OUR BOARD

     Our Board maintains (i) an Operations Committee that monitors our operations and makes recommendations to the Board when necessary; (ii) an Audit Committee that requests and receives information and reports from management, outside counsel, and our independent auditing firm in order to review our auditing, internal control, financial reporting, and compliance activities;
(iii) a Compensation Committee that establishes and executes compensation policy and programs for our executives; and (iv) a Governance Committee that is responsible for reviewing and making recommendations regarding the composition of, and procedures used by, the Board and its committees.


COMPENSATION OF DIRECTORS

     Directors who are also our employees do not receive additional compensation for serving as our directors. For the fiscal year ended March 31, 2000, non-employee directors received a $5,000 annual retainer paid in two equal semi-annual installments, $1,250 for attendance at each regularly scheduled Board meeting, and $500 for attending and $600 for chairing each committee meeting. For the fiscal year ended March 31, 2001, non-employee directors received an annual retainer of $35,000 payable in equal quarterly installments and no separate compensation related to Board or committee meetings.

     For the fiscal year ended March 31, 2001, each non-employee director was granted an option to purchase 10,000 shares of our common stock at market value for the first year of service and an option to purchase 5,000 shares of our common stock at market value for each succeeding year of service. Non-employee directors do not receive retirement or other fringe benefits.

     Certain directors who render consulting or other services to us receive additional compensation. Dr. Petrucelli was paid $49,762 in the fiscal year ended March 31, 2001 for his services as a consultant. Additionally, we donated $20,571 in the fiscal year ended March 31, 2001 to the gifts and grants program of the Biomedical Engineering Department at Rutgers University's College of Engineering, where Dr. Petrucelli is a professor. Additional compensation paid to Mr. Arnold, who serves on the Board's Compensation Committee, is described below under "Compensation Committee Interlocks and Insider Participation."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our Compensation Committee is an officer or employee of Measurement Specialties. None of our executive officers serves as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. The members of our Compensation Committee for the fiscal year ended March 31, 2001 were John D. Arnold, Theodore J. Coburn, and Dan J. Samuel. Mr. Arnold provided legal services to us and received approximately $15,000 in legal fees during fiscal year 2001.


EXECUTIVE COMPENSATION

     Summary Compensation. The following table contains summary information concerning the annual compensation for the fiscal years ended March 31, 2001, 2000, and 1999 for our Chief Executive Officer and each other executive officer whose salary and bonus exceeded $100,000 for the fiscal year ended March 31, 2001:





                                       ANNUAL COMPENSATION
LONG-TERM COMPENSATION
                                 --------------------------------
--------------------------------------
                                                                     NUMBER OF
SHARES

UNDERLYING           ALL OTHER
NAME & PRINCIPAL POSITION         YEAR       SALARY       BONUS       OPTION
AWARDS        COMPENSATION
------------------------------   ------   -----------   ---------
-----------------   ------------------
Joseph R. Mallon, Jr.            2001     $260,000         *             50,000
        $ 19,832 (1)
 Chief Executive Officer and     2000      225,000      125,000            --
          16,343
 Chairman of the Board           1999      200,000       72,000            --
          16,673

Damon Germanton                  2001      260,000         *             50,000
          18,040 (2)
 President, Chief Operating      2000      225,000      125,000            --
          16,343
 Officer and Secretary           1999      200,000       72,000            --
          16,673

Mark W. Cappiello                2001      198,000         *             30,000
          15,885 (3)
 Vice President of Sales and     2000      171,500       67,481            --
          13,000
 Marketing                       1999      152,500       41,175            --
          13,000

Kirk J. Dischino                 2001      187,000         *             30,000
          15,922 (4)
 Chief Financial Officer,        2000      161,500       60,291            --
          13,000
 Treasurer, and Assistant        1999      135,000       36,450            --
          12,350
 Secretary

Steven P. Petrucelli             2001      122,262         *             45,000
           3,269 (6)
 Chief Technical Officer (5)

----------
* We expect to pay bonuses to each of the named executive officers for the fiscal year ended March 31, 2001. The respective amounts of these bonuses have not been determined.

(1) For the fiscal year ended March 31, 2001, includes automobile allowance of $11,000, payment of $3,343 in lieu of long-term disability income insurance, and $5,489 in matching contributions by us pursuant to our 401(k) plan.

(2) For the fiscal year ended March 31, 2001, includes automobile allowance of $11,000, $3,343 in long-term disability income insurance premiums paid by us for Mr. Germanton's benefit, and $3,697 in matching contributions by us pursuant to our 401(k) plan.

(3) For the fiscal year ended March 31, 2001, includes automobile allowance of $11,000 and $4,885 in matching contributions by us pursuant to our 401(k) plan.

(4) For the fiscal year ended March 31, 2001, includes automobile allowance of $11,000 and $4,922 in matching contributions by us pursuant to our 401(k) plan.

(5) Mr. Petrucelli became an employee of Measurement Specialties in September 2000.

(6) For fiscal year ended March 31, 2001, includes $3,269 in matching contributions by us pursuant to our 401(k) plan.

    Option Grants in Last Fiscal Year. The following table shows grants of options to purchase our common stock to our named executive officers during the fiscal year ended March 31, 2001:






          POTENTIAL REALIZABLE

                  VALUE
                                                INDIVIDUAL GRANTS
            AT ASSUMED ANNUAL

----------------------------------------------------------------
APPRECIATION
                             NUMBER OF       PERCENT OF TOTAL
           RATES OF STOCK PRICE
                             SECURITIES      OPTIONS GRANTED   EXERCISE OR
              FOR OPTION TERM
                             UNDERLYING      TO EMPLOYEES IN   BASE PRICE
EXPIRATION   ------------------------
                          OPTIONS GRANTED      FISCAL YEAR      ($/SHARE)
DATE           5%         10%
                         -----------------  ----------------- ------------
-------------- ----------- -----------
Joseph R. Mallon, Jr.         50,000                8.2%        $  14.19   June
6, 2006    $241,298    $547,423
Damon Germanton               50,000                8.2            14.19   June
6, 2006     241,298     547,423
Mark W. Cappiello             30,000                4.9            14.19   June
6, 2006     144,779     328,454
Kirk J. Dischino              30,000                4.9            14.19   June
6, 2006     144,779     328,454
Steven P. Petrucelli          45,000                7.4            14.19   June
6, 2006     217,168     492,680

     Aggregated Option Exercises and Fiscal Year-End Option Values. The following table contains information concerning the aggregated option exercises during the fiscal year ended March 31, 2001 and the value of unexercised options held as of March 31, 2001 by the executive officers named in the summary compensation table:






     VALUE OF UNEXERCISED
                                                     NUMBER OF SHARES UNDERLYING
         IN-THE-MONEY
                                                       UNEXERCISED OPTIONS AT
          OPTIONS AT
                                                           MARCH 31, 2001
      MARCH 31, 2001 (1)

----------------------------- ----------------------------
                            SHARES
                         ACQUIRED ON      VALUE
                           EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE
  EXERCISABLE   UNEXERCISABLE
                        ------------- ------------- -------------
--------------- ------------- --------------
Joseph R. Mallon, Jr.      116,000     $1,825,820      192,000        50,000
  $3,219,840      $251,000
Damon Germanton             20,000        415,800       30,000        50,000
     491,700       251,000
Mark W. Cappiello               --             --           --        30,000
          --       150,600
Kirk J. Dischino                --             --       60,000        70,000
   1,047,600       849,000
Steven P. Petrucelli       134,000        242,875        9,000        57,000
     152,610       432,420

----------
(1) Value of in-the-money options is based on the excess of the closing price of our common stock on March 31, 2001 ($19.21) over the exercise price of the options, multiplied by the number shares underlying the options.

1995 STOCK OPTION PLAN

     We adopted the Measurement Specialties, Inc. 1995 Stock Option Plan, which allows us to issue stock options to our employees, directors, and consultants. We reserved 1,828,000 shares of common stock for issuance under this plan. The exercise price of options under this plan is determined by our Board of Directors, but may not be less than the fair market value of our common stock on the date of grant. Payment of the exercise price may consist of cash, check, the delivery of shares of our common stock held for a minimum of six months and having a fair market value equal to the exercise price, or any combination of such methods or other methods as is determined by the Board in accordance with the New Jersey Business Corporation Act. Our Board of Directors has delegated authority to its Compensation Committee to take all actions and make all determinations necessary or appropriate under the plan, including the grant of options consistent with the terms of this plan.

1998 STOCK OPTION PLAN

     We adopted the Measurement Specialties, Inc. 1998 Stock Option Plan, which allows us to issue stock options and stock appreciation rights to our key employees, consultants, professionals, and non-employee directors. We reserved 1,500,000 shares of common stock for issuance under this plan.

The exercise price of options under this plan is determined by our Board of Directors, but may not be less than the fair market value of our common stock on date of grant in the case of incentive stock options and 85% of the fair market value of our common stock on the date of grant in the case of non-qualified options. In the discretion of the Board of Directors, payment of the exercise price may consist of cash, check, notes, delivery of shares of our common stock having a fair market value equal to the exercise price, or any combination of such methods, or other means of payment permitted under the New Jersey Business Corporation Act. The term during which each option is exercisable is determined by the Board and may not be more than ten years from the date of grant. Our Board of Directors has delegated authority to its Compensation Committee to take all actions and make all determinations necessary or appropriate under the plan, including the grant of options consistent with the terms of this plan.


401(K) PLAN


     All our full time employees over the age of eighteen are eligible to participate in our 401(k) Plan after three months of employment. Subject to certain limitations imposed by federal tax laws, employees may contribute up to 15% of their salary (including bonuses and/or commissions) per year. We match 100% of the first 3% of employee contributions and 50% of the next 3% of employee contributions. We provided aggregate matching contributions approximating $463,000 for all employees in the fiscal year ended March 31, 2001. Employees may direct the investment of their contributions in several different investment funds.



                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     John D. Arnold, one of our directors, has provided legal services to us and received approximately $15,000 in legal fees during the fiscal year ended March 31, 2001.

     We sublet a residence used by employees in China from Damon Germanton, an officer and director, under a month-to-month arrangement. Rent expense for the fiscal year ended March 31, 2001 was approximately $6,000.

     Steven P. Petrucelli, one of our directors, was paid $49,762 during the fiscal year ended March 31, 2001 for his services as a consultant. Additionally, we donated $20,571 in the fiscal year ended March 31, 2001 to the gifts and grants program of the Biomedical Engineering Department at Rutgers University's College of Engineering, where Dr. Petrucelli is a professor.

                             PRINCIPAL SHAREHOLDERS

     The following table shows information regarding the beneficial ownership of our common shares as of July 10, 2001, and as adjusted to reflect the sale of shares offered by this prospectus for:

     o each of our directors;

     o each executive officer named in the summary compensation table;

     o all directors and executive officers as a group; and

     o each person known to us to be the beneficial owner of more than 5% of our outstanding shares of common stock.

     The percentage of beneficial ownership is based on 8,447,594 of shares of common stock outstanding as of July 10, 2001, and 10,647,594 shares of common stock outstanding after completion of this offering assuming no exercise of the underwriter's over allotment option.

     To our knowledge and except as otherwise indicated, all persons listed below have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Each director and executive officer listed below maintains a mailing address at c/o Measurement Specialities, Inc., 80 Little Falls Road, Fairfield, NJ 07004.





                                                     BENEFICIAL OWNERSHIP
BENEFICIAL OWNERSHIP
                                                      PRIOR TO OFFERING
AFTER OFFERING (1)
                                                   ------------------------
-----------------------
                                                     NUMBER OF
NUMBER OF                 OPTIONS EXERCISABLE
BENEFICIAL OWNER                                      SHARES       PERCENT
SHARES      PERCENT      WITHIN 60 DAYS(2)
------------------------------------------------   ------------   ---------
-----------   ---------   --------------------
DIRECTORS AND EXECUTIVE OFFICERS:
 Joseph R. Mallon, Jr. .........................      565,840         6.5%
565,840        5.2%           202,000
 Damon Germanton(3) ............................      492,184         5.8
493,184        4.6             40,000
 Steven P. Petrucelli ..........................      155,000         1.8
155,000        1.5              9,000
 Mark W. Cappiello .............................      141,200         1.7
141,200        1.3              6,000
 Kirk J. Dischino ..............................       71,000           *
 71,000          *              6,000
 Dan J. Samuel .................................       56,600           *
 56,600          *             35,000
 John D. Arnold ................................       30,000           *
 30,000          *             10,000
 Theodore J. Coburn ............................       27,200           *
 27,200          *             10,000
 All directors and officers as a group .........    1,540,024        17.6%
1,540,024       14.0            318,000
FIVE PERCENT STOCKHOLDERS:
 Wellington Management Company, LLP(4) .........      535,000         6.3%
535,000        5.0                 --
   75 State Street
   Boston, MA 02109


----------
* less than 1%

(1) Assumes no shares are purchased in this offering by the listed persons.

(2) Options exercisable within 60 days by the listed persons are included in the number of shares beneficially owned by the listed persons and the percentage ownership calculations.

(3) Includes 105,314 shares held for Mr. Germanton's children.


(4) Includes 141,000 shares for which investment discretion and voting authority is shared with Wellington Trust Company, NA; 140,000 shares for which investment discretion is shared with Wellington International Management Pte Ltd. and for which Wellington Management Company has no voting authority; and 62,000 shares for which Wellington Management has no voting authority. Information as to Wellington Management Company is to our knowledge, based solely upon the Form 13F filed on May 15, 2001 by Wellington Management Company.

                          DESCRIPTION OF CAPITAL STOCK


GENERAL


     Our authorized capital stock consists of 20,000,000 shares of common stock, no par value, 100,000 shares of Series A Convertible Preferred Stock, par value $5.00 per share, 100,000 shares of Series B Convertible Preferred Stock, par value $5.00 per share, 21,756 shares of Series C Convertible Preferred Stock, par value $1.75 per share and 978,244 shares of preferred stock that have not been classified. There are no shares of preferred stock issued and outstanding. Upon the closing of this offering, there will be 10,647,594 shares of common stock issued and outstanding assuming no exercise of the underwriters' over-allotment option.


COMMON STOCK


     The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders. There is no cumulative voting for the election of directors. Subject to the preferences applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared by our Board of Directors from time to time out of funds legally available for that purpose and distributed pro rata in accordance with the number of shares of common stock held by each shareholder. In the event of our liquidation, dissolution, or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of any outstanding preferred shares. The holders of common stock have no preemptive or similar rights, or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock.


PREFERRED STOCK


     Our Board of Directors is authorized to issue from time to time up to 978,244 shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and other special rights, and the qualifications, limitations, and restrictions of each series, without further vote or action by our shareholders. The issuance of any preferred stock could dilute the voting power or otherwise adversely affect the rights of the common stock. The issuance of preferred stock could have the effect of acting as an anti-takeover device to delay or prevent a change in control of our company.


     In addition, our Board of Directors is authorized to issue serial preferred stock, which is described below and is subject to the specific provisions of our certificate of incorporation.


SERIES A CONVERTIBLE PREFERRED STOCK


     The holders of Series A Convertible Preferred Stock are entitled to one vote per share on all matters to be voted on by shareholders. The holders of Series A Convertible Preferred Stock are entitled to convert their preferred shares into shares of common stock at a conversion rate of one share of common stock for each share of Series A Convertible Preferred Stock surrendered. This conversion rate is subject to adjustment in the event of a stock dividend, stock split, reverse stock split, or similar transaction. The holders of Series A Convertible Preferred Stock are entitled to a cumulative annual cash dividend equal to $0.675 per share payable quarterly on the first day of each calendar quarter. No dividends may be paid on common stock or any other series of preferred stock if there are any accrued dividends on Series A Convertible Preferred Stock that have not been paid. In the event of our liquidation, dissolution, winding up, or sale of all our assets and after the payment of liabilities, each holder of Series A Convertible Preferred Stock is entitled to receive $5.00 per share, plus any accrued and unpaid cumulative dividends, before any sums are paid or assets are distributed to the holders of common stock. We have a right to redeem all, but not less than all, of the Series A Convertible Preferred Stock at a redemption price of $6.00 per share, plus accrued and unpaid cumulative dividends as of the date of redemption.

SERIES B CONVERTIBLE PREFERRED STOCK

     The holders of Series B Convertible Preferred Stock are entitled to one vote per share on all matters to be voted on by shareholders. The holders of Series B Convertible Preferred Stock vote as a class with respect to the election of a majority of our Board of Directors. The holders of Series B Convertible Preferred Stock are entitled to convert their preferred shares into shares of common stock at a conversion rate of one share of common stock for each share of Series B Convertible Preferred Stock surrendered. This conversion rate is subject to adjustment in the event of a stock dividend, stock split, reverse stock split, or similar transaction. The holders of Series B Convertible Preferred Stock are entitled to a cumulative annual cash dividend equal to $0.50 per share payable annually on the first day of April. No dividends may be paid on common stock or any other series of preferred stock if there are any accrued dividends on Series B Convertible Preferred Stock that have not been paid. In the event of our liquidation, dissolution, winding up, or sale of all our assets and after the payment of liabilities, each holder of Series B Convertible Preferred Stock is entitled to receive $5.00 per share, plus any accrued and unpaid cumulative dividends, before any sums are paid or assets are distributed to the holders of common stock. We have a right to redeem all, but not less than all, of the Series B Convertible Preferred Stock at a redemption price of $6.00 per share, plus accrued and unpaid cumulative dividends as of the date of redemption.


SERIES C CONVERTIBLE PREFERRED STOCK

     The holders of Series C Convertible Preferred Stock are entitled to one vote per share on all matters to be voted on by shareholders. The holders of Series C Convertible Preferred Stock are entitled to convert their preferred shares into shares of common stock at any time prior to the third anniversary of the date of issuance of each Series C Convertible Preferred Stock certificate. The conversion rate is equal to one share of common stock for each 1.05 shares of Series C Convertible Preferred Stock surrendered if such shares are exchanged on or before the first anniversary of the date of issuance of the Series C Convertible Preferred Stock certificate. The conversion rate is equal to one share of common stock for each 1.10 shares of Series C Convertible Preferred Stock surrendered if such shares are exchanged on or before the second anniversary of the date of issuance of the Series C Convertible Preferred Stock certificate. The conversion rate is equal to one share of common stock for each
1.15 shares of Series C Convertible Preferred Stock surrendered if such shares are exchanged on or before the third anniversary of the date of issuance of the Series C Convertible Preferred Stock certificate. The conversion rates are subject to adjustment in the event of a stock dividend, stock split, reverse stock split, or similar transaction. The holders of Series C Convertible Preferred Stock are entitled to a cumulative annual cash dividend equal to $0.14 per share payable annually on the tenth day of December. No dividends may be paid on common stock or any other series of preferred stock if there are any accrued dividends on Series C Convertible Preferred Stock that have not been paid. In the event of our liquidation, dissolution, winding up, or sale of all our assets and after the payment of liabilities, each holder of Series C Convertible Preferred Stock is entitled to receive $1.75 per share, plus any accrued and unpaid cumulative dividends, before any sums are paid or assets are distributed to the holders of common stock. We have a right to redeem all, but not less than all, of the Series C Convertible Preferred Stock at a redemption price of $1.75 per share, plus accrued and unpaid cumulative dividends as of the date of redemption. Holders of Series C Convertible Preferred Stock must give us notice of any proposed sale of their shares outlining the terms of the proposed sale. We have the right, within ten days after the notice, to purchase the shares on the same terms provided in the notice.


STATUTORY BUSINESS COMBINATION PROVISIONS

     The New Jersey Business Corporation Act provides that in determining whether a proposal or offer to acquire a corporation is in the best interest of the corporation, the Board may, in addition to considering the effects of any action on shareholders, consider any of the following: (a) the effects of the proposed action on the corporation's employees, suppliers, creditors and customers, (b) the effects on the community in which the corporation operates, and (c) the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may best be served by the continued independence of the corporation. The statute further provides that if, based on these factors, the Board determines that any such offer is not in the best interest of the corporation, it may reject the offer. These provisions may make it more difficult for a shareholder to challenge, and may facilitate, the Board's rejection of an offer to acquire Measurement Specialties. We are subject to the New Jersey Shareholders Protection Act, which prohibits certain New Jersey corporations from engaging in business combinations (including mergers, consolidations, significant asset dispositions, and certain stock issuances) with any interested shareholder (defined to include, among others, any person that becomes a beneficial owner of 10% or more of the affected corporation's voting power) for five years after such person becomes an interested shareholder, unless the business combination is approved by its Board prior to the date the shareholder became an interested shareholder. In addition, the New Jersey Shareholders Protection Act prohibits any business combination at any time with an interested shareholder other than a transaction that (i) is approved by the board of directors prior to the date the interested shareholder became an interested shareholder, or (ii) is approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by the interested shareholder, or (iii) satisfies certain "fair price" and related criteria.


STAGGERED BOARD OF DIRECTORS

     Our Board is divided into three groups, whose terms expire at successive annual meetings. An effect of this staggered Board of Directors is to make it more difficult or to discourage an attempt to obtain control of Measurement Specialties by means of a tender offer, proxy contest, merger, or otherwise, and thereby to protect the continuity of our management.


LIMITATION OF DIRECTOR LIABILITY

     Pursuant to provisions of our certificate of incorporation, to the fullest extent permitted by the New Jersey Business Corporation Act, our directors will not be held personally liable to us or our shareholders for monetary damages for breach of fiduciary duty.

     In addition, our bylaws provide that our officers and directors shall be indemnified against liability to the fullest extent permitted by the New Jersey Business Corporation Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


NO PREEMPTIVE RIGHTS

     No holder of any class of our authorized capital stock has any preemptive right to purchase any of our securities.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.


LISTING

     Our common stock is listed on the American Stock Exchange under the symbol "MSS."

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of this offering and our proposed acquisition of Terraillon, we will have approximately 11,200,440 shares of common stock outstanding assuming no exercise of outstanding options, including the underwriters' over-allotment option. Of these shares, the 2,200,000 shares to be sold by us in this offering, and 7,225,570 shares that have been previously issued and are currently trading in the open market will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except that any shares purchased or held by our affiliates, as that term is defined in Rule 144 under the Securities Act of 1933, may generally only be sold in compliance with the limitations of Rule 144. All shares of our common stock held by our executive officers and directors are subject to 90-day lock-up agreements described below and may not be sold in the public market prior to the expiration of the lock-up agreements. Needham & Company, Inc. may release the shares subject to the lock-up agreements in whole or in part at any time without prior public notice. However, Needham & Company, Inc. has no current plans to effect such a release. Upon the expiration of the lock-up agreements, approximately 1,222,024 additional shares will be available for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144.

     We expect to issue approximately 552,846 additional shares in connection with the proposed acquisition of Terraillon based on an assumed offering price of $12.30 per share. These shares will be restricted securities, as such term is defined in Rule 144, and may only be sold in the open market pursuant to a registration statement or under an applicable exemption from registration. We have agreed to file a registration statement to become effective nine months after the closing date of the acquisition, covering the resale of our shares of common stock by Terraillon shareholders.

RULE 144

     In general, under Rule 144, a person, including an affiliate, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of
(1) one percent of the then outstanding shares of common stock, or approximately 112,004 shares immediately after this offering, or (2) the average weekly trading volume in the common stock on all national securities exchanges during the four calendar weeks preceding the date on which notice of such sale is filed, provided specified requirements concerning availability of public information, manner of sale, and notice of sale have been satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding requirement, in order to sell shares of common stock which are not restricted securities.

     Under Rule 144(k), a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell these shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

LOCK-UP AGREEMENTS

     Our executive officers and directors have agreed that, without the prior written consent of Needham & Company, Inc., they will not, during the period ending 90 days after the date of this prospectus, directly or indirectly, sell, offer, contract, or grant any option to sell, pledge, transfer, establish an open put equivalent position, or otherwise dispose of any shares of common stock, options, or warrants to acquire shares of common stock, or securities exchangeable or exercisable for or convertible into shares of common stock currently or hereafter owned either of record or beneficially, or publicly announce their intention to do any of the foregoing.

     Shares to be issued in connection with our proposed acquisition of Terraillon may not be transferred for nine months after the date of the acquisition and a portion of the shares received by certain management employees will vest in installments over an eighteen-month period after the acquisition.

STOCK OPTIONS

     As of July 10, 2001, approximately 384,928 shares of common stock were issuable pursuant to vested options under our stock option plans. Certain shares issued upon the exercise of options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to above.

                                  UNDERWRITING

     We have entered into an underwriting agreement with the underwriters named below. Needham & Company, Inc., Friedman, Billings, Ramsey & Co., Inc., and
Janney Montgomery Scott LLC are acting as representatives of the underwriters. The underwriters' obligations are several, which means that each underwriter is required to purchase a specific number of shares, but is not responsible for the commitment of any other underwriter to purchase shares. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares opposite its name below.





                                                         NUMBER OF
UNDERWRITER                                               SHARES
------------------------------------------------------- ----------
       Needham & Company, Inc. ........................
       Friedman, Billings, Ramsey & Co., Inc. .........
       Janney Montgomery Scott LLC ....................




                                                        ---------
       Total .......................................... 2,200,000


     The representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers, who may include the underwriters, at that public offering price less a concession of up to $ per share. The underwriters may allow, and those dealers may reallow, a concession to other securities dealers of up to $ per share. After the offering to the public, the offering price and other selling terms may be changed by the representatives.

     We have granted an option to the underwriters to purchase up to 330,000 additional shares of common stock at the public offering price per share, less the underwriting discounts and commissions, set forth on the cover page of this prospectus. This option is exercisable during the 30-day period after the date of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with this offering. If this option is exercised, each of the underwriters will purchase approximately the same percentage of the additional shares as the number of shares of common stock to be purchased by that underwriter, as shown in the table above, bears to the total shown.

     The following table shows the per share and total underwriting discount to be paid to the underwriters by us. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.





                                                                           TOTAL
                                             PER SHARE     NO EXERCISE     FULL
EXERCISE
                                            -----------   -------------
--------------
Paid by Measurement Specialties .........

     We estimate that the total expenses of the offering, excluding the underwriting discount and commissions, will be approximately $750,000.

     The underwriting agreement provides that we will indemnify the underwriters against certain liabilities that may be incurred in connection with this offering, including liabilities under the Securities Act, or to contribute payments that the underwriters may be required to make in respect thereof.

     We have agreed not to offer, sell, contract to sell, grant options to purchase, or otherwise dispose of any shares of our common stock or securities exchangeable for or convertible into our common stock for a period of 90 days after the date of this prospectus without the prior consent of Needham

& Company, Inc. This agreement does not apply to any existing employee benefit plans or the shares to be issued in connection with the proposed acquisition of Terraillon. Our directors and officers have agreed not to, directly or indirectly, sell, hedge, or otherwise dispose of any shares of common stock, options to acquire shares of common stock, or securities exchangeable for or convertible into shares of common stock, for a period of 90 days after the date of this prospectus without the prior written consent of Needham & Company, Inc. Needham & Company, Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to these lock-up agreements.


     In connection with this offering, the underwriters may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares than are set forth on the cover page of this prospectus. This creates a short position in our common stock for their own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shared over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. To close out a short position or to stabilize the price of our common stock, the underwriters may bid for, and purchase, common stock in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.


     The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase that stock in stabilizing or short covering transactions.


     Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions.


     These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be affected on the American Stock Exchange, or otherwise.



                                  LEGAL MATTERS


     The validity of the common stock offered with this prospectus has been passed upon for us by McCarter & English, LLP, Newark, New Jersey. Certain legal matters for the underwriters will be passed upon by Choate, Hall & Stewart, Boston, Massachusetts.



                                     EXPERTS


     The consolidated financial statements of Measurement Specialties, Inc. and subsidiaries as of March 31, 2000, and for each of the two years in the period ended March 31, 2000 have been audited by Grant Thornton LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Effective September 18, 2000 Grant Thornton LLP ceased serving as our accountants.

     The combined financial statements of TRW Sensors & Components (Schaevitz Sensors) at December 31, 1999, March 31, 1999, and January 31, 1999 and for the nine months ended December 31, 1999, the two months ended March 31, 1999 and the year ended January 31, 1999 have been audited by Ernst & Young LLP, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Measurement Specialties, Inc. and subsidiaries as of March 31, 2001 and for the year then ended and the consolidated financial statements of IC Sensors, Inc. as of December 31, 1998 and 1999 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Terraillon Holdings Limited and subsidiaries as of December 31, 2000 and December 31, 1999 and for the year ended December 31, 2000 and for the nine months ended December 31, 1999 included in this prospectus have been audited by Deloitte & Touche, independent auditors, as stated in their report appearing herein and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement on Form S-1 with the SEC for the shares we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits and schedules for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements, or other documents, the references are not necessarily complete and you should refer to the exhibits attached to, or incorporated into, the registration statement for copies of the actual contract, agreement, or other document. We also file annual, quarterly and special reports, proxy statements, and other information with the SEC.

     You can read our SEC filings, including this registration statement, over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street NW, Washington, DC 20549; 7 World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the office of the American Stock Exchange. For further information on obtaining copies of our public filings at the American Stock Exchange you should call 212-306-1000.

                                      INDEX


              PAGE

           ----------
MEASUREMENT SPECIALTIES, INC.
Report of Independent Public Accountants
 .................................................      F-2
Financial Statements
 Consolidated Balance Sheets at March 31, 2001 and March 31, 2000
 ........................      F-4
 Consolidated Statements of Income for each of the three years in the period ended
   March 31, 2001
 ........................................................................
F-5
 Consolidated Statement of Shareholders' Equity for each of the three years in the period
   ended March 31, 2001
 ..................................................................      F-6
 Consolidated Statements of Cash Flows for each of the three years in the period ended
   March 31, 2001
 ........................................................................
F-7
Notes to Consolidated Financial Statements
 ...............................................   F-8-F-24
Financial Statement Schedule
 II -- Valuation and Qualifying Accounts
 .................................................     F-25

TRW SENSORS & COMPONENTS (SCHAEVITZ SENSORS)
Report of Independent Certified Public Accountants
 .......................................     F-26
Financial Statements
 Combined Balance Sheets at December 31, 1999, March 31, 1999 and January 31,
 1999. F-27 Combined Statements of Operations for the nine-month period ended
 December 31,
   1999, the two-month period ended March 31, 1999 and the year ended January
31, 1999.        F-28
 Combined Statement of Net Changes in Net Investment for the nine-month period ended
   December 31, 1999, the two-month period ended March 31, 1999 and the year ended
   January 31, 1999
 ......................................................................     F-29
 Combined Statements of Cash Flows for the nine-month period ended December 31,
   1999, the two-month period ended March 31, 1999 and the year ended January
31, 1999.        F-30
Notes to Consolidated Financial Statements
 ...............................................   F-31-F-37

IC SENSORS, INC.
Report of Independent Certified Public Accountants
 .......................................     F-38
Financial Statements
 Balance Sheets at December 31, 1999 and 1998
 ............................................     F-39
 Statements of Operations and Accumulated Deficit for the years ended December
31,
   1999 and 1998
 .........................................................................
F-40
 Statements of Cash Flows for the years ended December 31, 1999 and 1998
 .................     F-41
Notes to Consolidated Financial Statements
 ...............................................   F-42-F-44

TERRAILLON HOLDINGS LIMITED
Independent Auditors' Report
 .............................................................     F-45
Financial Statements
 Consolidated Balance Sheets as of December 31, 2000 and December 31, 1999
 ...............     F-46
 Consolidated Statements of Operations for the year ended December 31, 2000 and for the
   nine month period ended December 31, 1999
 .............................................     F-47
 Consolidated Statements of Changes in Stockholders' Equity and Comprehensive
   Income (Loss) for the nine month period ended December 31, 1999 and for the year
   ended December 31, 2000
 ...............................................................     F-48
 Consolidated Statements of Cash Flows for the year ended December 31, 2000 and for
   the nine month period ended December 31, 1999
 .........................................     F-49
Notes to the Consolidated Financial Statements
 ...........................................     F-50

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of MEASUREMENT SPECIALTIES, INC:

     We have audited the accompanying consolidated balance sheet of Measurement Specialties, Inc. (a New Jersey corporation) and subsidiaries as of March 31, 2001 and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audit.

     We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above, appearing on pages F-4 to F-24 of this Form S-1, present fairly, in all material respects, the financial position of Measurement Specialties, Inc. and subsidiaries as of March 31, 2001 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

     Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule appearing on page F-25 of this Form S-1 is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule, for the year ended March 31, 2001, has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, fairly states, in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


ARTHUR ANDERSEN LLP


Roseland, New Jersey
June 4, 2001

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors and Shareholders of MEASUREMENT SPECIALTIES, INC:

     We have audited the accompanying consolidated balance sheets of Measurement Specialties, Inc. and subsidiaries as of March 31, 2000, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the two years in the period ended March 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Measurement Specialties, Inc. and Subsidiaries as of March 31, 2000, and the consolidated results of their operations and their consolidated cash flows for each of the two years in the period ended March 31, 2000, in conformity with accounting principles generally accepted in the United States.

     We have also audited the schedule appearing on page F-25 for the two years in the period ended March 31, 2000. In our opinion, this schedule presents fairly, in all material respects, the information required to be set forth therein.


GRANT THORNTON LLP


Edison, New Jersey
May 25, 2000

                          MEASUREMENT SPECIALTIES, INC.

                           CONSOLIDATED BALANCE SHEETS
                      ($ in thousands except share amounts)






       MARCH 31,       MARCH 31,

          2001           2000

      -----------   --------------
ASSETS
Current assets:
 Cash and cash equivalents
 .........................................................    $    593        $
1,882
 Accounts receivable, trade, net of allowance for doubtful accounts of $833 in
   2001 and $318 in
2000............................................................      14,935
     8,181
 Inventories
 .......................................................................
31,868          9,136
 Deferred income taxes
 .............................................................       2,180
  1,084
 Prepaid expenses and other current assets
 .........................................       1,137            647

       --------        -------
   Total current assets
 ............................................................      50,713
20,930

       --------        -------
Property and equipment, net
 ........................................................      17,069
9,755

       --------        -------
Other assets:
    Goodwill, net of accumulated amortization of $973 in 2001 and $265 in 2000.
         12,606          5,553
    Other intangible assets, net of accumulated amortization of $178 in 2001 and
      $36 in
2000...................................................................
1,089            741
    Deferred income taxes
 ..........................................................       2,055
2,153
    Other assets
 ...................................................................       2,805
          479

       --------        -------

         18,555          8,926

       --------        -------
    Total assets
 ...................................................................    $ 86,337
      $ 39,611

       ========        ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
 Current portion of long term debt
 .................................................    $  4,000        $ 1,000
 Accounts payable
 ..................................................................      13,713
       6,827
 Income taxes payable
 ..............................................................       2,103
     621
 Accrued compensation
 ..............................................................       2,579
   1,654
 Accrued acquisition costs
 .........................................................         604
1,205
 Accrued expenses and other current liabilities
 ....................................       4,118          3,600

       --------        --------
   Total current liabilities
 .......................................................      27,117
14,907

       --------        --------
Other liabilities:
 Long term debt, net of current portion
 ............................................      32,736          9,000
 Other liabilities
 .................................................................       1,003
        897

       --------        --------

         33,739          9,897

       --------        --------
   Total liabilities
 ...............................................................      60,856
   24,804

       --------        --------
   Commitments and contingencies Shareholders' equity:
 Serial preferred stock; 221,756 shares authorized; none outstanding
 ...............
 Common stock, no par value; 20,000,000 shares authorized; 8,333,340 and
   7,979,840 shares issued and outstanding in 2001 and 2000, respectively
 ..........       5,502          5,502
 Additional paid-in capital
 ........................................................       3,769
2,042
 Retained earnings
 .................................................................      16,225
      7,264
 Accumulated other comprehensive loss
 ..............................................         (15)              (1)

       --------        ----------
   Total shareholders' equity
 ......................................................      25,481
14,807

       --------        ---------
   Total liabilities and shareholders' equity
 ......................................    $ 86,337        $ 39,611

       ========        =========


      The accompanying notes are an integral part of these balance sheets.

                         MEASUREMENT SPECIALTIES, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                   ($ in thousands except per share amounts)






FOR THE YEAR ENDED MARCH 31,

----------------------------------------

2001           2000          1999

------------   -----------   -----------
Net sales ............................................................    $
103,095      $ 59,997      $ 37,596
Cost of goods sold ...................................................
58,782        34,524        23,304

---------      --------      --------
   Gross profit ......................................................
44,313        25,473        14,292

---------      --------      --------
Operating expenses (income):
 Selling, general and administrative .................................
29,232        16,132         9,846
 Research and development ............................................
5,082         3,360         2,927
 Customer funded development .........................................
(4,132)       (1,611)       (1,105)

---------      --------      --------
   Total operating expenses ..........................................
30,182        17,881        11,668

---------      --------      --------
    Operating income .................................................
14,131         7,592         2,624
 Interest expense, net of interest income of $20, $99 and $25 in 2001,
   2000, and 1999, respectively ......................................
2,634           287           251
    Other (income) expense ...........................................
(293)           17            49

---------      --------      --------
   Income before income taxes ........................................
11,790         7,288         2,324
 Income tax expense ..................................................
2,829         1,757           595

---------      --------      --------
   Net income ........................................................    $
8,961      $  5,531      $  1,729

=========      ========      ========
Earnings per common share:
 Basic ...............................................................    $
1.10      $   0.73      $   0.24

=========      ========      ========
 Diluted .............................................................    $
0.99      $   0.64      $   0.23

=========      ========      ========
Weighted average number of common and common equivalent shares outstanding:
 Basic ...............................................................
8,144         7,612         7,202

=========      ========      ========
 Diluted .............................................................
9,045         8,696         7,476

=========      ========      ========


        The accompanying notes are an integral part of these statements.

                         MEASUREMENT SPECIALTIES, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     ($ in thousands except share amounts)





                                                       FOR THE YEARS ENDED MARCH
31, 2001, 2000 AND 1999

------------------------------------------------------------------------------

ACCUMULATED
                                                     ADDITIONAL
OTHER
                                           COMMON      PAID-IN    RETAINED
COMPREHENSIVE                COMPREHENSIVE
                                            STOCK      CAPITAL    EARNINGS
 LOSS          TOTAL        INCOME
                                         ---------- ------------ ----------
--------------- ------------ --------------
Balance, March 31, 1998 ................  $ 5,502      $    75    $      4
$    (1)      $  5,580
Comprehensive income, March 31, 1999:
 Net income ............................       --           --       1,729
  --            1,729        1,729

                             -----
 Comprehensive income ..................
                           $ 1,729

                           =======
 163,000 common shares issued upon
   exercise of options .................       --          233          --
  --              233
                                          -------      -------    --------
-------       --------
 Balance, March 31, 1999 ...............    5,502          308       1,733
    (1)         7,542
Comprehensive income, March 31,
 2000:
 Net income ............................       --           --       5,531
  --            5,531        5,531

                           -------
 Comprehensive income ..................
                           $ 5,531

                           =======
 Tax benefit on exercise of options.....       --          610          --
  --              610
 652,266 common shares issued upon
   exercise of options .................       --        1,124          --
  --            1,124
                                          -------      -------    --------
-------       --------
 Balance, March 31, 2000 ...............    5,502        2,042       7,264
    (1)        14,807
Comprehensive income, March 31,
 2001:
 Net income ............................       --           --       8,961
  --            8,961        8,961
 Currency translation adjustment .......       --           --          --
 (14)             (14)         (14)

                           -------
 Comprehensive income ..................
                           $ 8,947

                           =======
 Tax benefit on exercise of options.....       --          924          --
  --              924
 353,500 common shares issued upon
   exercise of options .................       --          803          --
  --              803
                                          -------      -------    --------
-------       --------
 Balance, March 31, 2001 ...............  $ 5,502      $ 3,769    $ 16,225
$ (15)        $ 25,481
                                          =======      =======    ========
=======       ========


        The accompanying notes are an integral part of these statements.

                         MEASUREMENT SPECIALTIES, INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ in thousands)






FOR THE YEAR ENDED MARCH 31,

-----------------------------------------

2001            2000          1999

------------   -------------   ----------
Cash flows from operating activities:
 Net income ............................................................    $
8,961       $  5,531       $  1,729
 Adjustments to reconcile net income to net cash (used in) provided by operating activities:
   Depreciation and amortization .......................................
2,803          2,083          1,118
   Provision for doubtful accounts .....................................
 617               (8)         199
   Provision for warranty ..............................................
 380            (80)           403
   Deferred income taxes ...............................................
(998)             8            (56)
   Tax benefit on exercise of stock options ............................
 924            610             --
   Net changes in operating assets and liabilities, excluding the effect of acquisitions:
    Accounts receivable, trade .........................................
(3,179)        (1,020)        (1,193)
    Inventories ........................................................
(18,828)        (3,417)           275
    Prepaid expenses and other current assets ..........................
(455)          (324)             9
    Other assets .......................................................
(841)          (151)            73
    Accounts payable, trade ............................................
3,757          2,760            831
    Accrued expenses and other liabilities .............................
2,034          2,137             86

---------       ----------     --------
   Net cash (used in) provided by operating activities .................
(4,825)         8,129          3,474

---------       ----------     --------
Cash flows from investing activities:
 Purchases of property and equipment ...................................
(5,653)        (2,510)          (898)
 Purchases of intangible assets ........................................
 (40)        (1,121)          (110)
 Acquisition of businesses, net of cash acquired .......................
(17,860)       (12,368)        (3,985)

---------       ----------     --------
    Net cash used in investing activities ..............................
(23,553)       (15,999)        (4,993)

---------       ----------     --------
Cash flows from financing activities:
 Borrowings (repayments) under bank line of credit agreement, net.......
14,736             --            (21)
 Proceeds from long term debt ..........................................
25,000         10,000          4,000
 Repayments of long term debt ..........................................
(13,000)        (3,800)          (200)
 Payment of deferred financing costs ...................................
(450)          (283)           (85)
 Proceeds from exercise of options and warrants ........................
 803          1,124            233

---------       ----------     --------
   Net cash provided by financing activities ...........................
27,089          7,041          3,927

---------       ----------     --------
Net change in cash and cash equivalents ................................
(1,289)          (829)         2,408
Cash and cash equivalents, beginning of year ...........................
1,882          2,711            303

---------       ----------     --------
Cash and cash equivalents, end of year .................................    $
 593       $  1,882       $  2,711

=========       ==========     ========
Supplemental Cash Flow Information:
Cash paid during the period for:
 Interest ..............................................................    $
2,409       $    368       $    249
 Income taxes ..........................................................
 817            681            102


        The accompanying notes are an integral part of these statements.

                          MEASUREMENT SPECIALTIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                MARCH 31, 2001

              ($ in thousands except share and per share amounts)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS:


   Description of business:

   Measurement Specialties, Inc., a New Jersey corporation, ("MSI" or "the Company") is a designer and manufacturer of sensors and sensor-based consumer products. The Company produces a wide variety of sensors that use advanced technologies to measure precise ranges of physical characteristics, including pressure, motion, force, displacement, angle, flow and distance. The Company has a Sensor segment and a Consumer Products segment. The Sensor segment designs and manufacturers sensors for leading original equipment manufacturers for electronic, automotive, medical, military and industrial applications. The sensor products include pressure sensors, custom microstructures and accelerometers. The Consumer Products segment designs and manufacturers sensor based consumer products which are sold to leading retailers and distributors in both the United States and Europe. The consumer products include bathroom and kitchen scales, tire pressure gauges, and distance estimators.


   Principles of consolidation:

   The consolidated financial statements include the accounts of MSI and its wholly owned subsidiaries (the "Subsidiaries"); Measurement Limited, organized in Hong Kong ("ML"), Jingliang Electronics (Shenzhen) Co. Ltd., organized in the People's Republic of China ("China"), IC Sensors Inc. ("IC Sensors") and Measurement Specialties, UK Limited, organized in the United Kingdom, all collectively referred to as the "Company." As discussed in Note 2, on February 14, 2000, the Company acquired the stock of IC Sensors from PerkinElmer Inc and on August 4, 2000, acquired certain assets and assumed certain liabilities of the Schaevitz Sensors business based in Virginia and the United Kingdom (collectively "Schaevitz") from TRW Components, Inc.
   (TRW). Results of operations of acquired subsidiaries are included in the consolidated results of operations from their date of acquisition. All significant intercompany balances and transactions have been eliminated.


   Use of estimates:

   The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.


   Cash equivalents:

   The Company considers highly liquid investments with maturities of up to three months, when purchased, to be cash equivalents.


   Inventories:

   Inventories are stated at the lower of cost or market. The FIFO (first-in, first-out) method is utilized to determine cost for the Company's inventories.

                          MEASUREMENT SPECIALTIES, INC.

                                 MARCH 31, 2001

              ($ in thousands except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS: - (CONTINUED)


   Property and equipment:

   Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed by the straight-line method over the estimated useful lives of the assets, generally three to ten years. Leasehold improvements are amortized over the shorter of the lease terms or the estimated useful lives of the assets. Normal maintenance and repairs of property and equipment are expensed as incurred. Renewals, betterments and major repairs that materially extend the useful life of property and equipment are capitalized.


   Income taxes:

   The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes ("SFAS No. 109"). SFAS No. 109 requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of existing assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

   Tax benefits from early disposition of the stock by employees of incentive stock options and from exercise of non-qualified stock options are credited to additional paid-in capital.


   Foreign currency translation and transactions:


   The functional currency of the Company's foreign operations is the applicable local currency. The foreign subsidiaries' assets and liabilities are translated into United States dollars using exchange rates in effect at the balance sheet date and their operations are translated using the average exchange rates prevailing during the year. The resulting translation adjustments are recorded as a component of other comprehensive income (loss). Foreign currency transaction gains and losses are included in operations.


   Intangible assets:


   Intangible assets, consisting of patents and covenants not to compete, are being amortized on a straight-line basis over their estimated useful life which ranges from three to ten years. Goodwill, which represents the excess of cost over the net identifiable assets of acquired businesses is being amortized on a straight-line basis over its estimated useful life which ranges from seven to fifteen years. The Company continually evaluates whether events and circumstances indicate that the remaining estimated useful life of intangible assets may warrant revisions or that the remaining balance of intangibles or other long-lived assets may not be recoverable. To make this evaluation, the Company will estimate the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future cash outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company would recognize an impairment loss. Management does not believe any such events have occurred.

                         MEASUREMENT SPECIALTIES, INC.

                                 MARCH 31, 2001

              ($ in thousands except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS: - (CONTINUED)



   Revenue recognition:

   Revenue is recorded when products are shipped, at which time title generally passes to the customer. Certain consumer products may be sold with a provision allowing the customer to return a portion of products not sold to third party customers. Upon shipment, the Company provides for allowances for returns and warranties based upon historical and estimated return rates.

   The company utilizes manufacturing representatives as sales agents for certain of the Company's products. Such representatives do not receive orders directly from customers, take title to or physical possession of products, or invoice customers. Accordingly, revenue is recognized upon shipment.

   Certain consumer products are sold under "private label" arrangements with various distributors. Such products are manufactured to the distributor's specifications. The Company is not responsible for the ultimate sale to third party customers and therefore records revenue upon shipment.


   Research and development:

   Research and development expenditures are expensed as incurred. Customer funding is recognized as a reduction in research and development expense when earned.


   Warranty reserve:

   Consumer products generally are marketed under warranties to end users of up to ten years. The Company provides for estimated product warranty obligations at the time of sale, based on its historical warranty claims experience. This estimate is susceptible to changes in the near term based on introductions of new products, product quality improvements and changes in end user behavior.


   Comprehensive income (loss):

   Comprehensive income (loss) consists of net income or loss for the current period and foreign currency translation adjustments. Comprehensive income
   (loss) does not differ materially from net income of the Company.


   Stock based compensation:

   As permitted by SFAS No. 123, "Accounting for Stock Based Compensation" ("SFAS 123"), the Company has elected to continue to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations ("APB 25") in accounting for its employee stock options. Under APB 25, when the exercise price of the employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recorded. The Company has presented the additional pro forma disclosures required by SFAS 123, in Note 11.


   Interest rate swaps:

   The Company uses interest rate swaps to manage interest rate risk. It has entered into interest rate swap agreements which are intended as a hedge of interest rate risk against specifically identified variable rate debt. The differentials to be received or paid are recognized over the life of the contract as an adjustment to interest expense. See Note 5 for further discussion.

                         MEASUREMENT SPECIALTIES, INC.

                                 MARCH 31, 2001

              ($ in thousands except share and per share amounts)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS: - (CONTINUED)



   New accounting pronouncements:

   In June 1998, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 123"). SFAS 133, as amended by SFAS No. 137 and SFAS No. 138, is effective for fiscal years beginning after June 15, 2000. SFAS 133 establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement.

   The Company adopted SFAS 133 as of April 1, 2001. Accounting for interest rate swaps held by the Company will be affected by implementation of this standard. The earnings impact of the transition adjustments related to the initial adoption of the standard will not be material.


   Shipping and handling costs:

   In September 2000, the Financial Accounting Standards Board issued Emerging Issues Task Force ("EITF") 00-10, "Accounting for Shipping and Handling Fees and Costs," which provides for shipping and handling costs to be recorded in cost of sales. The Company adopted EITF 00-10 in the current year and has reclassified prior year financial statements to conform to this presentation.


   Reclassifications:

   Certain reclassifications have been made to the prior year financial statements in order to conform to the current year presentation.


2.  ACQUISITIONS:

   On August 4, 2000, the Company acquired Schaevitz. Schaevitz designs and manufacturers a variety of tilt, displacement and pressure transducers and transmitters in the United States and Europe which are sold worldwide. The acquisition was accounted for as a purchase, and accordingly, the consolidated financial statements include the operations of Schaevitz from the date of acquisition. The purchase price of assets purchased and liabilities assumed was based on management's preliminary estimate of fair values at the date of acquisition. Therefore, the purchase price allocation may be revised based on a change in these estimates. The aggregate cash paid was $17,860 (including payment to TRW of $16,775 and closing costs of $1,085). The excess of the purchase price over the net assets acquired (principally goodwill) of $6,998 is being amortized over 15 years. The transaction was financed with a term loan issued by a syndicate of lending institutions led by the Company's principal bank. Net assets acquired were $10,862 consisting of the fair value of assets acquired of $13,991 less liabilities assumed of $3,129. In connection with the acquisition of Schaevitz, the Company recorded a liability of approximately $400 for severance and related costs. As of March 31, 2001 these costs have not yet been paid. The Company expects that the termination of employees related to the Schaevitz acquisition will be substantially complete within one year of the acquisition date.

                         MEASUREMENT SPECIALTIES, INC.

                                 MARCH 31, 2001

              ($ in thousands except share and per share amounts)

2. ACQUISITIONS: - (CONTINUED)


   The following unaudited pro forma consolidated results of operations for the years ended March 31 assume the Schaevitz acquisition had occurred as of April 1, 1999, giving effect to purchase accounting adjustments. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had Schaevitz been operated as part of the Company since April 1, 1999. Adjustments to interest expense, goodwill amortization and income taxes related to Schaevitz acquisition are reflected in the pro forma data.





                                       YEAR ENDED MARCH 31,
                                   ----------------------------
                                        2001           2000
                                           (UNAUDITED)
   Net sales ......................   $  112,053     $  83,801
   Net income .....................        8,243         4,855
   Earnings per common share
   BASIC ..........................   $     1.01     $    0.64
                                     ==========     =========
   DILUTED ........................   $     0.91     $    0.56
                                     ==========     =========


   On February 14, 2000, the Company acquired IC Sensors, Inc from PerkinElmer Inc. IC Sensors designs, manufactures and markets micromachined silicon pressure sensors, accelerometers and microstructures. The acquisition was accounted for as a purchase, and accordingly, the consolidated financial statements include the operations of IC Sensors from the date of acquisition. The aggregate cash paid was $12,368 (including payment to PerkinElmer of $12,000 and closing costs of $368). The excess of the purchase price over the net assets acquired (principally goodwill) of $3,177 is being amortized over 15 years. The transaction was financed with a term loan issued by the Company's principal bank. Net assets acquired were $9,191 consisting of the fair value of assets acquired of $10,451 less liabilities assumed of $1,260. In connection with the acquisition of IC Sensors Inc., the Company recorded a liability of approximately $350 for severance and related costs. As of March 31, 2001 these costs have been paid.


   The following unaudited pro forma consolidated results of operations for the year ended March 31, 2000 assumes the IC Sensors acquisition had occurred as of April 1, 1999, giving effect to purchase accounting adjustments. The pro forma data is for informational purposes only and may not necessarily reflect the actual results of operations had IC Sensors been operated as part of the Company since April 1, 1999. Adjustments to interest expense, goodwill amortization and income taxes related to IC Sensors acquisition are reflected in the pro forma data.



                             YEAR ENDED
                            MARCH, 31,
                                2000
                            ------------
                             (UNAUDITED)
  Net sales ...............  $  70,727
  Net income ..............      1,320
  Earnings per
  common share
  BASIC ...................  $    0.17
                             =========
  DILUTED .................  $    0.15
                             =========


                         MEASUREMENT SPECIALTIES, INC.

                                 MARCH 31, 2001

              ($ in thousands except share and per share amounts)

2. ACQUISITIONS: - (CONTINUED)

   On January 5, 2000 the Company acquired, for cash, certain assets comprising the ultrasonic garage parking system business of Exeter Technologies, Inc. Pursuant to the acquisition agreement, the Company made an initial payment of $625 and is required to pay additional consideration based upon future sales. The additional consideration is equal to 15% of net sales in year one, 10% in year two and 5% in year three. No payments are to be made after year three. The acquisition was accounted for under the purchase method of accounting. Net assets acquired were $469, consisting of the fair value of the assets acquired of $625 and liabilities assumed of $156. Goodwill of $956 is being amortized over 7 years.


3. INVENTORIES:

   Inventories are summarized as follows:





                                    MARCH 31,
                               ----------------------
                                  2001         2000
                               ----------   ---------
   Raw materials ...........    $  9,431     $2,895
   Work in process .........       3,266      2,033
   Finished goods ..........      19,171      4,208
                                --------     ------
                                $ 31,868     $9,136
                                ========     ======


4.  PROPERTY AND EQUIPMENT:

     Property and equipment are summarized as follows:






MARCH 31,

---------------------------------------
                                                                  2001
2000      USEFUL LIFE
                                                              -----------
----------- ---------------
   Production machinery and equipment .......................  $  19,582   $
10,684      5-7 years
   Tooling costs ............................................      2,022
994      5-7 years
   Furniture and equipment ..................................      3,694
2,288     3-10 years

     Remaining term
   Leasehold Improvements ...................................      3,148
2,561    of the lease
   Construction in Progress .................................      1,152
--         --
                                                               ---------
--------
      Total .................................................     29,598
16,527
    Less: accumulated depreciation and amortization .........    (12,529)
(6,772)
                                                               ---------
--------
                                                               $  17,069   $
9,755
                                                               =========
========


   Depreciation expense was $1,953, $1,744, and $973 for the years ended March 31, 2001, 2000, and 1999, respectively.

                         MEASUREMENT SPECIALTIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 2001

              ($ in thousands except share and per share amounts)


5. LONG - TERM DEBT:


   Long-term debt is summarized as follows:





                                                                       MARCH 31,
                                                      -----------------------
                                                          2001         2000
                                                      -----------   ---------
     Borrowings under bank line of credit .........    $ 14,736      $    --
     Term loan ....................................      22,000       10,000
                                                       --------      -------
       Total long-term debt .......................      36,736       10,000
     Less: current portion ........................       4,000        1,000
                                                       --------      -------
                                                       $ 32,736      $ 9,000
                                                       ========      =======

   In August 2000, the Company renegotiated its bank line of credit (the terms of which were modified in February 2001). The new agreement increased the maximum amount available from $10,000 to $17,000 until the agreement's expiration in August 2002. The Company may also borrow up to $3,500 in British Pounds. Borrowings are limited to the sum of eligible Accounts Receivable and Inventory, as defined, and are collateralized by a senior security interest in substantially all the Company's assets. Borrowings bear interest at a maximum of the lesser of the bank's prime rate plus 1.00% or the LIBOR rate plus 2.75% (7.33% as of March 31, 2001). Should the Company achieve certain financial ratios, the lowest rate becomes the lesser of the bank's prime rate plus 0.50% or a LIBOR rate plus 2.25%. The agreement requires annual payment of a commitment fee equal to 0.375% of the unutilized available balance.


   In connection with the acquisition of Schaevitz, the Company repaid the then outstanding balance of a previous term loan and entered into a $25,000 term loan agreement with the Company's principal bank. The term loan bears interest at a LIBOR rate plus 3.25% (8.13 % and 6.29% as of March 31, 2001 and 2000, respectively). The term loan requires quarterly principal payments of $1,000 through 2007. The term loan is collateralized by a senior security interest in substantially all the Company's assets. Additional principal payments are required from a portion of the net proceeds of any issuance of additional equity sales.


   Under the terms of both facilities, the Company is required to maintain minimum levels of certain profitability ratios, limits capital expenditures and advances to subsidiaries and requires the bank's consent for the payment of dividends, acquisitions or divestitures. The Company was in compliance with these requirements as of March 31, 2001.


     The aggregate maturities of long-term debt as of March 31, 2001 are as follows:




                             PRINCIPAL
FISCAL YEAR                  REPAYMENTS
-------------------------   -----------
  2002 ..................     $ 4,000
  2003 ..................      18,736
  2004 ..................       4,000
  2005 ..................       4,000
  2006 ..................       4,000
  2007 ..................       2,000
                              -------
  Total .................     $36,736
                              =======

                         MEASUREMENT SPECIALTIES, INC.

                                 MARCH 31, 2001

              ($ in thousands except share and per share amounts)

5. LONG - TERM DEBT: - (CONTINUED)

   As a hedge of its interest rate risk associated with the term loan, the Company entered into two Interest Rate Swap Agreements (the "Swaps"). The Swaps have an initial notional amount of $14,000 and mature June 2004. The Swaps require the Company to pay a fixed rate of 6.98% (an effective rate of 10.23%) and receive a floating rate of 6.75% (an effective weighted average floating rate of 10.0%). The notional reduction of the Swaps are as follows:





                            NOTIONAL
FISCAL YEAR                 REDUCTION
------------------------   ----------
  2002 .................     $7,000
  2003 .................      2,000
  2004 .................      2,000
  2005 .................      3,600


   The Company believes that the carrying amount of its outstanding indebtedness approximates fair value because the interest rates on such indebtedness are at floating short-term rates. Based on the fair value of the outstanding interest rate swap agreements at March 31, 2001, the Company would have incurred a loss of approximately $249, representing the amount that would be payable by the Company if the interest rate swaps were terminated at such date.


6. SHAREHOLDERS' EQUITY:


   The Company is authorized to issue 21,200,000 shares of capital stock, of which 221,756 shares have been designated as serial preferred stock and 20,000,000 shares have been designated as common stock. Each share of common stock has one vote. The Board of Directors (the "Board") has not designated 978,244 authorized shares of preferred stock.


   JL is subject to certain Chinese government regulations, including currency exchange controls, which limit cash dividends and loans to ML and MSI. At March 31, 2001 and 2000, JL's restricted net assets approximated $6,281 and $3,983, respectively.


7. BENEFIT PLANS:


   Defined Contribution Plan:


   MSI has a qualified defined contribution plan under section 401(k) of the Internal Revenue Code. Substantially all its employees are eligible to participate after completing three months of service. Participants may elect to contribute a portion of their compensation to the plan. MSI matches a portion of participants' contributions and, at the discretion of the Board, may make profit sharing contributions. For the years ended March 31, 2001, 2000, and 1999, matching participants contributions were $463, $164, and $78, respectively. No profit sharing contributions were made for 2001, 2000 or 1999.


   Defined Benefit Plans:


   MSI provides a contributory defined benefit retirement plan for certain Schaevitz United Kingdom employees.

                        MEASUREMENT  SPECIALTIES,  INC.

                                MARCH 31, 2001

              ($ in thousands except share and per share amounts)

7. BENEFIT PLANS: - (CONTINUED)

   The following tables set forth reconciliations of the beginning and ending balances of the benefit obligation, fair value of plan assets, funded status and amounts recognized in the Consolidated Balance Sheets included in other assets related to the defined benefit plans.





                                                                   MARCH 31,
2001

---------------
     CHANGE IN BENEFIT OBLIGATION:
       Benefit obligation at beginning of year ................       $    --
       Service cost ...........................................           142
       Interest cost ..........................................           115
       Plan participants' contributions .......................            37
       Acquisition ............................................         3,458
       Actuarial (gain)/loss ..................................          (890)
                                                                      -------
       Benefit obligation at end of year ......................       $ 2,862
                                                                      -------
     CHANGE IN PLAN ASSETS:
       Fair value of plan assets at beginning of year .........            --
       Actual return on plan assets ...........................           (74)
       Acquisition ............................................         5,774
       Plan participants' contributions .......................            37
                                                                      -------
       Fair value of plan assets at end of year ...............         5,737
                                                                      -------
     RECONCILIATION OF FUNDED STATUS:
       Funded status ..........................................         2,678
       Unrecognized net actuarial loss/(gain) .................          (548)
                                                                      -------
       Net amount recognized ..................................       $ 2,130
                                                                      -------


   In determining the projected benefit obligation, the weighted-average assumed discount rate was 6.00%. The expected long-term rate of return on assets, used in determining net periodic pension cost was 7.50% and the rate of compensation increase used to measure the projected benefit obligation was 4.00%.


   The net periodic pension cost included the following components:





                                                   YEAR ENDED
                                                 MARCH 31, 2001
                                                ---------------
     Service cost ...........................       $  142
     Interest cost ..........................          115
     Expected return on plan assets .........         (267)
                                                    ------
     Net periodic pension cost ..............       $  (10)
                                                    ======

8. MAJOR CUSTOMERS:


   A United States manufacturer and distributor of electric housewares accounted for 20 percent and 17 percent of net sales for 2000, and 1999, respectively. A German distributor of diversified housewares accounted for 14 percent and 20 percent of net sales for 2000 and 1999, respectively, and 9 percent of total accounts receivable at March 31, 2000. Both customers are in the Company's Consumer Products segment.

                         MEASUREMENT SPECIALTIES, INC.

                                MARCH 31, 2001

              ($ in thousands except share and per share amounts)

9.  INCOME TAXES:

    Income before income taxes consists of the following:

                              2001         2000         1999
                           ----------   ----------   ----------
     Domestic ..........    $  5,403     $ 2,384      $ 1,117
     Foreign ...........       6,387       4,904        1,207
                            --------     -------      -------
                            $ 11,790     $ 7,288      $ 2,324
                            ========     =======      =======

     The income tax provision (benefit) consists of the following:

                                   2001          2000        1999
                                ----------   -----------   --------
     Current:
  Federal ...................    $ 2,610       $   939      $ 416
  Foreign ...................        820           670        214
  State .....................        397           140         21
                                 -------       -------      -----
     Total current ..........      3,827         1,749        651
                                 -------       -------      -----
     Deferred
  Federal ...................       (812)           55        (30)
  Foreign ...................        (65)          (47)       (34)
  State .....................       (121)           --          8
                                 -------       -------      -----
     Total deferred .........       (998)            8        (56)
                                 -------       -------      -----
                                 $ 2,829       $ 1,757      $ 595
                                 =======       =======      =====

   Differences between the federal statutory income tax rate and the effective tax rates are as follows:

                                             2001         2000         1999
                                          ----------   ----------   ----------
     Statutory tax rate ...............       34.0%      34.0%        34.0%
     Effect of foreign taxes ..........      (12.0)     (14.3)       (10.0)
     State taxes and other ............        2.0        4.4          1.5
                                             -----      -----        -----
                                              24.0%      24.1%        25.5%
                                             =====      =====        =====

   The Company's share of cumulative undistributed earnings of foreign subsidiaries were approximately $13,022 and $6,635 at March 31, 2001 and 2000, respectively. No provision has been made for U.S. or additional foreign taxes on the undistributed earnings of foreign subsidiaries because such earnings are expected to be reinvested indefinitely in the subsidiaries' operations. It is not practical to estimate the amount of additional tax that might be payable on these foreign earnings in the event of distribution or sale. However, under existing law, foreign tax credits would be available to substantially reduce, or in some cases, eliminate U.S taxes payable.

   Pursuant to current Chinese tax policies, JL qualifies for a special state corporate tax rate of 15 percent. Additionally, because JL has agreed to operate in China for a minimum of ten years, a tax holiday (which expired on March 31, 1998) was available for two years, and a 50 percent tax rate reduction to 7.5 percent (which expired on March 31, 2001) was available for the three years thereafter. After the expiration of the tax holiday, JL is expected to qualify for a reduction of the tax rate to 10 percent, provided it exports a minimum of 70 percent of its production. Furthermore, if JL's profits are reinvested in qualified activities in China for a minimum of five years, it may obtain a rebate of 40 percent of the taxes paid on the reinvested profits. Although

                         MEASUREMENT SPECIALTIES, INC.

                                 MARCH 31, 2001

              ($ in thousands except share and per share amounts)

9. INCOME TAXES: - (CONTINUED)

   JL's undistributed earnings are expected to be permanently reinvested, the Company does not intend to recognize the potential rebate until it is realized. The Hong Kong corporate tax rate, at which ML's earnings are taxed, is 16 percent.

   The significant components of the net deferred tax assets consist of the following:





                                                             YEAR ENDED MARCH
31,

---------------------
                                                                2001        2000
                                                             ---------
---------
     Current deferred tax assets:
       Accrued expenses ..................................    $  539      $  343
       Inventory .........................................       682         588
       Accounts receivable allowance .....................       785         129
       Other .............................................       174          24
                                                              ------      ------
     Total ...............................................    $2,180      $1,084
                                                              ------      ------
     Long term deferred tax assets (liabilities):
       Basis difference in acquired property and equipment    $2,648      $2,676
       Valuation allowance ...............................      (500)
(500)
       Other .............................................       (93)
(23)
                                                              ------      ------
     Total ...............................................    $2,055      $2,153
                                                              ------      ------


   The deferred tax assets resulting from the basis difference in acquired property and equipment is net of a valuation allowance of approximately $500,000, which if realized, will further reduce goodwill relating to the IC Sensors acquisition.


10.  PER SHARE INFORMATION:

   Basic per share information is computed based on the weighted average common shares outstanding during each period. Diluted per share information additionally considers the shares that may be issued upon exercise or conversion of stock options, less the shares that may be repurchased with the funds received from their exercise.

   On September 18, 2000, the Company declared a two-for-one split of its common stock. Shareholders of record as of the close of business on October 3, 2000 were issued a certificate representing one additional share for each share held on the record date, payable on October 20, 2000 (the issue date). Prior periods have been restated to reflect the split.

                         MEASUREMENT SPECIALTIES, INC.

                                 MARCH 31, 2001

              ($ in thousands except share and per share amounts)

10. PER SHARE INFORMATION: - (CONTINUED)

    The following is a reconciliation of the numerators and denominators of basic and diluted EPS computations:



                                                     INCOME           SHARES
   PER SHARE
                                                  (NUMERATOR)     (DENOMINATOR)
    AMOUNT
                                                 -------------   ---------------
  ----------
     March 31, 2001
       Basic per share information ...........      $ 8,961           8,144
   $  1.10
       Effect of dilutive securities .........                          901
                                                                      -----
     Diluted per share information ...........      $ 8,961           9,045
   $  0.99
                                                    -------           -----
   -------
     March 31, 2000
       Basic per share information ...........      $ 5,531           7,612
   $  0.73
       Effect of dilutive securities .........                        1,084
                                                                      -----
     Diluted per share information ...........      $ 5,531           8,696
   $  0.64
                                                    -------           -----
   -------
     March 31, 1999
       Basic per share information ...........      $ 1,729           7,202
   $  0.24
       Effect of dilutive securities .........                          274
                                                                      -----
     Diluted per share information ...........      $ 1,729           7,476
   $  0.23
                                                    -------           -----
   -------

11.  STOCK OPTION PLANS:


   Options to purchase up to 1,828,000 common shares may be granted under MSI's 1995 Stock Option Plan and its predecessor plan (together the "1995 Plan"), until its expiration on September 8, 2005. Shares issuable under 1995 Plan grants which expire or otherwise terminate without being exercised become available for later issuance. All shares eligible for grant were issued prior to March 31, 1999.



   Options to purchase up to 1,500,000 shares may be granted under the Company's 1998 Stock Option Plan, (the "1998 Plan") until its expiration on October 19, 2008. Shares issuable under 1998 Plan grants which expire or otherwise terminate without being exercised become available for later issuance. The aggregate numbers of shares available for grants of options under the 1998 Plan were 658,608 and 1,281,550 as of March 31, 2001 and March 31, 2000,
   respectively. A total of 841,392 and 218,450 were outstanding at March 31, 2001 and March 31, 2000, respectively.



   Options under all Plans generally vest over service periods of up to five years, and expire no later-than ten years from the date of grant. Options may, but need not, qualify as "incentive stock options" under section 422 of the Internal Revenue Code. Tax benefits are recognized upon nonqualified exercises and disqualifying dispositions of shares acquired by qualified exercises. There were no changes in the exercise prices of outstanding options, through cancellation and reissuance or otherwise, for 2001, 2000, or 1999.

                         MEASUREMENT SPECIALTIES, INC.

                                 MARCH 31, 2001

              ($ in thousands except share and per share amounts)

11. STOCK OPTION PLANS: - (CONTINUED)

    A summary of the status of stock options as of March 31, 2001, 2000, and 1999 and changes during the years ended on those dates is presented below:





                                           NUMBER OF SHARES
                                     -----------------------------
                                                                      WEIGHTED
AVERAGE
                                      OUTSTANDING     EXERCISABLE      EXERCISE
PRICE
                                     -------------   -------------
-----------------
     March 31, 1998 ..............     1,697,200       1,054,200
1.99
       Granted at market .........       294,000
1.42
       Forfeited .................      (170,000)
2.55
       Exercised .................      (163,000)
1.42
                                       ---------
     March 31, 1999 ..............     1,658,200         988,532
1.88
       Granted at market .........       130,450
6.28
       Forfeited .................       (52,000)
2.23
       Exercised .................      (652,266)
1.75
                                       ---------
     March 31, 2000 ..............     1,084,384         601,400
2.46
       Granted at market .........       637,342
15.14
       Forfeited .................       (13,800)
8.81
       Exercised .................      (337,300)
2.28
                                       ---------
     March 31, 2001 ..............     1,370,626         473,924
2.71
                                       =========       =========



     Summarized information about stock options outstanding at March 31, 2001 follows:





          WEIGHTED
          NUMBER OF                                               WEIGHTED
           AVERAGE
      UNDERLYING SHARES                                    AVERAGE EXERCISE
PRICE          REMAINING
-----------------------------          EXERCISE
-----------------------------     CONTRACTUAL
 OUTSTANDING     EXERCISABLE         PRICE RANGE         OUTSTANDING
EXERCISABLE         LIFE
-------------   -------------   ---------------------   -------------
-------------   --------------
    354,934        290,934      $   1.75 -- $ 2.44        $   2.17        $
2.24         3.59 years
    214,392         96,390          2.50 --  12.63            7.15
5.29               5.04
    468,800              0         14.19 --  14.19           14.19
0               7.18
     83,500              0         17.50 --  20.69           20.05
0               7.74
     10,000              0         21.63 --  21.63           21.63
0               7.76
     12,000              0         24.88 --  24.88           24.88
0               7.57
    227,000         86,600          1.38 --   1.38            1.38
1.38               5.48
===========        =======                                ========
========      =============
  1,370,626        473,924                                $   8.36        $
2.71         5.67 years
===========        =======                                ========
========      =============

                         MEASUREMENT SPECIALTIES, INC.

                                 MARCH 31, 2001

              ($ in thousands except share and per share amounts)

11. STOCK OPTION PLANS: - (CONTINUED)

    The Company accounts for transactions in which employees receive equity instruments of the employer using the intrinsic value based method in accordance with Accounting Principles Board Opinion ("APB") 25. Accordingly, no compensation cost has been recognized for employee stock option grants. Had the Company adopted the fair value based method for employee stock options at grant dates, the Company's pro forma net income for 2001, 2000, and 1999 would have been reduced to $7,951 ($0.98 per basic share and $0.88 per diluted share), $5,257 ($0.69 per basic share and $0.60 per diluted share), and $1,562 ($0.22 per basic share and $0.21 per diluted share). Based on calculations using the Black-Scholes option-pricing model, the weighted average fair value of options granted in 2001, 2000, and 1999 for which the exercise prices equaled the fair market value of such shares at the date of grant was $7.93, $3.68 and $0.96 per share, respectively. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model (single grant assumption with straight-line amortization) with the following weighted-average assumptions:





                                           2001       2000       1999
                                         --------   --------   --------
    Expected volatility ..............   53%            63%        81%
    Risk free interest rate ..........   5.8 %         5.9%       4.7%
    Dividend yield ...................   --             --         --
    Expected life in years ...........    5              5          5

12. COMMITMENTS AND CONTINGENCIES:

    The Company leases certain property and equipment under noncancellable operating leases expiring on various dates through July 2011. Rent expense, including real estate taxes, insurance and maintenance expenses associated with net operating leases approximated $1,864 for 2001, $1,050 for 2000, and $831 for 1999. At March 31, 2001, total minimum rentals under operating leases with initial or remaining noncancellable lease terms of more than one year were:





      YEAR ENDING MARCH 31,
---------------------------------
  2002 ...............  $ 2,243
  2003 ...............    1,573
  2004 ...............      962
  2005 ...............      928
  2006 ...............      617
  Thereafter .........    3,407


    The Company is involved in various proceedings that are incidental to the normal course of business. The Company does not expect that any of the proceedings will have a material adverse effect on the Company's financial position or results of operations.


13. SEGMENT INFORMATION:

    The Company's reportable segments are strategic business units that operate in different industries and are managed separately. Segment data have been presented on a basis consistent with how business activities are reported internally to management. For additional information, including a description of the products and services included in each segment, see Note 1.

    The accounting policies of the segments are substantially the same as those described in the summary of significant accounting policies.

                         MEASUREMENT SPECIALTIES, INC.

                                 MARCH 31, 2001

              ($ in thousands except share and per share amounts)


13. SEGMENT INFORMATION: - (CONTINUED)

    The Company has no material intersegment sales.

    At March 31, 2001 the foreign subsidiaries' total assets aggregated $29,033 of which $11,540 was in the United Kingdom, $12,763 were in Hong Kong and $4,730 in China. At March 31, 2000, the Subsidiaries' total assets aggregated $10,650 of which $5,185 were in Hong Kong and $5,465 were in China. The Company is potentially subject to the risks of foreign currency transaction and translation losses which might result from fluctuations in the values of the Hong Kong dollar and the Chinese renminbi. At March 31, 2001, the subsidiaries had net liabilities of $4,449 subject to fluctuation in the value of the Hong Kong dollar, net assets of $8,388 subject to fluctuation in the value of the British Pound, and net assets of $12,620 subject to fluctuation in the value of the Chinese renminbi. The Subsidiaries' operations reflect intercompany transfers of costs and expenses, including interest on intercompany trade receivables, at amounts established by the Company.

    The following is information related to industry segments:





                                                                2001
2000          1999
                                                            -----------
-----------   -----------
     Net Sales:
       Consumer Products ................................    $ 54,036      $
44,123      $ 30,526
       Sensors ..........................................      49,059
15,874         7,070
                                                             --------
--------      --------
        Total ...........................................    $103,095      $
59,997      $ 37,596
                                                             --------
--------      --------
     Operating Income:
       Consumer Products ................................    $ 10,505      $
9,302      $  5,862
       Sensors ..........................................       9,900
3,275           437
                                                             --------
--------      --------
        Total segment operating income ..................      20,405
12,577         6,299
       Unallocated expenses .............................      (6,274)
(4,985)       (3,675)
                                                             --------
--------      --------
        Total operating income ..........................      14,131
7,592         2,624
                                                             --------
--------      --------
       Interest expense, net of interest income .........      (2,634)
(287)         (251)
       Other (expense) income ...........................         293
(17)          (49)
                                                             --------
--------      --------
        Income before taxes .............................    $ 11,790      $
7,288      $  2,324
                                                             --------
--------      --------
     Depreciation and Amortization:
       Consumer Products ................................         821      $
1,079      $    719
       Sensors ..........................................       1,982
1,004           399
                                                             --------
--------      --------
        Total ...........................................       2,803      $
2,083      $  1,118
                                                             --------
--------      --------
     Segment Assets:
       Consumer Products ................................    $ 18,965      $
12,505      $  9,033
       Sensors ..........................................      62,247
23,672         6,191
       Unallocated ......................................       5,125
3,434         3,311
                                                             --------
--------      --------
        Total ...........................................    $ 86,337      $
39,611      $ 18,535
                                                             --------
--------      --------
     Capital expenditures:
       Consumer Products ................................    $  1,455      $
841      $    777
       Sensors ..........................................       4,198
1,669           121
                                                             --------
--------      --------
        Total ...........................................    $  5,653      $
2,510      $    898
                                                             --------
--------      --------


   Unallocated amounts include general corporate expenses and assets, which consist mainly of cash and other assets not attributable to any reportable segment.

                         MEASUREMENT SPECIALTIES, INC.

                                 MARCH 31, 2001

              ($ in thousands except share and per share amounts)

13.  SEGMENT INFORMATION: - (CONTINUED)

     The following shows information about the Company's foreign operations:





                                     2001         2000         1999
                                 -----------   ----------   ----------
     Net Sales:
  Germany ....................    $  11,046     $  9,835     $  9,056
  Other Europe ...............       15,673        5,857        3,585
  Other ......................        9,155        1,351        1,705
  United States ..............       67,221       42,954       23,250
                                  ---------     --------     --------
  Total ......................    $ 103,095     $ 59,997     $ 37,596
                                  ---------     --------     --------

     Total Assets are as follows:




                                     2001          2000          1999
                                  ----------   -----------   -----------
      Hong Kong ...............    $  1,449     $    707      $    543
      China ...................       6,686        1,936           862
      United Kingdom ..........       5,706           --            --
      United States ...........      72,496       36,968        17,130
                                   --------     --------      --------
  Total .......................    $ 86,337     $ 39,611      $ 18,535
                                   --------     --------      --------

14. CONCENTRATIONS:

    Financial instruments which potentially subject the Company to significant concentrations of credit risk principally are cash investments and trade accounts receivable.


    The Company generally maintains its cash and cash equivalents at major financial institutions in the United States, United Kingdom, Hong Kong and China. Cash held in foreign institutions amounted to $487 and $887 at March 31, 2001 and 2000, respectively. The Company periodically evaluates the relative credit standing of financial institutions considered in its cash investment strategy.


    Accounts receivable are concentrated in United States and European distributors and retailers of consumer products. To limit credit risk, the Company evaluates the financial condition and trade payment experience of customers to whom credit is extended. The Company generally does not require customers to furnish collateral, though certain foreign customers furnish letters of credit.


    The Company manufactures the substantial majority of its sensor products, and most of its sensor subassemblies used in its consumer products, in leased premises located in Shenzhen, China. Sensors are also manufactured at the Company's United States facilities located in Virgina, California, and Pennsylvania and its Slough, United Kingdom facility. Additionally, certain key management, sales and support activities are conducted at leased premises in Hong Kong. Substantially all the Company's consumer products are assembled in China, primarily by a single supplier, River Display, Ltd. ("RDL"), although the Company is utilizing alternative Chinese assemblers. There are no agreements which would require the Company to make minimum payments to RDL, nor is RDL obligated to maintain capacity available for the Company's benefit, though the Company accounts for a significant portion of RDL's revenues. Additionally, most of the Company's products contain key components which are obtained from a limited number of sources. These concentrations in external and foreign sources of supply present risks of interruption for reasons beyond the Company's control, including, with respect to China, political, economic and legal uncertainties.

                         MEASUREMENT SPECIALTIES, INC.

                                 MARCH 31, 2001

              ($ in thousands except share and per share amounts)

15.  QUARTERLY FINANCIAL INFORMATION:





                              FIRST QUARTER   SECOND QUARTER   THIRD QUARTER
FOURTH QUARTER
                              ENDED JUNE 30    ENDED SEPT 30    ENDED DEC 31
ENDED MARCH 31
                             --------------- ---------------- ---------------
---------------
   YEAR ENDED MARCH 31, 2001
    Net sales ..............      16,302          28,237           34,330
  24,226
    Gross profit ...........       7,087          11,467           12,945
  12,814
    Net Income .............       1,196           2,816            3,148
   1,805
    EPS basic ..............         0.15            0.35             0.38
     0.22
    EPS diluted ............         0.14            0.32             0.35
     0.20
   YEAR ENDED MARCH 31, 2000
    Net sales ..............     $12,021         $15,445          $15,960
 $16,571
    Gross profit ...........       5,246           6,392            6,566
   7,269
    Net Income .............       1,008           1,720            1,868
     935
    EPS basic ..............         0.14            0.23             0.25
     0.12
    EPS diluted ............         0.12            0.20             0.22
     0.11


   Earnings per share are computed independently for each of the quarters presented, on the basis described in Note 1. The sum of the quarters may not be equal to the full year earnings per share amounts.

16.  SUBSEQUENT EVENTS:

   On March 29, 2001, the Company filed a registration statement with the Securities and Exchange Commission to issue 1,750,000 shares of common stock. On July 12, 2001, the Company filed an amendment to this registration statement increasing the number of shares of common stock to be sold to 2,200,000. The Company intends to utilize a portion of the proceeds of the offering to fund the proposed acquisition discussed below.

   On June 7, 2001, the Company signed a definitive purchase agreement to acquire all the outstanding stock of Terraillon Holdings Limited, a European manufacturer of consumer bathroom and kitchen scales. On July 11, 2001, the Company signed an amendment to the Terraillon purchase agreement to, among other things, (i) extend the target closing date to August 6, 2001, (ii) provide that the shares of common stock to be issued in the acquisition will be issued at the public offering price of the offering, (iii) provide for an additional payment of $120,000, and (iv) provide for additional payments of $10,000 per day if we elect to close after August 6, but not later than August 30, 2001. The Company expects to consummate this acquisition shortly after the closing date of the offering. The Company will pay a total of approximately $17,000 to acquire Terraillon. The purchase price will be paid as follows: (i) $4,960 in cash and (ii) $6,800 in shares of our common stock. In addition, we will pay the majority stockholder of Terraillon $5,240 to forgive an equal amount of indebtedness owed to it by Terraillon. Additionally, the Company will assume up to $4,000 of Terraillon debt. Any party may terminate the acquisition agreement if the closing has not occurred on or before the close of business in Ireland on August 30, 2001.

                         MEASUREMENT SPECIALTIES, INC.

                SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

                                 MARCH 31, 2001





                   COL. A                         COL. B                 COL. C
                   COL. D            COL. E
--------------------------------------------   ------------
----------------------------   -------------------   -----------
                                                                       ADDITIONS

----------------------------

 (2)
                                                                   (1)
CHARGED TO
                                                BALANCE AT     CHARGED TO
OTHER                              BALANCE AT
                                                 BEGINNING      COSTS AND
ACCOUNTS --       DEDUCTIONS --          END
                 DESCRIPTION                     OF PERIOD      EXPENSES
DESCRIBE           DESCRIBE         OF PERIOD
--------------------------------------------   ------------   ------------
-------------   -------------------   -----------
Year ended March 31, 2001
 Deducted from asset accounts:
   Allowance for doubtful accounts .........       $ 318         $ 617
 $ --           $    (102) (a)       $ 833
   Sales Return Reserve ....................          80           443
   --                (186) (b)         337
                                                   -----         -----
 ----           ---------            -----
Year ended March 31, 2000 Deducted from asset accounts:
   Allowance for doubtful accounts .........       $ 326         $  (8)
 $ --           $      --            $ 318
   Sales Return Reserve ....................          63            17
   --                  --               80
                                                   -----         ------
 ----           ---------            -----
Year ended March 31, 1999: Deducted from asset accounts:
   Allowance for doubtful accounts .........       $ 363         $ 199
 $ --           $    (236) (a)       $ 326
   Sales return reserve ....................          14            49
   --                  --               63
                                                   -----         ------
 ----           ---------            -----


----------
(a)  Bad debts written-off, net of recoveries

(b)  Actual returns received

REPORT OF INDEPENDENT AUDITORS

     We have audited the accompanying combined balance sheets of TRW Sensors & Components (Schaevitz Sensors) (the "Company") which consists of the U.S. and U.K. Sensors Businesses of the TRW Sensors and Components Division, as of December 31, 1999, March 31, 1999, and January 31, 1999, and the related combined statements of operations, changes in net investment, and cash flows for the nine-month period ended December 31, 1999, the two-month period ended March 31, 1999, and the year ended January 31, 1999. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of TRW Sensors & Components (Schaevitz Sensors) at December 31, 1999, March 31, 1999, and January 31, 1999, and the results of its operations and its cash flows for the nine-month period ended December 31, 1999, the two-month period ended March 31, 1999, and the year ended January 31, 1999, in conformity with accounting principles generally accepted in the United States.


Ernst & Young LLP


October 16, 2000
Cleveland, Ohio

                 TRW SENSORS & COMPONENTS (SCHAEVITZ SENSORS)

                             COMBINED BALANCE SHEETS
                              (amounts in thousands)


                                                           DECEMBER 31,
MARCH 31,     JANUARY 31,
                                                               1999
1999          1999
                                                          --------------
-----------   ------------

PREDECESSOR BUSINESS

--------------------------
ASSETS
Current assets:
 Cash and cash equivalents ............................      $   940         $
2,470        $ 2,372
 Accounts receivable, net .............................        4,882
5,426          5,175
 Inventory, net .......................................        5,179
4,035          3,757
 Prepaid expenses and other current assets ............          207
648            576
 Receivables from TRW Inc./LucasVarity units ..........          275
349            681
                                                             -------
-------        -------
   Total current assets ...............................       11,483
12,928         12,561
Deferred income taxes .................................          410
155            145
Property, plant and equipment, net ....................        3,616
3,375          3,329
Prepaid benefit cost ..................................          695
745            756
Goodwill, net .........................................        1,766
7,514          7,676
Receivable from Lucas Control Systems .................        2,758
2,663          3,883
                                                             -------
-------        -------
   Total assets .......................................      $20,728
$27,380        $28,350
                                                             =======
=======        =======
LIABILITIES AND NET INVESTMENT
Current liabilities:
 Accounts payable .....................................      $ 1,605         $
2,440        $ 2,811
 Accrued liabilities ..................................        1,069
1,597          2,912
 Payables to other TRW Inc./LucasVarity units .........          894
1,010             --
 Income taxes payable (receivable) ....................         (122)
476            516
                                                             -------
-------        -------
   Total current liabilities ..........................        3,446
5,523          6,239
 Long-term deferred income taxes ......................          291
 74             70
 Net investment .......................................       16,991
21,783         22,041
                                                             -------
-------        -------
   Total liabilities and net investment ...............      $20,728
$27,380        $28,350
                                                             =======
=======        =======


                  See notes to combined financial statements.

                 TRW SENSORS & COMPONENTS (SCHAEVITZ SENSORS)

                        COMBINED STATEMENTS OF OPERATIONS
                            (amounts in thousands)


                                                    NINE MONTHS ENDED     TWO
MONTHS ENDED        YEAR ENDED
                                                    DECEMBER 31, 1999      MARCH
31, 1999      JANUARY 31, 1999
                                                   -------------------
------------------   -----------------

 PREDECESSOR BUSINESS

--------------------------------------
Net sales ......................................         $21,843              $
5,160             $ 35,577
Cost of sales ..................................          10,495
2,805                17,129
                                                         -------
-------             --------
    Gross profit ...............................          11,348
2,355                18,448
   Selling, general and administrative expenses           11,672
2,536                19,289
   Allocated corporate, general and
    administrative expenses ....................             614
136                   (41)
   Other (income) expenses, net ................              --
 --                   181
   Gain on sale of assets ......................              --
 --                (2,240)

                 --------
   (Loss) earnings before income taxes .........            (938)
(317)                1,259
Income taxes:
 Current:
   Federal .....................................            (551)
(40)                  492
   State and local .............................             (47)
 --                    24
                                                         -------
-------             --------
                                                            (598)
(40)                  516
 Deferred:
   Federal .....................................             239
   (6)                257
                                                         -------
---------           --------
                                                            (359)
(46)                  773
                                                         -------
--------            --------
Net (loss) income ..............................         $  (579)             $
(271)             $    486
                                                         =======
========            ========

                  See notes to combined financial statements.

                 TRW SENSORS & COMPONENTS (SCHAEVITZ SENSORS)

                COMBINED STATEMENTS OF CHANGES IN NET INVESTMENT
                            (amounts in thousands)






       CUMULATIVE

      TRANSLATION     TOTAL NET
                                                                    NET
INVESTMENT      ADJUSTMENT     INVESTMENT

----------------   -------------   -----------
Balance at February 1, 1998 ....................................       $ 23,593
        $   --        $ 23,593
Net earnings for the year ended January 31, 1999 ...............            486
            --             486
Translation adjustment .........................................             --
             4               4

                      --------
 Comprehensive income ..........................................
                           490
Intercompany treasury account activity .........................            317
            --             317
Net transfers to Lucas Control Systems .........................         (2,359)
            --          (2,359)
                                                                       --------
        ------        --------
 Balance at January 31, 1999 ...................................         22,037
             4          22,041
Net (loss) for the two months ended March 31, 1999 .............           (271)
            --            (271)
Translation adjustment .........................................             --
           (36)            (36)

                      --------
 Comprehensive income ..........................................
                          (307)
Intercompany treasury account activity .........................         (2,536)
            --          (2,536)
Net transfers from Lucas Control Systems .......................          2,585
            --           2,585
                                                                       --------
        ------        --------
 Balance at March 31, 1999 .....................................         21,815
           (32)         21,783
Net (loss) for the nine months ended December 31, 1999 .........           (579)
                          (579)
Translation adjustment .........................................             --
            18              18

                      --------
 Comprehensive income ..........................................
                          (561)
Write-off of goodwill upon acquisition by TRW, Inc. ............         (7,514)
            --          (7,514)
Intercompany treasury account activity .........................         (1,426)
            --          (1,426)
Additional investment by TRW, Inc. .............................          1,800
            --           1,800
Net transfers from TRW Lucas Control Systems ...................          2,909
            --           2,909
                                                                       --------
        ------        --------
 Balance at December 31, 1999 ..................................       $ 17,005
        $  (14)       $ 16,991
                                                                       ========
        ======        ========


                  See notes to combined financial statements.

                 TRW SENSORS & COMPONENTS (SCHAEVITZ SENSORS)

                        COMBINED STATEMENTS OF CASH FLOWS
                            (amounts in thousands)


                                                             NINE MONTHS ENDED
TWO MONTHS ENDED      YEAR ENDED
                                                             DECEMBER 31, 1999
 MARCH 31, 1999    JANUARY 31, 1999
                                                            -------------------
------------------ -----------------

       PREDECESSOR BUSINESS

------------------------------------
Operating activities:
 Net income (loss) ........................................      $   (579)
    $  (271)          $    486
 Adjustments to reconcile net income (loss) to net cash
   (used in) provided by operating activities:
   Depreciation and amortization ..........................           499
        267              1,333
   Deferred income taxes ..................................           239
           (6)             257
   Gain on disposal of fixed assets .......................            --
         --             (2,240)
   Changes in operating assets and liabilities:
    Accounts receivable ...................................           545
       (251)              (620)
    Inventories and prepaid expenses ......................          (832)
         75              1,089
    Accounts payable and other accruals ...................        (1,363)
     (1,686)             3,307
    Income taxes payable ..................................          (598)
        (41)               516
    Other, net ............................................            49
         10               (291)
                                                                 --------
    ---------         --------
 Net cash (used in) provided by operating activities ......        (2,040)
     (1,903)             3,837
Investing activities:
 Capital expenditures .....................................          (272)
       (123)            (1,473)
 Proceeds from sale of fixed assets .......................            --
         --              2,240
 Purchase of intangibles ..................................            --
       (425)                --
                                                                 --------
    ---------         --------
Net cash (used in) provided by investing activities .......          (272)
       (548)               767
Financing activities:
 Allocation of goodwill and revaluation of fixed asset
   by TRW Inc. ............................................        (2,145)
         --                 --
 Net transfers and payments (to)/from TRW
   Inc./LucasVarity .......................................         2,909
      2,585             (2,359)
                                                                 --------
    ---------         --------
 Net cash provided by (used in) financing activities ......           764
      2,585             (2,359)
                                                                 --------
    ---------         --------
(Decrease) increase in cash and cash equivalents ..........        (1,548)
        134              2,245
Effect of exchange rate changes on cash ...................            18
        (36)                 4
Cash and cash equivalents at beginning of period ..........         2,470
      2,372                123
                                                                 --------
    ---------         --------
Cash and cash equivalents at end of period ................      $    940
    $ 2,470           $  2,372
                                                                 ========
    =========         ========

                  See notes to combined financial statements.

                 TRW SENSORS & COMPONENTS (SCHAEVITZ SENSORS)
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (amounts in thousands)


NOTE A. BASIS OF PRESENTATION

   Measurement Specialties Inc. ("MSI") and TRW Sensors & Components (Schaevitz Sensors) entered into an Agreement of Purchase and Sale ("the Agreement") as of August 4, 2000 for the sale of the U.S. and U.K. businesses of the TRW Sensors & Components Division (the "Company") to MSI for a cash purchase price of $17,689, subject to post-closing adjustment.

   The combined financial statements of TRW Sensors & Components (Schaevitz Sensors) include the financial statements of the U.S. and U.K. businesses of the TRW Sensors & Components Division. All significant intragroup accounts and transactions have been eliminated in combination.

   On March 25, 1999, TRW Inc. acquired LucasVarity. The transaction was accounted for as a purchase. Assets and liabilities were recorded based on their respective fair values. The Company's accompanying financial statements for the year ended January 31, 1999 (the fiscal year of Lucas Varity)and two months ended March 31, 1999 represent the Company prior to acquisition by TRW Inc. The financial statements for the nine months ended December 31, 1999 (the fiscal year of TRW Inc.) represent the Company subsequent to acquisition by TRW Inc.

   The Company has engaged in the business of manufacturing and selling sensors and components, at premises in Hampton, Virginia, USA, and Slough, U.K.


NOTE B. SIGNIFICANT ACCOUNTING POLICIES


   1. Revenue Recognition

   The Company recognizes revenue when the product is shipped.


   2. Use of Estimates in the Preparation of Financial Statements

   The preparation of financial statements in conformity accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of December 31, 1999, March 31, 1999, and January 31, 1999, and reported amounts of net sales and expenses for the nine months ended December 31, 1999, the two months ended March 31, 1999, and the year ended January 31, 1999. Actual results could differ from those estimates.


   3. Cash Equivalents

   For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.


   4. Accounts Receivable

   The Company has established receivable reserves of $162, $152, and $36 at December 31, 1999, March 31, 1999, and January 31, 1999, respectively.


   5. Concentration of Credit Risk

   Credit risk with respect to accounts receivable is concentrated principally with companies in the industrial, medical, process control, offshore oil and gas recovery, aerospace, automotive and defense industries, operating principally in the United States and United Kingdom. Customers are not required to provide collateral.

                 TRW SENSORS & COMPONENTS (SCHAEVITZ SENSORS)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (amounts in thousands)

NOTE B. SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

   6. Inventory


   Inventories are valued at lower of cost (principally using the last-in, first-out method (LIFO)) or market value. If the first-in, first-out method of inventory accounting had been used exclusively by the Company, inventory would have been approximately $693 higher than reported at January 31, 1999 and March 31, 1999. Upon purchase by TRW, the Company's inventory was revalued to fair market and the LIFO reserve was set to $0.


   Inventory consists of the following:





                                 DECEMBER 31, 1999     MARCH 31, 1999
JANUARY 31, 1999
                                -------------------   ----------------
-----------------
   Raw material .............         $ 2,871              $ 2,782            $
2,751
   Work-in-process ..........           1,808                1,485
1,537
   Finished goods ...........           1,008                  963
1,027
                                      -------              -------
-------
                                        5,687                5,230
5,315
   Less allowance ...........             508                1,195
1,558
                                      -------              -------
-------
   Inventory, net ...........         $ 5,179              $ 4,035            $
3,757
                                      =======              =======
=======


   7. Property, Plant and Equipment


   Property, plant and equipment are stated on the basis of cost. Depreciation is computed using the straight-line method over the estimated useful lives of assets which range from three to ten years. Property, plant and equipment is comprised of the following categories:





                                                     DECEMBER 31, 1999     MARCH
31, 1999     JANUARY 31, 1999
                                                    -------------------
----------------   -----------------
   Machinery and equipment ......................         $ 6,831              $
8,037            $ 7,932
   Construction in progress .....................             806
  963                943
   Other ........................................             107
  334                336
                                                          -------
-------            -------
   Total property, plant and equipment ..........           7,744
9,334              9,211
   Less accumulated depreciation ................           4,128
5,959              5,882
                                                          -------
-------            -------
   Property, plant and equipment, net ...........         $ 3,616              $
3,375            $ 3,329
                                                          =======
=======            =======


   On April 1, 1999, TRW Inc. hired an independent appraiser to conduct a valuation of fixed assets. Property, plant and equipment was increased by approximately $345 as a result of the appraisal.


   8. Advertising Costs


   The Company charges the cost of advertising to expense the first time the advertising takes place. The Company expensed $178, $39 and $230 for the nine months ended December 31, 1999, the two months ended March 31, 1999, and the year ended January 31, 1999, respectively.

                 TRW SENSORS & COMPONENTS (SCHAEVITZ SENSORS)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (amounts in thousands)

NOTE B. SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

   9. Comprehensive Income

   The components of accumulated other comprehensive income (loss) for the nine months ended December 31, 1999, the two months ended March 31, 1999, and the year ended January 31, 1999 are as follows:





                                                            DECEMBER 31, 1999
 MARCH 31, 1999     JANUARY 31, 1999
                                                           -------------------
----------------   -----------------
   Foreign currency translation income (loss) ..........          $  18
     $  (36)               $4
   Accumulated other comprehensive (loss)
    income .............................................            (14)
        (32)                4


   10. Income Taxes

   Income taxes have been provided on a separate return basis. The tax provision is determined by multiplying the local statutory income tax rate by local statutory book income (decreased or increased by local deductible or non-deductible items.) Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

   It is the Company's intention to reinvest undistributed earnings of its U.K. business and, thereby, indefinitely postpone their remittance. Accordingly, deferred income taxes have not been provided for accumulated undistributed earnings.


   11. Accounting Pronouncements

   In December 1999, the SEC staff issued Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements. Management does not anticipate that the adoption of the new statement will have a significant effect on earnings or the financial position of the Company.

   In June 1998, the Financial Accounting Standards Board issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," which was amended during June 2000 by Financial Accounting Standards Board Statement No. 138, "Accounting for Certain Derivative Investments and Certain Hedging Activities" and is required to be adopted in fiscal years beginning after June 15, 2000. Because of the Company's minimal use of derivatives, management does not anticipate that the adoption of the new statement will have a significant effect on earnings or the financial position of the Company.


NOTE C. GOODWILL

   Prior to acquisition by TRW, the Company had goodwill of $8,646 at February 1, 1998. Amortization expense for the year ended January 31, 1999 was $970 and for the two months ended March 31, 1999 was $162. This goodwill was eliminated through purchase accounting adjustments upon the TRW acquisition.

   On April 1, 1999, TRW Inc. recorded approximately $1.8 million of total goodwill related to the acquisition of the Company. At December 31, 1999, accumulated amortization was approximately $34. Goodwill is being amortized on a straight-line basis over 40 years.

                 TRW SENSORS & COMPONENTS (SCHAEVITZ SENSORS)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (amounts in thousands)

NOTE D. EMPLOYEE BENEFIT PLANS


1. Pension Plans


   The U.K. business has a defined benefit pension plan for substantially all employees. The other operations of the Company do not have a defined benefit pension plan, as these respective employees did not begin participating in the TRW Salaried Pension Plan until on or after January 1, 2000. In fiscal year 1997, the U.S. defined benefit plan was converted to a cash balance plan, however the transfer of funds did not occur until fiscal year 1998. The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets for the year ended January 31, 1999, two months ended March 31, 1999, and nine months ended December 31, 1999 and a statement of the funded status as of January 31, 1999, March 31, 1999, and December 31, 1999:






                     JANUARY 31, 1999
                                                           DECEMBER 31, 1999
MARCH 31, 1999    ----------------------
                                                                NON-U.S.
   NON-U.S.          U.S.       NON-U.S.
                                                          -------------------
----------------   ----------   ---------
   Change in benefit obligations:
    Benefit obligations at beginning of period:                $  2,854
    $ 2,793        $  3,000     $ 2,460
      Service cost ....................................              91
         20              --         114
      Interest cost ...................................             185
         41             210         219
      Actuarial loss ..................................              --
         --             607          --
      Benefits paid ...................................              --
         --          (3,817)         --
                                                               --------
    -------        --------     -------
   Benefit Obligations at end of period ...............           3,130
      2,854              --       2,793
   Change in plan assets:
    Fair value of plan assets at beginning of
      period:                                                     3,599
      3,549           3,494       3,271
      Actual return on plan assets ....................             226
         50             323         278
      Plan receivable .................................           1,557
         --              --          --
      Benefits paid ...................................              --
         --          (3,817)         --
                                                               --------
    -------        --------     -------
   Fair value of plan assets at end of period .........           5,382
      3,599              --       3,549
                                                               --------
    -------        --------     -------
   Funded status of the plan ..........................           2,252
        745              --         756
   Unrecognized actuarial (gain) ......................          (1,557)
         --              --          --
                                                               --------
    -------        --------     -------
   Total recognized ...................................        $    695
    $   745        $     --     $   756
                                                               ========
    =======        ========     =======


                 TRW SENSORS & COMPONENTS (SCHAEVITZ SENSORS)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (amounts in thousands)

NOTE D. EMPLOYEE BENEFIT PLANS - (CONTINUED)

   The following table provides the components of net pension cost for the plans as of December 31, 1999, March 31, 1999 and January 31, 1999:





                                                                DECEMBER 31,
MARCH 31,      JANUARY 31, 1999
                                                                    1999
  1999      -----------------------
                                                                  NON -U.S.
NON-U.S.        U.S.       NON-U.S.
                       (IN THOUSANDS)                          --------------
----------   -----------   ---------
   Defined benefit plans:
    Service cost-benefits earned during the year ...........       $   91
 $  20        $    --      $  114
    Interest cost on projected benefit obligations .........          185
    41            210         219
    Expected return on plan assets .........................         (226)
   (50)          (323)       (278)
    FAS 88 .................................................           --
    --           (232)         --
                                                                   ------
 -----        -------      ------
    Total pension cost .....................................       $   50
 $  11        $  (345)     $   55
                                                                   ======
 =====        =======      ======


   The assumptions used in the measurement of the Company's benefit obligations are shown in the following table:





                                                         DECEMBER 31,     MARCH
31,      JANUARY 31, 1999
                                                             1999           1999
     ----------------------
                                                           NON -U.S.
NON-U.S.       U.S.       NON-U.S.
                                                        --------------
----------   ----------   ---------
   Actuarial assumptions:
    Discount rate ...................................         8.50%
8.50%        7.00%       8.50%
    Expect return on plan assets ....................         8.50%
8.50%        9.25%       8.50%
    Rate of increase of compensation levels .........         6.50%
6.50%         N/A        6.50%


   The U.S. business offered a defined cash balance plan for the benefit of all eligible employees during fiscal year 1998. The company makes a pension contribution to the account of each eligible participant equal to 2% to 9% of the participant's wages based on the participant's age. In addition, the company matches 50% of the first 6% of employee contributions. The company recognized pension expense related to this plan of approximately $258, $58, and $284 for the nine months ended December 31, 1999, the two months ended March 31, 1999, and the year ended January 31, 1999, respectively.

   The Company did not provide postretirement benefits other than pensions to its employees and therefore does not have a liability for this purpose.

                 TRW SENSORS & COMPONENTS (SCHAEVITZ SENSORS)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (amounts in thousands)



NOTE E. INCOME TAXES


     (Loss) earnings before income taxes:





                      NINE MONTHS ENDED   TWO MONTHS ENDED      YEAR ENDED
                      DECEMBER 31, 1999    MARCH 31, 1999    JANUARY 31, 1999
                     ------------------- ------------------ -----------------
   U.S. ............      $  (1,029)          $  (187)           $   474
   Non-U.S .........             91              (130)               785
                          ---------           -------            -------
                          $    (938)          $  (317)           $ 1,259
                          =========           =======            =======


     Provision (benefit) for income taxes:




                                                 NINE MONTHS ENDED   TWO MONTHS
ENDED      YEAR ENDED
                                                 DECEMBER 31, 1999    MARCH 31,
1999    JANUARY 31, 1999
                                                -------------------
------------------ -----------------
   Current:
    U.S. federal ..............................       $  (555)            $  (1)
            $ 279
    Non-U.S. ..................................             4               (39)
              213
    U.S. state and local ......................           (47)               --
               24
                                                      -------
-------            -----
                                                         (598)              (40)
              516
   Deferred:
    U.S. federal ..............................           211                (6)
              221
    Non-U.S. ..................................            28                --
               36
                                                      -------
-------            -----
                                                          239                (6)
              257
    Total provision (benefit) for income taxes        $  (359)            $ (46)
            $ 773
                                                      =======
=======            =====


     Income taxes differ from the statutory rate principally due to the following:




                                                    NINE MONTHS ENDED   TWO
MONTHS ENDED      YEAR ENDED
                                                    DECEMBER 31, 1999    MARCH
31, 1999    JANUARY 31, 1999
                                                   -------------------
------------------ -----------------
   U.S. statutory income tax rate ................       $ (319)            $
(108)            $ 428
   Effect of non-deductible goodwill .............           --
55               330
   State and local income taxes net of federal
    tax benefit ..................................          (47)
--                24
   Effect of tax rate differential on foreign
    operations ...................................           (4)
 4               (23)
   Other permanent differences ...................           11
 3                14
                                                         --------
-------             -----
   Effective income tax rate .....................       $ (359)            $
(46)            $ 773
                                                         ========
=======             =====


   The following is a summary of the significant components of the Company's deferred tax assets and liabilities as of December 31, 1999, March 31, 1999, and January 31, 1999:





                                       DEFERRED INCOME TAX ASSETS
DEFERRED INCOME TAX LIABILITIES
                                ----------------------------------------
---------------------------------------
                                 DECEMBER 31,   MARCH 31,   JANUARY 31,
DECEMBER 31,   MARCH 31,   JANUARY 31,
                                     1999          1999         1999
1999          1999        1999
                                -------------- ----------- -------------
-------------- ----------- ------------
   Inventory ..................      $  42        $ 106        $ 106          $
168         $ --        $ --
   Fixed assets ...............         --           --           --
123           74          70
   Accrued expenses ...........         92           49           39
--           --          --
   Net operating loss carry
    forward ...................        276           --           --
--           --          --
                                     -----        -----        -----
-----         ----        ----
   Total ......................      $ 410        $ 155        $ 145          $
291         $ 74        $ 70
                                     =====        =====        =====
=====         ====        ====

                 TRW SENSORS & COMPONENTS (SCHAEVITZ SENSORS)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                            (amounts in thousands)

NOTE F. RELATED PARTY TRANSACTIONS

   TRW Lucas Control System (LCS) Headquarters incurred general and administrative expenses that related to all LCS operating units, which were allocated to the operating units based on a percentage of each operating unit's sales revenue. The Company recorded these expenses with an offsetting entry to the intercompany receivable/payable account.

   The Company sold manufactured goods to affiliates of LucasVarity and TRW. Revenues from sales to LucasVarity and TRW affiliates for the nine months ended December 31, 1999, two months ended March 31, 1999 and the year ended January 31, 1999 were approximately $501, $68 and $184, respectively.


NOTE G. COMMITMENTS AND CONTINGENCIES

   The Company is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. In 1994, the Company was named defendant regarding a patent infringement lawsuit. As of the year ended January 31, 1999, two months ended March 31,1999, and nine months ended December 31, 1999, the Company had a reserve of approximately $500 related to this lawsuit.

   The Company is subject to various other legal proceedings that arose in the ordinary course of its business activities. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the combined financial position or results of operations of the Company.


NOTE H. SEGMENTS

   The Company has one operating segment; the sale of sensors and components for the industrial, medical, process control, offshore oil and gas recovery, aerospace, automotive and defense industries operating primarily in the U.S. and U.K.

   Information concerning principal geographic areas for and as of the nine-month period ended December 31, 1999, the two-month period ended March 31, 1999 and the year ended January 31, 1999 follows.





                                                        U.S.         U.K.
 TOTAL
                                                    -----------   ----------
-----------
   Revenues from external customers:
    Nine months ended December 31, 1999 .........    $ 14,508      $ 7,335
$ 21,843
    Two months ended March 31, 1999 .............       3,345        1,815
  5,160
    Year ended January 31, 1999 .................      20,490       15,087
 35,577
   Property, plant and equipment, net:
    December 31, 1999 ...........................    $  2,171      $ 1,445
$  3,616
    March 31, 1999 ..............................       1,844        1,531
  3,375
    January 31, 1999 ............................       1,981        1,348
  3,329


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Stockholder of IC SENSORS, INC.:

We have audited the accompanying balance sheets of IC Sensors, Inc. (a California corporation and a wholly-owned subsidiary of PerkinElmer, Inc.) (see
Note 1) as of December 31, 1999 and 1998, and the related statements of operations and accumulated deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IC Sensors, Inc. as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


ARTHUR ANDERSEN LLP

Roseland, New Jersey
April 28, 2000

                               IC SENSORS, INC.

                                 BALANCE SHEETS






 AS OF DECEMBER 31,

-----------------------------------

1999               1998

----------------   ----------------
ASSETS
Current assets:
Cash and cash equivalents .............................................    $
615,057      $     214,549
Accounts receivable, net of allowance for doubtful accounts of $539,454 and $402,609, respectively............................................
2,500,724          6,568,376
Inventories, net (Notes 2 and 3) ......................................
2,271,936          4,041,486
Other current assets ..................................................
110,883            146,086

-------------      -------------
   Total current assets ...............................................
5,498,600         10,970,497
Property and equipment, net (Notes 2 and 4) ...........................
622,123          1,636,452
Goodwill, net of accumulated amortization of $4,644,118 and $4,339,904, respectively (Note 2) ................................................
2,966,082          3,270,296

-------------      -------------
   Total assets .......................................................    $
9,086,805      $  15,877,245

=============      =============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accounts payable .....................................................    $
603,015      $   1,204,874
 Accrued liabilities ..................................................
1,353,063          1,526,376
 Payable to Parent (Note 7) ...........................................
25,667,386         26,000,667

-------------      -------------
Total current liabilities .............................................
27,623,464         28,731,917

=============      =============
Commitments and contingencies (Note 6) Stockholders' deficit:
 Common stock $1.00 par value, 500 shares authorized, issued and
   Outstanding ........................................................
    500                500
 Additional paid-in capital ...........................................
30,506,328         30,506,328
 Accumulated deficit ..................................................
(49,043,487)       (43,361,500)

-------------      -------------
   Total stockholders' deficit ........................................
(18,536,659)       (12,854,672)

-------------      -------------
   Total liabilities and stockholders' deficit ........................    $
9,086,805      $  15,877,245

=============      =============


The accompanying notes to combined financial statements are an integral part of these balance sheets.

                               IC SENSORS, INC.

               STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT





                                                       FISCAL YEARS ENDED
DECEMBER 31,

---------------------------------
                                                            1999
1998
                                                      ----------------
----------------
Net sales (Note 8) ..................................  $  15,224,163    $
27,729,325
Cost of sales .......................................     15,452,199
22,265,156
                                                       -------------
-------------
 Gross profit (loss) ................................       (228,036)
5,464,169
Selling, general and administrative expense .........      5,367,589
7,223,399
                                                       -------------
-------------
 Loss from operations ...............................     (5,595,625)
(1,759,230)
Other expenses ......................................         86,362
352,287
                                                       -------------
-------------
 Net loss ...........................................     (5,681,987)
(2,111,517)
Accumulated deficit:
 Beginning of year ..................................    (43,361,500)
(41,249,983)
                                                       -------------
-------------
 End of year ........................................  $ (49,043,487)   $
(43,361,500)
                                                       =============
=============


The accompanying notes to combined financial statements are an integral part of these statements.

                               IC SENSORS, INC.

                            STATEMENTS OF CASH FLOWS





                                                                     FISCAL
YEARS ENDED DECEMBER 31,

---------------------------------
                                                                          1999
          1998

---------------- ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss .......................................................   $
(5,681,987)    $ (2,111,516)
Adjustments to reconcile net loss to net cash provided by operating activities:
   Depreciation and amortization ..................................
1,752,809        2,200,120
Changes in assets and liabilities:
   Accounts receivable ............................................
4,067,651       (2,824,360)
   Prepaid expenses and other current assets ......................
35,203           17,387
   Inventory ......................................................
1,769,550        1,211,735
   Accounts payable ...............................................
(601,859)         (10,931)
   Accrued expenses ...............................................
(173,313)        (221,981)
   Payable to parent ..............................................
(333,281)       2,290,089

------------     ------------
Net cash provided by operating activities .........................
834,773          550,543

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures ...........................................
(434,265)        (495,335)

------------     ------------
Increase in cash and cash equivalents .............................
400,508           55,208
Cash and cash equivalents at beginning of year ....................
214,549          159,341

------------     ------------
Cash and cash equivalents at end of year ..........................   $
615,057     $    214,549

============     ============

The accompanying notes to combined financial statements are an integral part of these statements.

                                IC SENSORS, INC.

                          NOTES TO FINANCIAL STATEMENTS


NOTE 1. BASIS OF PRESENTATION


   IC   Sensors,   Inc.  (the  "Company")  is  engaged  in  the  manufacture  of micromachined sensing and control components for the automotive, medical, industrial and consumer products industries.


   The common stock of the Company (formerly known as EG&G IC Sensors) was wholly-owned by PerkinElmer, Inc. (the "Parent") until the Company's sale to Measurement Specialties, Inc. ("MSI") in February 2000 (see Note 9). As also discussed in Note 9, in addition to the common stock of the Company, MSI also acquired from the Parent certain assets (primarily inventory and fixed assets) from PerkinElmer Singapore Pte Ltd. (referred to as "Batam").



NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Inventories


   Inventories are stated at the lower of cost or market, determined by the first-in, first-out (FIFO) method.


  Plant and Equipment


   Plant and equipment are carried at cost. Major additions are capitalized; expenditures for repairs and maintenance are charged against earnings as incurred.


   Plant and equipment are depreciated using the straight-line method over the following estimated useful lives:


       Machinery and equipment  3 to 7 years
       Leasehold improvements  7 years


  Use of Estimates


   The preparation of the financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.


  Research and Development


   Research and development costs are charged to operations as incurred. Such costs were $1,754,373 and $1,802,666 for the years ended December 31, 1999 and 1998, respectively.


  Goodwill


   Goodwill represents the excess of cost over the fair value of assets acquired and liabilities assumed related to acquisitions by the Company. Goodwill is amortized, on a straight-line basis, over 25 years.


   The recoverability of long-term assets, including goodwill, is evaluated based upon operating results and other changes in the business or business environment (see Note 9).

                               IC SENSORS, INC.

                          NOTES TO FINANCIAL STATEMENTS


NOTE 3. INVENTORIES

     The components of net inventories at December 31, 1999 and 1998 consisted of the following:





                                          DECEMBER 31,
                                ---------------------------------
                                      1999              1998
                                ---------------   ---------------
   Raw materials ............    $  1,107,289      $  1,756,884
   Work-in-process ..........       1,131,951         1,945,425
   Finished goods ...........       1,532,232         1,478,504
                                 ------------      ------------
                                    3,771,472         5,180,813
   Less reserves ............      (1,499,536)       (1,139,327)
                                 ------------      ------------
    Net inventories .........    $  2,271,936      $  4,041,486
                                 ============      ============


NOTE 4. PLANT AND EQUIPMENT, NET
     Plant and equipment consisted of the following at December 31, 1999 and 1998:





                                                       DECEMBER 31,
                                             ---------------------------------
                                                   1999              1998
                                             ---------------   ---------------
   Machinery and equipment ...............    $  9,374,279      $  8,887,963
   Leasehold improvements ................         889,720           941,771
                                              ------------      ------------
    Total plant and equipment ............      10,263,999         9,829,734
   Less-accumulated depreciation .........      (9,641,876)       (8,193,282)
                                              ------------      ------------
    Plant and equipment, net .............    $    622,123      $  1,636,452
                                              ============      ============


NOTE 5. INCOME TAXES

   The results of operations of the Company are included in the consolidated tax returns of the Parent. Accordingly, the Company has no deferred tax assets or liabilities since those amounts are being paid or received by the Parent. Deferred tax assets and liabilities would reflect temporary differences between assets and liabilities for financial reporting purposes and income tax purposes (see Note 9).

NOTE 6. COMMITMENTS AND CONTINGENCIES

   The Company entered into various operating leases covering facilities and office machines.

   The following is a schedule by year of future annual minimum lease payments as of December 31, 1999:





FISCAL YEAR
--------------------------
  2000 ...................    $325,320
  2001 ...................     357,852


                               IC SENSORS, INC.

                          NOTES TO FINANCIAL STATEMENTS


NOTE 7. RELATED PARTY TRANSACTIONS

   The Company had sales to its Batam affiliate of $1,064,882 and $882,207 in 1999 and 1998, respectively. Included in selling, general and administrative expenses is $794,000 and $752,450 for 1999 and 1998, respectively, representing management charges from its Parent.

   The Company has a payable of $25,667,386 and $26,000,667 at December 31, 1999 and 1998, respectively, to its Parent (including wholly-owned subsidiaries of its Parent). Included in the payable to its Parent is $240,062 and $395,556 payable to Batam at December 31, 1999 and 1998, respectively.

   The Company performs certain manufacturing, processing and research and development functions for the benefit of Batam. In 1999 and 1998, included as a reduction in selling, general and administrative expenses is $1,247,773 and $36,398, respectively, of charges allocated to Batam.

   These related party payable balances were treated as a capital contribution in February 2000 (see Note 9).


NOTE 8. SALES TO MAJOR CUSTOMERS

   In 1999, approximately 43% of the Company's net sales were to three customers. In 1998, approximately 30% of the Company's net sales were to two customers.


NOTE 9. SUBSEQUENT EVENT

   In February 2000, the Parent entered into a stock purchase agreement with MSI, whereby MSI acquired all of the stock of the Company. Additionally, MSI also acquired certain inventory and fixed assets from the Parent related to the Parent's Batam operations.

   As part of the February 2000 purchase agreement discussed above, the Parent agreed to assume and/or discharge certain of the Company obligations including environmental liabilities, as defined, any intercompany liabilities, as defined and all income tax obligations.

   On February 11, 2000, the Company eliminated its entire related party payable balance at that date as a contribution to capital.

INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF TERRAILLON HOLDINGS LIMITED:


We have audited the accompanying consolidated balance sheets of Terraillon Holdings Limited and subsidiaries (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in stockholders' equity and comprehensive income (loss) and cash flows for the year ended December 31, 2000 and for the nine months ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000 and for the nine months ended December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.







DELOITTE & TOUCHE
Dublin, Ireland
May 25, 2001

TERRAILLON HOLDINGS LIMITED

CONSOLIDATED BALANCE SHEETS (IN EURO)
DECEMBER 31, 2000 AND 1999





                                                                       2000
      1999
                                                                  --------------
  ------------
                                                                      (euro)
      (euro)
ASSETS
CURRENT ASSETS
Cash and cash equivalents .....................................        415,864
     152,529
Accounts receivable (net of allowances for doubtful
Accounts of (euro)448,908 and (euro)373,675, respectively) ....      8,864,134
   7,710,435
Inventory .....................................................      7,275,378
   5,005,707
Prepaid expenses ..............................................        356,267
     228,905
Forward exchange contracts receivable .........................      4,301,075
   1,990,842
                                                                     ---------
   ---------
Total current assets ..........................................     21,212,718
  15,088,418
PROPERTY AND EQUIPMENT, net ...................................      1,658,975
     902,591
                                                                    ----------
  ----------
TOTAL ASSETS ..................................................     22,871,693
  15,991,009
                                                                    ==========
  ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable ..............................................      3,835,725
   5,199,347
Accrued expenses ..............................................      2,213,618
   1,211,888
Bank borrowings and current portion of long term debt .........      4,483,849
      98,401
Forward exchange contracts payable ............................      4,957,147
   1,721,552
                                                                    ----------
  ----------
Total current liabilities .....................................     15,490,339
   8,231,188
LONG TERM DEBT ................................................      6,295,841
   5,349,752
NEGATIVE GOODWILL .............................................        650,653
     828,070
                                                                    ----------
  ----------
TOTAL LIABILITIES .............................................     22,436,833
  14,409,010
                                                                    ----------
  ----------
COMMITMENTS AND CONTINGENCIES (Note 7)
STOCKHOLDERS' EQUITY
12% Cumulative Preferred Stock authorized 7,000,000 shares,
 (IRLP1 par value), no shares issued and outstanding
Common Stock:
Class A, authorized 5,000,000 shares, (IRLP 1 par value),
 66,000 shares issued and outstanding .........................         83,813
      83,813
Class B, authorized 5,000,000 shares, (IRLP 1 par value),
 203,500 shares issued and outstanding ........................        258,425
     258,425
Class C, authorized 250,000 shares, (IRLP.10 par value),
 77,000 shares issued and outstanding .........................          9,778
       9,778
Additional paid-in capital ....................................        835,975
     835,975
Accumulated other comprehensive income (loss) .................       (260,715)
     278,906
Retained earnings/(accumulated deficit) .......................       (492,416)
     115,102
                                                                    ----------
  ----------
Total stockholders' equity ....................................        434,860
   1,581,999
                                                                    ----------
  ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY ....................     22,871,693
  15,991,009
                                                                    ==========
  ==========

See notes to the consolidated financial statements.

TERRAILLON HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF OPERATIONS (IN EURO)
FOR THE YEAR ENDED DECEMBER 31, 2000 AND FOR THE
NINE MONTH PERIOD ENDED DECEMBER 31, 1999





                                                      2000             1999
                                                ---------------   -------------
                                                     (euro)           (euro)
Sales, net ..................................      38,245,482      24,860,758
Cost of sales ...............................      24,781,613      16,428,963
                                                   ----------      ----------
Gross margin ................................      13,463,869       8,431,795
Selling expenses ............................       8,669,717       5,288,913
General and administrative expenses .........       4,395,036       2,863,412
                                                   ----------      ----------
Operating income ............................         399,116         279,470
Other income (expense)
Interest expense ............................        (856,052)       (525,960)
Foreign currency exchange gains (losses)             (150,582)        361,592
                                                   ----------      ----------
Other expense ...............................      (1,006,634)       (164,368)
                                                   ----------      ----------
Income (loss) before taxes ..................        (607,518)        115,102
Income tax expense (benefit) ................              --              --
                                                   ----------      ----------
Net income (loss) ...........................        (607,518)        115,102
                                                   ==========      ==========

See notes to the consolidated financial statements.

TERRAILLON HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY AND
COMPREHENSIVE INCOME (LOSS) (AMOUNTS IN EURO)
FOR THE NINE MONTH PERIOD ENDED DECEMBER 31, 1999 AND
FOR THE YEAR ENDED DECEMBER 31, 2000





                            CLASS A            CLASS B            CLASS C
                          COMMON STOCK       COMMON STOCK       COMMON STOCK
                       ----------------- ------------------- -----------------
                        SHARES   AMOUNT    SHARES    AMOUNT   SHARES   AMOUNT
                       -------- -------- --------- --------- -------- --------
                                 (euro)              (euro)            (euro)
Balance April 1,
 1999 ................ 66,000   83,813   203,500   258,425   77,000    9,778
Net income ...........     --       --        --        --       --       --
Other
 comprehensive
 income:
Translation
 adjustments .........     --       --        --        --       --       --
Total comprehensive
 income ..............
Balance December
 31, 1999 ............ 66,000   83,813   203,500   258,425   77,000    9,778
Net loss .............     --       --        --        --       --       --
Other
 comprehensive
 loss:
Translation
 adjustments .........     --       --        --        --       --       --
Total comprehensive
 loss ................
Balance December
 31, 2000 ............ 66,000   83,813   203,500   258,425   77,000    9,778
                       ======   ======   =======   =======   ======    =====



                                                      (ACCU-
                                                     MULATED
                                       RETAINED       OTHER
                                       EARNINGS      COMPRE-
   COMPRE-
                        ADDITIONAL      (ACCU-       HENSIVE         TOTAL
   HENSIVE
                          PAID-IN      MULATED       INCOME/     STOCKHOLDERS'
   INCOME/
                          CAPITAL      DEFICIT)       (LOSS)         EQUITY
    (LOSS)
                       ------------ ------------- ------------- ---------------
---------------
                          (euro)       (euro)        (euro)         (euro)
    (euro)
Balance April 1,
 1999 ................    835,975            --            --      1,187,991
       --
Net income ...........         --       115,102            --        115,102
  115,102
Other
 comprehensive
 income:
Translation
 adjustments .........         --            --       278,906        278,906
  278,906

  =======
Total comprehensive
 income ..............
  394,008

  =======
Balance December
 31, 1999 ............    835,975       115,102       278,906      1,581,999
Net loss .............         --      (607,518)           --       (607,518)
 (607,518)
Other
 comprehensive
 loss:
Translation
 adjustments .........         --            --      (539,621)      (539,621)
 (539,621)
Total comprehensive
 loss ................
(1,147,139)

==========
Balance December
 31, 2000 ............    835,975      (492,416)     (260,715)       434,860
                          =======      ========      ========      =========

See notes to the consolidated financial statements.

TERRAILLON HOLDINGS LIMITED

CONSOLIDATED STATEMENTS OF CASH FLOWS (IN EURO)
FOR THE YEAR ENDED DECEMBER 31, 2000 AND
FOR THE NINE MONTH PERIOD ENDED DECEMBER 31, 1999






2000              1999

---------------   ---------------

(euro)            (euro)
OPERATING ACTIVITIES
Net income (loss) ....................................................
(607,518)          115,102
Adjustments to reconcile net income (loss) to
 net cash used in operating activities:
Depreciation .........................................................
107,278            38,624
Amortization of negative goodwill ....................................
(177,417)         (172,839)
Changes in assets and liabilities:
Increase in accounts receivable, net .................................
(1,153,699)         (941,393)
Increase in inventory ................................................
(2,269,671)          (45,778)
(Increase) decrease in prepaid expenses ..............................
(127,362)          211,978
(Increase) in forward exchange contracts receivable ..................
(2,310,233)       (1,990,842)
(Decrease) in accounts payable .......................................
(1,363,622)         (142,483)
Increase (decrease) in accrued expenses ..............................
1,001,730        (1,463,289)
Increase in forward exchange contracts payable .......................
3,235,595         1,721,552

----------        ----------
Cash used in operating activities ....................................
(3,664,919)       (2,669,368)
INVESTING ACTIVITIES
Capital expenditures .................................................
(829,394)         (558,042)
Proceeds on disposals of property and equipment ......................
9,847                --

----------        ----------
Cash used in investing activities ....................................
(819,547)         (558,042)
FINANCING ACTIVITIES
Proceeds from long term debt .........................................
408,084           150,556
Accrued interest on and included in convertible subordinated loan.....
598,139           413,436
Short-term bank borrowings and repayments, net .......................
4,387,560                --
Repayments under capital leases and long-term debt ...................
(106,361)          (63,631)

----------        ----------
Cash provided by financing activities ................................
5,287,422           500,361
Effect of exchange rate changes on cash and cash equivalents .........
(539,621)          269,956
Increase (decrease) in cash and cash equivalents .....................
263,335        (2,457,093)
Cash and cash equivalents at beginning of period .....................
152,529         2,609,622

----------        ----------
Cash and cash equivalents at end of period ...........................
415,864           152,529

==========        ==========
Supplemental disclosures of cash flow information:
 Interest paid .......................................................
257,913           112,524
Supplemental disclosure of non-cash investing activities:
 Capital lease obligations incurred for computers and equipment.......
   --           370,410


See notes to the consolidated financial statements

                    TERRAILLON HOLDINGS LIMITED
                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS

Description of business:

Terraillon Holdings Ltd. ("THL" or the "Company") commenced its operations on April 1, 1999, when THL acquired 100% of the assets and liabilities of Terraillon S.A. and its wholly-owned subsidiaries (collectively, the "Subsidiaries") from La Compagnie Europe'enne de Distribution et de Pesage (C.E.D.P.). Total purchase price, including costs related to the acquisition, was cash of FRF 43,895,168 ((euro)6,691,775). The purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair values. The excess of the fair value of the net assets acquired over the purchase price generated negative goodwill of FRF 6,565,532 ((euro)1,000,909), which is being amortized on a straight-line basis over a period of five years. In connection with this transaction the Company paid its principal shareholder an acquisition management fee and out of pocket expenses of FRF 1,090,888 ((euro)166,305), which are included in the purchase price .

The acquisition was accounted for by the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of operations do not include any revenues or expenses related to the acquired companies prior to the closing date. The transaction was financed through an increase in share capital and the issue of convertible subordinated notes. Prior to the acquisition, THL had no commercial activity.

The Company is incorporated in Ireland and it designs, develops, produces, and sells bathroom and kitchen scales and timing devices. The Company's product revenues are generated through distributors and retailers of consumer products in both Europe and the United States of America.

Principles of consolidation:

The consolidated financial statements include the accounts of THL and its wholly owned subsidiaries, collectively referred to as the "Company." Results of operations of acquired subsidiaries are included in consolidated results of operations from their date of acquisition. Significant inter-company balances and transactions have been eliminated.

Use of estimates:

The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities and the disclosure of the contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents:

The Company considers highly liquid investments with maturities of up to three months, when purchased, to be cash equivalents.

Inventory:

Inventory is valued at the lower of cost (first-in, first-out) or net realizable value after making allowance for any obsolete or slow-moving items. Net realizable value is the actual or estimated selling price (net of trade discounts), less all further costs of completion or to be incurred in marketing, selling and distribution. In the case of finished goods and work in progress, cost includes all expenditures which have been incurred in the normal course of business in bringing the products to their present location and condition.

                          TERRAILLON HOLDINGS LIMITED
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS - (CONTINUED)

Property and equipment:

Property and equipment are stated at cost. Depreciation is computed by the straight-line method over the estimated useful lives of the assets as follows:





                                           YEARS
                                          ------
       Dies, Molds and Tools ..........    3-5
       Fixtures and Fittings ..........    5-10
       Equipment ......................    5-10
       Motor Vehicles .................    3-5


Leasehold improvements are amortized over the shorter of the lease terms or the estimated useful lives of the assets.

Income taxes:

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. See Note 6.

Foreign currency translation and transactions:

The Company's primary functional currency is the Euro ("(euro)"), while the functional currency of the Company's foreign operations is the applicable local currency. The foreign subsidiaries' assets and liabilities are translated into Euro using exchange rates in effect at the balance sheet date and their operations are translated using weighted average exchange rates during the period. The resulting translation adjustments are recorded as other comprehensive income. Foreign currency transaction gains and losses are included in operations.

Negative goodwill:

Negative goodwill is computed as the excess of the fair values of the identifiable net assets acquired over the purchase price. Negative goodwill is first applied to reduce the assigned value of identifiable non-current assets other than long-term investments in marketable securities and deferred tax assets, until those assets are reduced to zero. Any remainder is recognized as a credit and is amortized on a straight-line basis over the estimated useful life of five years.

Long-lived assets:

The Company's policy is to review all long-lived assets (including goodwill) for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future cash outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company would recognize an impairment loss.

Revenue recognition:

Revenue is recorded when products are shipped and title is transferred to the customer. The Company provides for allowances for returns based upon historical and estimated return rates.

                          TERRAILLON HOLDINGS LIMITED
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND DESCRIPTION OF BUSINESS - (CONTINUED)

Comprehensive income(loss):

Comprehensive income(loss) consists of net earnings or loss for the current period and other changes in stockholders' equity from non owner sources, which includes such items as foreign currency translation adjustments that are currently being presented by the Company as a component of stockholders' equity.

Forward exchange contracts:

The Company enters into forward exchange contracts in connection with anticipated purchases that are denominated in U.S. dollars. The fair value of unsettled contracts is recorded in the balance sheet at year-end, with net gains and losses on unsettled contracts recorded in operations based on the difference between the spot rate of the contract and the forward rate at the reporting date. Forward exchange contracts amounts for which the Company has the intent and the legal right to offset are recorded net in the consolidated balance sheets. Net payables of (euro)440,193 and (euro)0 as of December 31, 2000 and December 31, 1999, respectively, were recorded related to such contracts. The Company recognized net gains (losses) on unsettled forward exchange contracts of ((euro)632,126) and (euro)31,353 for the year ended December 31, 2000 ("2000") and for the nine month period ended December 31, 1999 ("1999"), respectively.


Recent Accounting Pronouncements:


In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 (SFAS No. 133), "Accounting for Derivative Instruments." The statement, as amended, is effective for financial years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and for hedging activities. SFAS No. 133 requires that entities recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair market value. Gains and losses resulting from changes in the fair values of those derivatives are to be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The Company adopted SFAS No. 133 on January 1, 2001 for its forward exchange contracts, which are the only derivatives that the Company has. The adoption of SFAS No. 133 did not have a material effect on the Company's consolidated financial statements.


In December 1999 the staff of the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101 (SAB101) "Revenue Recognition in Financial Statements." SAB101 provides guidance on the recognition, presentation and disclosure of revenue in the financial statements. Implementation of this bulletin did not have an impact on the Company's consolidated financial statements.


2. INVENTORY


Inventory is summarized as follows (in (euro)):





                                    2000           1999
                                ------------   ------------
                                   (euro)         (euro)
    Raw materials ...........      537,170        577,474
    Work in process .........      193,394        107,448
    Finished goods ..........    6,544,814      4,320,785
                                 ---------      ---------
    Total ...................    7,275,378      5,005,707
                                 =========      =========


                          TERRAILLON HOLDINGS LIMITED
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED )

3. PROPERTY AND EQUIPMENT, NET

Property and equipment, net, are summarized as follows (in (euro)):





                                                   2000           1999
                                               ------------   ------------
                                                  (euro)         (euro)
    Fixtures and fittings ..................      185,847        151,918
    Equipment ..............................      589,085        478,240
    Dies, molds and tools ..................      988,339        278,064
    Motor vehicles .........................       52,822         32,993
                                                  -------        -------
    Total ..................................    1,816,093        941,215
    Less: accumulated depreciation .........     (157,118)       (38,624)
                                                ---------        -------
    Property and equipment, net ............    1,658,975        902,591
                                                =========        =======



Depreciation expense was (euro)107,278 and (euro)38,624 for 2000 and 1999, respectively. In 2000 the Company disposed of various motor vehicles and equipment at net book value of (euro)9,847.



4. DEBT AND OTHER BORROWINGS

Long-term debt consists of the following (in (euro)):





                                                        2000           1999
                                                   -------------   ------------
                                                       (euro)         (euro)
    12% Convertible subordinated notes .........     5,582,632      4,984,493
    Bank loan ..................................       593,887        150,536
    Obligations under capital leases ...........       250,132        313,124
                                                     ---------      ---------
    Total long-term debt .......................     6,426,651      5,448,153
    Less: current portion of long-term debt.....      (130,810)       (98,401)
                                                     ---------      ---------
    Long-term debt .............................     6,295,841      5,349,752
                                                     =========      =========


CONVERTIBLE SUBORDINATED NOTES

Prior to April 1, 1999, THL issued IRLP3,600,000 ((euro)4,571,057) in convertible subordinated unsecured notes (the "Notes"), in order to finance the acquisition of the Subsidiaries. The holder of the Notes also holds 76% of the voting shares (Common Stock Class B) of the Company (see Note 9).

The Notes are convertible into 3,600,000 12% Preference Shares (par value IRLP1) on the sale or floatation of the Company, unless redeemed before or on the date of that event. The Notes are repayable only upon the recommendation of the Directors of the Company upon confirming to the shareholders that, having repaid the Notes, the Company would be in a position to discharge all of its other unsecured obligations. Interest is accrued at a cumulative rate of 12% per annum and will become payable on redemption or conversion. Included in amounts due as of December 31, 2000 and December 31, 1999, respectively, is (euro)1,011,575 and
(euro)413,436 of accrued interest. The Notes are subordinated to the unsecured creditors of the Company. The Notes contain certain non-financial covenants, which the Company was in compliance with as of December 31, 2000.

The Company does not anticipate redeeming the Notes in the next twelve months. As the Company believes that its incremental borrowing rate on a similar loan instrument would not significantly differ from the 12% rate of the Notes, the fair values of the Notes as of December 31, 2000 and 1999 did not significantly differ from the carrying amounts.

                          TERRAILLON HOLDINGS LIMITED
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

4. DEBT AND OTHER BORROWINGS - (CONTINUED)

OTHER BORROWINGS

The Company enters into various short and long-term financing agreements to manage its cash flow needs for operations.

Bank loans

A subsidiary of the Company has a bank loan with a limit of IRLP 500,000 ((euro)634,869), which is repayable upon demand subject to compliance with the covenants under the loan. The loan bears interest at prime + 1% (7.125% at December 31, 2000 and 5.625% at December 31, 1999). Amounts outstanding are due five years from the date of draw.

Total amounts outstanding under the above bank loans totaled (euro)593,887 and
(euro)150,536 as of December 31, 2000 and December 31, 1999, respectively.

Forward exchange facilities

A subsidiary of the Company has entered into a foreign currency dealing risk facility with a third party bank. The facility offers up to IRLP 450,000 ((euro)571,382), assessed as 10% of the maximum permitted level of outstanding contracts, allowing the Company to enter into forward currency contracts totaling IRLP 4,500,000 ((euro)5,713,821). The facility is available at the discretion of the bank and is subject to an annual review.

Another subsidiary of the Company has an informal agreement with a bank, which allows the subsidiary to enter into forward exchange contracts to cover its budgeted requirements for the following year.

Under the above forward exchange facilities, the Company had unsettled contracts to purchase a total of USD 15,000,000 and USD 2,000,000 as of December 31, 2000 and 1999, respectively. The fair value of such unsettled contracts totaled
(euro)4,957,147 and (euro)1,721,552 as of December 31, 2000 and December 31, 1999, respectively.

Overdrafts

A subsidiary of the Company has an overdraft contract for its current bank account which is limited to IRLP 100,000 ((euro)126,974). Interest accrues daily on the overdrafts at the bank's prime plus 1.5% (7.125% at December 31, 2000 and 5.625% December 31, 1999), and is payable quarterly. The overdraft is repayable upon demand by the bank.

A second subsidiary has an unsecured overdraft facility, which is limited to FRF
2.5 million ((euro)381,112). In addition, this subsidiary has an invoice discounting line, with a limit of FRF 20 million ((euro)3,048,980) and a bill of exchange discounting line with a limit of FRF 11 million ((euro)167,694). Interest accrues daily at Euribor plus 1% (6.183% at December 31, 2000 and 4.695% at December 31, 1999).

The overdrafts are offset against available cash in other accounts with the same bank. The amounts not offset by available cash are included in "bank borrowings and current portion of long-term debt" in the consolidated balance sheets. Net amounts outstanding under these facilities as of December 31, 2000 and 1999 were
(euro)4,353,039 and (euro)0, respectively.

Certain of the above borrowings are collateralized by the subsidiary's property and other assets, and by a letter of guarantee from THL. The bank agreement contains certain non-financial covenants, with which the Company was in compliance as of December 31, 2000.

                          TERRAILLON HOLDINGS LIMITED
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

4. DEBT AND OTHER BORROWINGS - (CONTINUED)

LONG-TERM BORROWINGS AND CAPITALIZED LEASE COMMITMENTS BY MATURITY DATE

Future principal payments under long-term borrowings and capitalized lease commitments (excluding the above Notes) at December 31, 2000 are as follows (in (euro)):



  2001 ....................    130,810
  2002 ....................    242,118
  2003 ....................    177,408
  2004 ....................    165,033
  2005 ....................    128,650
  Thereafter ..............         --
                               -------
  Total ...................    844,019
                               =======


5. STOCKHOLDERS' EQUITY

Cumulative preference stock

Holders of the 12% cumulative preferred stock are entitled to the payment of a 12% dividend if approved by the Directors. The preferred stockholders have liquidation preference over the holders of Class A, B and C common stock. The holders of the preferred stock do not have any voting rights.

Common stock
Class A and Class B

Holders of the Company's Class A and Class B common stock have the right to a dividend if approved by the Directors and declared by the Company. The Class A and Class B common stockholders have liquidation preference over the Class C common stockholders. The holders of this class of stock have one voting right for each share of stock held.

Class C

Holders of the Company's Class C common stock do not have any dividends or voting rights. The shares of Class C common stock are convertible into shares of Class A common stock upon certain events occurring, specifically related to the Conversion Agreement between the Company's majority stockholder and the chief executive officer of the Company.

Conversion agreement

The Company's majority stockholder and the chief executive officer of the Company have entered into a Conversion Agreement. Under the Conversion Agreement, in the case of an exit event (as defined), if the internal rate of return for the majority stockholder is greater than certain specified percentages, the chief executive officer's percentage holding shall be increased based on a defined formula. If the internal rate of return is not greater than 20%, the majority stockholder would receive additional Class B common stock of the Company to achieve a specified rate of return for the stockholder.

Dividends

Unless otherwise specified in writing by the majority stockholder, the Company shall not declare or pay any dividends until the Notes and related accrued interest have been redeemed and paid in full.


6. INCOME TAXES

The Company had no current or deferred income tax expense attributable to continuing operations both for the year ended December 31, 2000 and for the nine months ended December 31, 1999.

                          TERRAILLON HOLDINGS LIMITED
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

6. INCOME TAXES - (CONTINUED)

The components of the Company's net deferred income tax assets, as of December 31, are as follows (in (euro)):





                                                           2000
1999
                                                     ----------------
---------------
                                                          (euro)
(euro)
       Net operating losses ......................        9,542,069
6,664,730
       Capital losses ............................        1,548,478
1,606,911
       Unrealized foreign exchange differences.             628,384
231,550
       Depreciation ..............................          559,509
789,685
       Assets, provisions and accrued liabilities.          437,241
418,739
                                                          ---------
---------
       Net deferred tax assets before valuation
        allowance ................................       12,715,681
9,711,615
       Valuation allowance .......................      (12,715,681)
(9,711,615)
                                                        -----------
----------
       Total .....................................               --
  --
                                                        ===========
==========


As of December 31, 2000, the Company has tax losses carried forward of (euro)9.5 million of which (euro)5.5 million may be carried forward indefinitely,
(euro)1.0 million is subject to an annual limitation under certain change of control provisions and the remaining (euro)3.0 million begin to expire in 2006. The Company also has capital losses carried forward of (euro)1.5 million which begin to expire in 2002. The Company has provided a valuation allowance against all deferred tax assets as it believes it is more likely than not that such tax benefits will not be realized.

The Company's effective rate is different from the statutory rate due to the effects of the following items in the related periods (in (euro)):





                                                                       2000
   1999
                                                                   -----------
----------
                                                                        %
     %
Statutory income tax rate (benefit) ............................      (24.00)
   28.00
Net losses generated (utilized) for which no
 benefit has been recorded .....................................       26.48
  (25.42)
Foreign taxes at rates greater than the statutory rate .........        5.42
   33.92
Negative goodwill ..............................................      ( 7.90)
  (36.50)
                                                                      ------
  ------
Effective income tax rate (benefit) ............................        0.00%
    0.00%
                                                                      ------
  ------

7. COMMITMENTS AND CONTINGENCIES

Leases

The Company leases certain property and equipment under non-cancelable operating leases expiring on various dates through December 2006. The Company also leases certain equipment under capital and short-term operating leases. The capital leases expire on various dates through November 2004. Rent expense under operating leases is recognized on a straight-line basis over the life of the related leases. Total rent expense, including real estate taxes, insurance and maintenance expenses, was (euro)133,969 and (euro)131,794 for 2000 and 1999, respectively.

The net book value of assets under capital leases at December 31, 2000 and 1999 was approximately (euro)272,662 and (euro)339,883, net of accumulated depreciation of (euro)131,741 and (euro)30,527, respectively.

                          TERRAILLON HOLDINGS LIMITED
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

7. COMMITMENTS AND CONTINGENCIES - (CONTINUED)

At December 31, 2000, total future minimum payments under operating or capital leases with initial or remaining non-cancelable lease terms of more than one year were as follows (in (euro)):

  Year ending December 31,





                                                               OPERATING
CAPITAL
                                                              -----------
------------
                                                                 (euro)
(euro)
       2001 ...............................................      88,461
93,253
       2002 ...............................................      89,371
86,078
       2003 ...............................................      65,634
49,159
       2004 ...............................................      65,634
40,991
       2005 ...............................................      65,634
   --
       Thereafter .........................................      65,634
   --
                                                                 ------
------
       Total ..............................................     440,368
269,481
                                                                =======
       Less: amount representing interest .................
(19,349)

-------
       Present value of minimum lease payments ............
250,132
       Less: current portion ..............................
(84,933)

-------
       Long-term obligations under capital leases .........
165,199

=======


Defined contribution plans

The Company operates two defined contribution pension plans. The assets of the plans are held separately from those of the Group in externally managed funds. Amounts paid totaled (euro)129,332 and (euro)125,743 in 2000 and 1999, respectively.

Contingencies

The Company is involved in various proceedings that are incidental to the normal course of business. The Company does not expect that any of the proceedings will have a material adverse effect on the Company's consolidated financial statements.


8. CONCENTRATIONS

Financial instruments, which potentially subject the Company to significant concentrations of credit risk are principally cash investments and trade accounts receivable.

The Company generally maintains its cash and cash equivalents at major financial institutions in Europe and the United States. Cash held in financial institutions amounted to (euro)415,864 and (euro)152,529 at December 31, 2000 and 1999, respectively. The Company periodically evaluates the relative credit standing of financial institutions considered in its cash investment strategy.

Accounts receivable are concentrated in United States and European distributors and retailers of consumer products. To limit credit risk, the Company evaluates the financial condition and trade payment experience of customers to whom credit is extended. The Company generally does not require customers to furnish collateral, although certain foreign customers furnish letters of credit.

The Company manufactures all its mechanical bathroom scales at its premises located in Sligo, Ireland. Substantially all of the Company's mechanical kitchen scales and all electronic scales are assembled in China, primarily by a single supplier. There are no agreements which would require the Company to make minimum payments to the supplier, nor is the supplier obligated to maintain capacity available for the Company's benefit, although the Company believes it accounts for a significant portion of the supplier's revenues. Additionally, most of the Company's products contain

                          TERRAILLON HOLDINGS LIMITED
          NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)

8. CONCENTRATIONS - (CONTINUED)

key components that are obtained from a limited number of sources. These concentrations in external and foreign sources of supply present risks of interruption for reasons beyond the Company's control, including, with respect to China, political, economic and legal uncertainties.


9. RELATED PARTY TRANSACTIONS


CONVERTIBLE SUBORDINATED NOTES

Prior to April 1, 1999, THL issued IR(euro)3,600,000 ((euro)4,571,057) in Notes, in order to finance the acquisition of the Subsidiaries. The holder of the Notes holds 76% of the voting shares (Class B common stock) of the Company (see Note
4).


DIRECTORS' FEES

The Company pays directors' fees to the Directors of the Company. Fees paid totaled (euro)76,194 and (euro)57,146 for 2000 and 1999, respectively.


MANAGEMENT

As of December 31, 2000 and 1999, the chief executive officer of the Company held 48,125 shares of Class A common stock and 77,000 shares of Class C common stock of the Company. As of December 31, 2000 and 1999, the chief operating officer of the Company held 17,875 shares of Class A common stock of the Company. Compensation paid to these members of management totaled (euro)358,618 and (euro)162,000 for 2000 and 1999, respectively.


10. EVENT  (UNAUDITED)  SUBSEQUENT  TO  THE  DATE  OF  THE INDEPENDENT AUDITORS'
REPORT

On June 7, 2001, the Company signed a contract of sale with Measurements Specialities, Inc ('MSI') in which MSI will purchase the entire share capital of the company for USD 11,757,232, to be paid in cash and common shares of MSI. In addition, upon consummation of the sale, it is intended that MSI repay the outstanding principal balance of the Notes, plus accrued interest (see Note 4).


The consummation of the sale is contingent on MSI's ability to obtain the necessary financing. Immediately prior to the consummation of the sale, under the terms of the Conversion Agreement (see Note 5), a total of 77,000 shares of the Company's Class C common stock will be converted into 64,167 shares of Class A common stock.


PiezoSensors               Corporate Headquarters         Schaevitz -- United
Kingdom

(picture of the plant)     (picture of the plant)         (picture of the plant)

Valley Forge, PA           Fairfield, NJ                  Slough, UK

                                  (global map -- picture)

IC Sensors                 Schaevitz -- United States     Jingliang Electronics

(picture of the plant)     (picture of the plant)         (picture of the plant)

Milpitas, CA               Hampton, VA                    Shenzhen, China


                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below is an estimate of the fees and expenses to be incurred in connection with the issuance and distribution of the shares of common stock offered hereby.



       Securities and Exchange Commission Registration Fee ..  $  9,183
       NASD Filing Fee ......................................     4,175
       Amex Additional Listing Fee ..........................    17,500
       Blue Sky Fees and Expenses ...........................     5,000
       Legal Fees and Expenses ..............................   400,000
       Accounting Fees ......................................   175,000
       Printing and Engraving Costs .........................   125,000
       Transfer Agent Fees ..................................     3,500
       Miscellaneous Expenses ...............................    10,000
       Total ................................................  $749,358

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Registrant's Certificate of Incorporation contains a provision eliminating or limiting director liability to the Registrant and its shareholders for monetary damages arising from acts or omissions in the director's capacity as director. The provision, does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to the Registrant or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) under the New Jersey statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of the Registrant protection against awards or monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of the Registrant or a shareholder thereof to successfully prosecute an action against a director for breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The Securities and Exchange Commission has taken the position that the provision will have no effect on claims arising under the federal securities laws.

     In addition, the Registrant's Certificate of Incorporation and Bylaws provide for mandatory indemnification rights, subject to limited exception, to any director or officer of the Registrant who by reason of the fact that he or she is a director or officer of the Registrant, is involved in a legal proceeding of any nature.

     Each of the officers and directors of the Company is insured against certain liabilities which he or she might incur in his or her capacity as an officer or director pursuant to a Directors and Officers Liability Policy issued by National Union Fire Insurance Company of Pittsburgh, Pennsylvania. The general effect of this policy is that if during the policy period any claim or claims are made against the officers and directors of the Company or any of them individually for a Wrongful Act (as defined in the policy) while acting in their individual or collective capacities as directors or officers, and the Company has indemnified them, the insurer will pay for 100% of any Loss (as defined in the policy). In those instances where the officers and directors are not indemnified by the Company, the insurer will pay on behalf of the officers and directors of the Company or any of them, their executors, administrators, or assigns, 100% of the Loss. The Insurer's combined limit of liability is $5,000,000. "Wrongful Act" is defined as any breach of duty, neglect, error, misstatement, misleading statement, omission, or act by the directors or officers of the Company in their respective capacities as such, or any matter claimed against them solely by reason of their status as directors or officers of the Company. "Loss" is defined as damages, judgments, settlements, and reasonable and necessary fees, costs, and expenses consented to by the Insurer resulting solely from the investigation, adjustment, defense, and appeal of any claim against the directors and officers of the Company; however, the term "Loss" does not include civil or criminal fines or penalties imposed by law, punitive or exemplary damages, the multiplied portion of multiplied damages, taxes, any amount for which directors or officers of the Company are not financially liable or which are without legal recourse to the directors and officers of the Company, or matters which may be deemed uninsurable under the law.

     Each of the officers and directors of the Company is also insured against certain liabilities which he or she might incur in his or her capacity as an officer or director pursuant to a Directors and Officers Liability Excess Policy with TIG Insurance Company which provides an additional $5,000,000 for coverage in excess of the underlying insurance policy with National Union Fire Insurance Company of Pittsburgh, Pennsylvania.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Not applicable.


ITEM 16.  EXHIBITS





    EXHIBIT
    NUMBER                                                    DESCRIPTION
--------------
--------------------------------------------------------------------------------
---------------------
     1.1 ++      Form of Underwriting Agreement between Measurement Specialties,
Inc. and the Underwriter
     3.1 #       Second Restated Certificate of Incorporation of Measurement
Specialties, Inc.
     3.2 +++     Bylaws of Measurement Specialties, Inc.
     4.1 ++      Specimen Certificate for shares of common stock of Measurement
Specialties, Inc.
     5.1         Opinion of McCarter & English, LLP
    10.1 #       Supply and Distribution Agreement dated September 26, 1997 between Korona GmbH & Co. KG and
                 Measurement Specialties, Inc.
    10.2 ##      Product Line Acquisition Agreement dated January 5, 2000
between Exeter Technolgies, Inc.,
                 Dr. Michael Yaron, and Measurement Specialties, Inc.
    10.3 ###     Stock Purchase Agreement dated February 11, 2000 between
PerkinElmer, Inc., and Measurement
                 Specialties, Inc.
    10.4*        Purchase Agreement dated August 4, 2000 between TRW Sensors &
Components, Inc. and
                 Measurement Specialties, Inc.
    10.5**       Asset Purchase Agreement dated August 14, 1998 between AMP
Incorporated, The Whitaker
                 Corporation, and Measurement Specialties, Inc.
    10.6 ++      Measurement Specialties, Inc. 1995 Stock
                 Option Plan
    10.7***      Measurement Specialties, Inc. 1998 Stock Option Plan
    10.8 ++      Lease dated December 30, 1999 between Hollywood Place Company
Limited and Measurement Limited
                 for property in Kowloon, Hong Kong
    10.9 ++      Lease dated September 14, 1977 between Schaevitz E.M. Limited and Slough Trading Estate Limited for
                 property in Slough, England.
    10.10++      Deed of Variation dated July 14, 1992 of Lease between Slough
Trading Estate Limited and Lucas
                 Schaevitz Limited
    10.11++      Assignment dated August 4, 2000 of Lease from Lucas Schaevitz
Limited to Measurement Specialties
                 (England) Limited
    10.12++      Licence to Assign dated August 4, 2000 between Slough Trading
Estate Limited, Lucas Schaevitz
                 Limited, Measurement Specialties (England) Limited and
Measurement Specialties, Inc. for property in
                 Slough, England
    10.13++      Lease dated May 5, 1994 between Transcube Associates and
Measurement Specialties, Inc. for property
                 in Fairfield, New Jersey
    10.14++      First Amendment dated February 24, 1997 to Lease between
Transcube Associates and Measurement
                 Specialties, Inc.
    10.15++      Second Amendment dated July 10, 2000 to Lease between Transcube
Associates and Measurement
                 Specialties, Inc.
    10.16++      First Amendment dated February 1, 2001 to Lease between
Kelsey-Hayes Company and Measurement
                 Specialties, Inc. for property in Hampton, Virginia

    EXHIBIT
     NUMBER                                                    DESCRIPTION
---------------
--------------------------------------------------------------------------------
--------------------
  10.17+++        Lease Agreement dated May 20, 1986 between Semex, Inc. and
Pennwalt Corporation and all
                  amendments for property in Valley Forge, Pennsylvania
  10.18+++        Lease Agreement dated January 10, 1986 between Creekside
Industrial Associates and I.C. Sensors and
                  all amendments for property in Milpitas, California
  10.19+++        Lease Agreements for property in Shenzhen, China
  10.20+++        Lease dated August 4, 2000 between Kelsey-Hayes Company and
Measurement Specialties, Inc. for
                  property in Hampton, Virginia
  10.21++         Letter of Intent dated March 23, 2001 between Terraillon
Holdings Limited and Measurement
                  Specialties, Inc.
  10.22++++       Amended and Restated Revolving Credit, Term Loan and Security
                  Agreement dated as of February 28, 2001 among Measurement
                  Specialties, Inc., Measurement Specialties UK Limited, Summit
                  Bank, The Chase Manhattan Bank and First Union National Bank
                  as agent and all amendments.
  10.23+++        Agreement for the Purchase of the Share Capital of Terraillon
                  Holdings Limited, dated 7 June 2001, among Hibernia
                  Development Capital Partners I ilp, Hibernia Development
                  Capital Partners II ilp, Fergal Mulchrone and Chris Duggan and
                  Andrew Gleeson and Measurement Specialties, Inc.
  10.29++         Supplemental Agreement, dated 11 July 2001, concerning the amendment of the Agreement for the Purchase of the Share
                  Capital of Terraillon Holdings Limited, dated 7 June 2001.
  21.1 ++         Subsidiaries
  23.1            Consents of Arthur Andersen LLP
  23.2            Consent of Grant Thornton LLP
  23.3            Consent of Ernst & Young LLP
  23.4            Consent of Deloitte & Touche
  23.5 ++         Consent of McCarter & English, LLP (included in Exhibit 5.1 to this Registration Statement) 24.1 Power of Attorney (included on signature page of this Registration Statement as originally filed)

----------

# Previously filed with the Securities and Exchange Commission as an Exhibit to the Quarterly Report on Form 10-Q filed on February 3, 1998 and incorporated herein by reference

+ Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-KSB filed on July 2, 1997 and incorporated herein by reference

## Previously filed with the Securities and Exchange Commission as an Exhibit to the Quarterly Report on Form 10-Q filed on February 14, 2000 and incorporated herein by reference

### Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K filed on March 1, 2000

* Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K filed on August 22, 2000

** Previously filed with the Securities and Exchange Commission as an Exhibit to the Current Report on Form 8-K/A filed on August 27, 1998

*** Previously filed with the Securities and Exchange Commission as an Exhibit to the Proxy Statement for the Annual Meeting of Shareholders filed on August 18, 1998

++   Previously filed

+++ Previously filed with the Securities and Exchange Commission as an Exhibit to the Annual Report on Form 10-K filed on July 5, 2001 and incorporated herein by reference

++++ Previously filed with the Securities and Exchange Commission as an Exhibit to Amendment No. 1 to the Annual Report on Form 10-K/A filed on July 26, 2001 and incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to Item 14 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424 (b) (1) or (4) or 497 (h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfield, State of New Jersey, on August 1, 2001.


                                  MEASUREMENT SPECIALTIES, INC.

                                  By: /s/ Joseph R. Mallon, Jr.
                                      -----------------------------------
                                          Joseph R. Mallon, Jr.
                                          Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.






               NAME                                  TITLE
  DATE
----------------------------------   -------------------------------------
---------------
  /s/ Joseph R. Mallon, Jr.          Chairman, Chief Executive Officer
August 1, 2001
---------------------------          and Director (Principal
     Joseph R. Mallon, Jr.

                                     Executive Officer)
              *                      President, Chief Operating Officer,
August 1, 2001
---------------------------          Secretary and Director
        Damon Germanton



   /s/ Kirk J. Dischino              Treasurer and Chief Financial
August 1, 2001
---------------------------          Officer
       Kirk J. Dischino


              *                      Director
August 1, 2001
---------------------------
        John D. Arnold


              *                      Director
August 1, 2001
---------------------------
       Theodore J. Coburn


              *                      Director
August 1, 2001
---------------------------
   Dr. Steven P. Petrucelli


              *                      Director
August 1, 2001
---------------------------
       Hon. Dan J. Samuel



 *By:  /s/ Joseph R. Mallon, Jr.
August 1, 2001
    ----------------------
        Joseph R. Mallon, Jr.
       as Attorney-in-fact
